Exhibit I Highlights of financial developments at the EIB in 2010 Accounting Principles The statutory (unconsolidated) financial statements of the Bank have been prepared in accordance with the general principles of the 4th EU and banking accounting directives (EU-AD). These principles remained unchanged in 2010. The consolidated financial statements for the Group (the Bank and the European Investment Fund (EIF)) are presented in two forms, under IFRS and under EU-AD. The data provided below are in line with the statutory financial statements (unconsolidated under EU-AD), unless otherwise stated. Overview The results in 2010 showed that the EIB maintained its financial strength and solid performance, while meeting its shareholders’ request for an expansion of the lending volume focused on 2009-10. Asset quality remained strong, demonstrated by non-performing loans that remained close to 0% and a loan book overwhelmingly of investment-grade quality. This reflects the EIB’s mission to support sound investments which further EU policy goals. The high level of own funds (EUR 40.2bn) and the strong asset quality ensured continued high capital adequacy at 27.2% (at Group level) according to Basel II definitions. Liquidity remained comfortable, representing 34.8% of cash flow in the following year. Profitability increased by 12.8% (EUR 2.12bn vs. EUR 1.88bn in 2009). 1. Solid/stable profitability The Group results reported under IFRS are affected by fair valuation of financial instruments, including derivative financial instruments, which under EU-AD are accounted for on an accruals basis. The IFRS results therefore reflect the spread fluctuations in the market. The Bank does not expect to realise these gains and losses, since the relevant instruments are typically held until maturity. The Bank’s primary objective is not the maximisation of profit. Its Statute stipulates that interest on loans “shall be calculated in such a way that the income therefrom shall enable the Bank to meet its obligations, to cover its expenses and risks and to build up a reserve fund”1. The Bank has historically shown steadily increasing results. The total profit of the Bank for the 2010 financial year stands at EUR 2.12bn compared to a total profit of EUR 1.88bn for 2009. This represents an improvement of 12.8%, mainly due to an increase in net interest income over the previous year. 1 EIB Statute, Article 17(1). “The EIB’s Statute is drawn up as a Protocol (No 5) annexed to the Treaty on European Union and the Treaty on the Functioning” of the European Union” (Preface, second paragraph, second sentence). Bank and Group results, 2004-2010 (EUR million) -3,000 -2,000 -1,000 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 2004 2005 2006 2007 2008 2009 2010 EIB statutory EIB consolidated (EU-AD) (from 2007) EIB consolidated (IFRS)

Analytical profit or loss account 2010 2,545 2,117 12 25 -29 -435 56 171 -228 0 500 1,000 1,500 2,000 2,500 3,000 Net interest income Income from securities Net commission incomeNet loss on financial operations Other operating incomeGeneral administrative expense Value adjustment on fixed assets Value adjustment on loans and advances Profit for the period 2009 1,877 2,242 12 -85 -28 -397 17 137 -21 0 500 1,000 1,500 2,000 2,500 3,000 Net interest income Income from securitiesNet commission income Net loss on financial operations Other operating income General administrative expense Value adjustment on fixed assets Value adjustment on loans and advances Profit for the period 2. Balance sheet At year-end 2010 the total assets stood at EUR 419.8bn, representing an expansion of EUR 52.4bn (+14%) compared to 31 December 2009. The balance sheet growth was driven by an increase in loans and advances in the last two years (14% in 2010 and 9% in 2009), as a result of the EIB’s role in the EU stimulus package. In response to the request of the EU Member States, the EIB implemented a temporary increase in lending volumes in an effort to contribute to the recovery of the real economy. The Bank had agreed in late 2008 to increase its annual lending substantially until the end of 2010. Since the EIB finances its lending operations in the capital markets, the lending expansion led to an increase in debts evidenced by certificates on the liabilities side of EUR 52.3bn or 17%. Simplified balance sheet as at 31 December 2010 ASSETS 31-Dec-10 31-Dec-09 EUR'm Cash 254 227 Treasury assets (incl. asset backed securities) 20,882 21,532 Loans and advances to credit institutions and customers 382,987 335,317 Other assets (1) 15,703 10,325 TOTAL ASSETS 419,826 367,401 LIABILITIES 31-Dec-10 31-Dec-09 EUR'm Amounts owed to credit institutions and customers 8,304 6,843 Debts evidenced by certificates 358,009 305,758 Other liabilities (2) 13,327 16,731 Own funds 40,186 38,069 TOTAL LIABILITIES 419,826 367,401 1 “Other assets” comprise tangible and intangible assets, prepayments and accrued income, other assets and shares and other variable-yield securities. 2 “Other liabilities” comprise accruals and deferred income, provisions and other liabilities

3. Strong capitalisation

3.1. High level of own funds

In general, the Bank does not distribute any dividends – all profits are transferred into reserves. Consistent profitability has enabled the Bank to build up a high level of reserves. The own funds of the Bank increased from EUR 38.1bn at the end of 2009 to EUR 40.2bn at the end of 2010.

Own funds composition as at 31 December 2010

Own funds EUR'm		31-Dec-10		31-Dec-09
Subscribed capital				
- Subscribed	232,392,989		232,392,989	
- Uncalled	-			
	220,773,340		-220,773,340	
		11,619,649		**11,619,649**
Reserves				
a) reserve fund	20,082,400		18,205,506	
b) additional reserves	1,144,024		1,144,024	
c) special activities reserve	3,299,370		3,299,370	
d) general loan reserve	1,923,734		1,923,734	
		26,449,528		**24,572,634**
Profit for the period		**2,116,642**		**1,876,894**
Total own funds		**40,185,819**		**38,069,177**

3.2. Strong capital adequacy

The Group's Basel II Capital Adequacy Ratio stood at 27.2% at the end of 2010 (30.1% at the end of 2009).

3.3. Capital structure – callable capital

The EIB's capital is owned by the 27 EU Member States. As a common feature of similar multilateral organisations, in addition to the subscribed paid-in capital, the EIB has subscribed unpaid capital, the so-called callable capital. The Member States have the obligation to pay their share of the callable capital on demand from the EIB's Board of Directors, as set out in the EIB's Statute[2] (a legal obligation). The callable capital (which is not considered in the own funds, nor in the Basel II capital adequacy) amounts to EUR 221bn, and represents a supplement to own funds (EUR 40.19bn). As of end-2010, the EIB's proportion of callable capital subscribed by AAA-rated countries was 62%.

4. Risk management

The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. The methodology used to determine operational targets and orientations takes into account the Bank's target external AAA rating, the long-term nature of its lending business and the granularity of its portfolio. With the AAA rating in mind, the Bank has adopted a set of credit risk indicators that include, among other things, a minimum capital requirement stress test, credit quality distribution of its portfolio and new loans (stock and flow), and risk concentration.

The Bank set its financial risk tolerance subject to a minimum level as defined by approved limits, and applies a conservative financial framework. It does not view its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities were conducted with the primary objective of protecting the capital invested. With respect to exposures arising from the Bank's lending and borrowing operations, the main principle of the Bank's financial risk policy is therefore that all material financial risks are hedged.

For details on financial risk management refer to note U of the statutory financial statements (unconsolidated under EU-AD).

[2] EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

3

4.1. ALM: Sustainability of revenue and self-financing capacity The Bank has pursued stability of earnings, preservation of the economic value of own funds and the self-financing of the Bank’s growth in the long term. The ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This is accomplished by targeting a duration for the Bank’s own funds of 4.5 to 5.5 years. The EIB minimises its exposure to foreign exchange rate fluctuations. It actively uses hedging to protect itself against such financial risk. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain foreign exchange rate risk to minimum levels. As of end-2010, the total foreign exchange rate exposure was EUR 47m equivalent. The Risk Management Directorate quantifies the value at risk (the “VaR”) of own funds for both interest rate and foreign exchange rate risk factors. It is measured on the Bank’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2010, the VaR of the EIB’s own funds amounted to EUR 272m (EUR 186m in 2009). VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. 4.2. Credit risk: The Bank’s mission is to finance sound projects, as stipulated in Article 309 of the Treaty on the Functioning of the European Union (“the Bank shall facilitate the financing of investment programmes”). Credit risk concerns mainly the Bank’s lending activity and, to a lesser extent, treasury instruments held for liquidity purposes, as well as derivatives used to hedge mainly funding but also lending, treasury and ALM market risk exposures. The Bank’s lending policies set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system (for top 10 sectors, guided by stressed capital consumption as per Basel II), the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. Transport 29% Global loans 25% Energy 12% Industry 8% Health, education 8% Water, sewerage 5% Misc. infrastructure 5% Services 4% Telecoms 3%

The volume of signed loans as of end of the year amounted to EUR 451bn (EUR 406bn in 2009), of which 89.9% are for projects within the EU (90.4% in 2009). The volume of loans disbursed as of the end of the year amounted to EUR 361bn (EUR 324bn in 2009). The Bank’s loan portfolio is geographically well diversified within the EU. The EIB has no pre-set country limits, but diversification is driven by the following factors: the EIB’s lending distribution broadly reflects the economic weight of various countries within the EU, as well as the competitiveness of the EIB’s lending and the availability of other sources of financing. The shares per country remained stable compared with 2009. Spain 14.9% Germany 12.7% Italy 12.3% France 9.1% United Kingdom 6.8% Portugal 5.3% Poland 5.1% EU - CEE 8.7% Greece 3.8% Austria 2.2% Belgium 1.9% Netherlands 1.7% EU Scandinavia 3.7% Ireland 1.0% Non EU 10.1% EU Other (*) 0.7% (*) EU other includes Cyprus, Luxembourg and Malta. The distribution of loans by economic sector reflects the operational priorities of the Bank’s lending. By sector, the majority of the Bank’s disbursed loans outstanding have been for infrastructure projects (62%), with the largest share taken by transport projects, which account for 29%. The conservative lending policies that the Bank follows have shaped a high-quality loan portfolio. The data on the loan portfolio provided below apply (unless otherwise stated) to what is termed the ‘risk portfolio’ in the Financial Report, which excludes the portion of the portfolio outside the EU that benefits from a guarantee from the EU or Member States (8.6% of the portfolio). As of end-2010 around 92% of the risk portfolio was backed by a borrower or obligor with a rating equivalent to investment grade and around 62.3% benefited from a third party guarantee or equivalent security. Operations which at inception carry a higher risk than the EIB’s usual activities are termed “special activities” and benefit from a dedicated special activities reserve. The level of total special activities as part of the new business flow and total portfolio is continuously monitored. As of end-2010, total special activities lending amounted to EUR 17.1bn (EUR 13.0bn in 2009), representing 4.1% of loans, and the special activities reserve attached to lending operations stood at EUR 1.8bn out of a total of EUR 3.3bn (EUR 1.8bn in 2009). The special activities reserve attached to lending would be increased to EUR 2.3bn after the appropriation of surplus in June 2011. This high credit quality of the loan portfolio is reflected in the EIB’s low loan delinquency. As of the end of 2010:

- There were four impaired loans for a total nominal amount of EUR 364.3m (representing 0.1% of the total loan portfolio), for which the Bank has already provisioned EUR 91.6m. - Arrears above 90 days on loans granted outside the European Union secured by the European Union budget or by the Member States amounted to EUR 106.5m as at 31 December 2010, out of which EUR 103.8m has been called and paid under the guarantee of a Member State or the European Union. As regards loans granted within the European Union, or outside the European Union and not secured by guarantees of the European Union budget or the Member States, the arrears over 30 days amounted to EUR 0.7m as at 31 December 2010. - Watchlisted loans, which are subject to special monitoring, amounted to EUR 1 370m (2009: EUR 1 386m), representing 0.33% of the risk portfolio. There was no significant concentration of watchlisted loans in a sector or economy. Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies. No Asset Backed Securities ("ABS") or Residential Mortgage Backed Securities ("RMBS") investment has been made since August 2007 in the Bank’s treasury portfolio. The quality of the ABS/RMBS portfolio remains stable and there are no defaults by their issuers to report. Excluding the investment portfolio (which is held to maturity and is being wound down), the long-term holdings amounted to EUR 4.9bn as of 31 December 2010, of which 2.27% consisted of securities emanating from a securitisation process. The EIB has a portfolio of Asset-Backed Commercial Paper, all of it rated A 1+/P 1. The outstandings as at 31 December 2010 amounted to EUR 0.01bn Credit risk associated with derivatives is also managed by selecting first-class counterparties, trading with bank counterparties only under collateral agreements and setting limits for net market exposure and potential future exposure. All transactions have been under unilateral collateral agreements with thresholds and independent amounts conditional on counterparty ratings. Collateral calls are issued on a daily basis. Net market exposure and potential future exposure are measured on a daily basis for each counterparty. At the end of 2010, net market exposure was EUR 0.72bn, Basel Committee on Banking Supervision credit equivalent was EUR 7.9bn and potential future exposure at 90% confidence level stood at EUR 9.4bn. The majority of the derivatives portfolio is concentrated on highly rated counterparties. In terms of notional: 3.0% Aaa, 59.7% Aa1 to Aa3, 33.7% A1, 3.1% A2 to A3 and 0.5% below A3/non-rated. 4.3. Liquidity risk The main objective of liquidity policy is to ensure that the Bank can meet its payment obligations punctually and in full. The paramount importance of liquidity provision overrides return considerations. The Total Liquidity Ratio (defined as a target percentage of annual projected net cash flows) has a minimum floor of 25% of projected annual cash flow for the following year. As of end-2010, this ratio was 34.8% (31.3% in 2009). The EIB’s high credit quality and a funding strategy with liquidity, transparency and diversification of funding sources at its core, confer on the EIB access to the capital markets, historically including access even in periods of market turmoil. During 2010 the monitoring of liquidity risk was enhanced with the introduction of new short-term indicators and with the extension of the stress test scenarios tailored to the specific business model of the EIB. The new framework better defines, on the basis of a quantitative approach, the liquidity risk tolerance of the Bank and provides a sounder definition of the required liquidity buffer. The Bank has in place a Contingency Liquidity Plan (CLP) that defines the respective responsibilities and the decision-making procedures in the case of signs of an approaching liquidity crisis. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” of the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad hoc updates and is presented to the Management Committee annually for approval. On 8 July 2009, the EIB became an eligible counterparty in the Euro-system’s monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. This is a contingency tool to be used if and when needed. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirements.

EIB Statutory Bodies

Situation at 10/04/2011

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairwoman	Ingrida ŠIMONYTĖ	(Lithuania)
Belgium	Didier REYNDERS	Deputy Prime Minister and Minister for Finance and Institutional Reforms
Bulgaria	Simeon DJANKOV	Deputy Prime Minister, Minister for Finance
Czech Republic	Miroslav KALOUSEK	Minister for Finance
Denmark	Brian Arthur MIKKELSEN	Minister for Economic and Business Affairs
Germany	Wolfgang SCHÄUBLE	Federal Minister for Finance
Estonia	Jürgen LIGI	Minister for Finance
Greece	George PAPACONSTANTINOU	Minister for Finance
Spain	Elena SALGADO	Second Deputy Prime Minister and Minister for Economic Affairs and Finance
France	Christine LAGARDE	Minister for Economic Affairs, Industry and Employment
Ireland	Michael NOONAN	Minister for Finance
Italy	Giulio TREMONTI	Minister for Economic Affairs and Finance
Cyprus	Charilaos STAVRAKIS	Minister for Finance
Latvia	Andris VILKS	Minister for Finance
Lithuania	Ingrida ŠIMONYTĖ	Minister for Finance
Luxembourg	Jean-Claude JUNCKER	Prime Minister, Minister of State, Minister for the Treasury
Hungary	György MATOLCSY	Minister for National Economy
Malta	Tonio FENECH	Minister of Finance, Economy and Investment
Netherlands	Jan Cornelis DE JAGER	Minister for Finance
Austria	Josef PRÖLL	Vice Chancellor and Federal Minister for Finance
Poland	Jan VINCENT-ROSTOWSKI	Minister for Finance
Portugal	Fernando TEIXEIRA DOS SANTOS	Minister of State and Minister for Finance
Romania	Gheorghe IALOMIȚIANU	Minister for Public Finance
Slovenia	Franc KRIŽANIČ	Minister for Finance
Slovakia	Ivan MIKLOŠ	Minister for Finance
Finland	Tapani TÖLLI	Minister for Public Administration and Local Government
Sweden	Anders BORG	Minister for Finance
United Kingdom	George OSBORNE	Chancellor of the Exchequer

Audit Committee

Chairman	Gerard SMYTH	Secretary and Director of Audit, Office of the Comptroller and Auditor General, Dublin
Members	Éric MATHAY	Certified Auditor and Chartered Accountant, Buelens, Mathay, Matis & Associates, Brussels
	José RODRIGUES DE JESUS	Chartered Auditor, Oporto
	Danièle NOUY	Secretary General of Prudential Control Authority, Banque de France, Paris
	Joseph G. GALEA	Adviser to the Auditor General, Malta
	Madis ÜÜRIKE	Coordinator of the Department of EU and International Affairs, Ministry of Finance, Tallinn

8

Management Committee President Philippe MAYSTADT Vice-Presidents Philippe de FONTAINE VIVE CURTAZ Simon BROOKS, CB Matthias KOLLATZ-AHNEN Eva SREJBER Dario SCANNAPIECO Plutarchos SAKELLARIS Magdalena ÁLVAREZ ARZA Anton ROP Board of Directors The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 18 Alternates, meaning that some of these positions will be shared by groupings of States. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Olivier HENIN Executive Director, Head of Policy Unit, Ministry of Finance, Brussels Dimiter IVANOVSKI Member of the Managing Board, Center for Economic Development, Sofia Zdenĕk HRUBÝ Member of the Board of Directors of the EIB and Alternate Member of the Board of Directors of the EIF, Prague Sigmund LUBANSKI Head of Office, Ministry of Economic and Business Affairs, Copenhagen Ralph MÜLLER Head of EU Budget Department, Federal Ministry of Finance, Berlin Ivar SIKK Deputy Secretary General, State Budget and Governance Policy, Ministry of Finance, Tallinn Stilpon NESTOR Managing Director, Nestor Advisors Ltd, London Gonzalo GARCÍA ANDRÉS Director General for International Finance, Ministry of Economic Affairs and Finance, Madrid Sandrine GAUDIN Deputy Director, European Affairs, Treasury Directorate General, Ministry of Economic Affairs, Industry and Employment, Paris Michael SOMERS Director, Allied Irish Banks and other companies, National Treasury Management Agency, Dublin Carlo MONTICELLI Head of International Financial Relations, Treasury Department, Ministry of Economic Affairs and Finance, Rome Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia Irēna KRŪMANE Chairwoman of the Financial and Capital Market Commission, Ministry of Finance, Riga Migle TUSKIENE Director, European Union and International Affairs Department, Ministry of Finance,Vilnius Gaston REINESCH Director General, Ministry of Finance, Luxembourg Zoltán URBÁN Member of the Board of Directors and Deputy CEO, Hungarian Development Bank Plc, Budapest Vincent GRECH Consultant to the Government of Malta, Ministry of Finance, Economy and Investment, Valletta Pim van BALLEKOM Head of International Public Affairs, Algemeine Pensioen Groep NV, Brussels Wolfgang NITSCHE Deputy Head of Division for Coordination of European Integration Matters and Trade Policy, Federal Ministry of Finance, Vienna Jacek DOMINIK Undersecretary of State, Ministry of Finance, Warsaw Álvaro Pinto Coelho de AGUIAR Chief Economist, Cabinet of the Ministro de Estado and Minister for Finance, Ministry of Finance and Public Administration, Lisbon Bogdan Alexandru DRAGOI Secretary of State, Ministry of Public Finance, Bucharest Katja BOŽIČ Director General, Financial System Directorate, Ministry of Finance, Ljubljana Katarina KASZASOVÁ Director General of the State Reporting Section, Ministry of Finance, Bratislava Tytti NORAS Legal Counsellor, Ministry of Finance, Helsinki Kurt Arne HALL Director General (retired), International Department, Ministry of Finance, Stockholm Peter CURWEN Director Europe, International and Finance Directorate, HM Treasury, London Marco BUTI Director-General, Directorate-General for Economic and Financial Affairs, European Commission, Brussels Experts Pierre RICHARD Expert on the Board of Directors of the EIB, Paris Rainer MASERA Head of Italian Delegation, Intergovernmental Commission on Turin-Lyon rail link, Rome Timothy STONE Chairman, Global Infrastructure and Projects Group, KPMG LLP, London

Alternates Michael KRUSE Head of Department (retired), Federal Ministry of Economic Affairs and Technology, Berlin (...) ... Jean BOISSINOT Head of Bilateral Affairs and Financial Instruments Office, Europe Department, Treasury Directorate General, Paris Dov Michel ZERAH Chief Executive Officer of the Agence Française de Développement, Paris Francesca MERCUSA Director, Office for the European Investment Bank, the Mediterranean and the Balkans, International Financial Relations Division, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome (...) ... Mike GLYCOPANTIS Deputy Director, European Union Budget, HM Treasury, London (...) ... Carmen LAÍN Deputy Director General for European Financial Institutions, Directorate General for International Finance, Ministry of Economic Affairs and Finance, Madrid Rudolf de KORTE Alternate Member of the Board of Directors of the EIB, The Hague Alf THERKILDSEN Special Advisor, Ministry of Economic and Business Affairs, Copenhagen Angela CARABAŞ General Director, General Department of Treasury and Public Debt, Ministry of Public Finance, Bucharest Andžs ŪBELIS Deputy State Secretary, Ministry of Finance, Riga Mattias HECTOR Director General, International Department, Ministry of Finance, Stockholm Ivana VLKOVÁ Head of Development Cooperation Unit, Ministry of Finance, Prague Zsuzsanna VARGA Director General, Head of Secretariat, Deputy State Secretary for European Union and International Relations, Ministry of National Development, Budapest (...) ... Dirk AHNER Director-General, Regional Policy Directorate-General, European Commission, Brussels Alternate experts Antoni SALA Advisor to the CEO, Bank Gospodarstwa Krajowego, Warsaw Axel NAWRATH Member of the Managing Board, KfW Bankengruppe, Frankfurt am Main (...) ...

EIB Financing Activity Financing 2006-2010: EUR 302bn European Union Partner Countries In 2010, the European Investment Bank’s lending totalled EUR 72bn, of which EUR 63bn in the European Union and EUR 9bn outside. This compares to a record total of EUR 79bn in 2009, at the height of the crisis. The EIB is slowly but surely returning to pre-crisis levels of activity. The focus of the EIB’s lending in the EU in 2010 was on supporting economic growth and jobs, and on climate action. Supporting economic growth and jobs has meant helping the convergence regions, supporting small and medium-sized enterprises (SMEs), building the infrastructure of the internal market, driving innovation, and ensuring secure and competitive energy supplies. In the convergence regions the Bank lent EUR 26bn, or 41% of the total lending in the EU. Support for convergence regions has always been the Bank’s principal task. Credit lines to intermediary banks for on-lending to SMEs amounted to EUR 10bn. More than 60 000 SMEs across Europe benefited from better conditions and easier access to finance through EIB funding. Trans-European transport networks accounted for EUR 7.8bn in EIB loans in 2010. Rail projects took first place, with loans of EUR 4.1bn, half of which was for high-speed rail projects. The Bank lent EUR 17bn for investments helping to establish the knowledge economy. Research and development projects reached EUR 7.3bn, investments in education EUR 4.4bn, and in information and communication technology EUR 4.8bn. The remainder went to projects in Candidate and Potential Candidate Countries. Lending to projects ensuring secure and competitive energy supplies – building energy networks and diversifying energy sources – accounted for EUR 14.8bn in 2010. Total EIB lending for climate action reached EUR 20.5bn in 2010, of which EUR 1.8bn outside the EU. The projects financed concern renewable energy and energy efficiency, carbon finance and sustainable cities. Investments in renewable energy and energy efficiency contribute to making Europe’s energy supplies more sustainable, competitive and secure. Renewable energy accounted for EUR 6.2bn in EIB loans, energy efficiency for EUR 2.3bn. Carbon finance initiatives form an integral part of the EIB’s response to the challenges posed by climate change. The EIB co-sponsors a number of carbon funds that concentrate mainly on the less developed areas of the carbon market. Greening cities and making them more sustainable are at the heart of the EIB’s climate action. In 2010, the EIB lent EUR 7.9bn for sustainable transport. EUR 4.1bn went to climate action related R&D. 0 20 40 60 80 2006 2007 2008 2009 2010 EUR bn

With EUR 8.8bn of lending outside the EU in 2010, the EIB provides significant financial support for projects in EU partner countries. Most of the financing operations outside the EU are carried out under an EU budget guarantee. In Candidate and Potential Candidate Countries the Bank lent EUR 3.4bn; in Mediterranean countries EUR 2.6bn; in Russia and the Eastern Neighbours EUR 0.6bn; in the African, Caribbean and Pacific States, and South Africa EUR 1bn; and in Asia and Latin America also EUR 1.2bn. The EIB’s subscribed capital currently stands at EUR 232bn.

EIB Borrowing Activities Strong performance in volatile markets • The EIB’s consistent and responsive funding strategy, combined with the market’s appreciation of the Bank’s financial fundamentals, continued to deliver strong results in a climate of persistent market volatility. The Bank was able to steer around volatility caused by external events by seizing available windows for large benchmark issues and, in times of volatility, using substantial targeted issuance. • The funding activities served the Bank’s lending objectives by raising EUR 67.0bn in 2010, the second- largest EIB funding volume ever, after 2009 (EUR 79.4bn). The average maturity of funding remained long (7.3 years vs. 7.4 years in 2009), reflecting the Bank’s role as a long-term lender. Cost levels improved significantly compared with 2009, as market conditions were on balance more favourable. Highlights by currency • Borrowing in the Bank’s three core currencies – euros (EUR), sterling (GBP) and US dollars (USD) – continued to dominate (EUR 55.7bn/83.1%, vs. 88.4% in 2009). The composition by currency was 39.0% EUR, 35.8% USD and 8.2% GBP. Issuance in other currencies grew significantly (EUR 11.4bn/16.9% vs. EUR 9.2bn/11.6% in 2009), strongly influenced by investor appetite for higher-yielding currencies in a climate of low yields in core currency markets. • EUR remained the largest source of funding (EUR 26.2bn). Of the EIB’s core currencies, it offered the longest maturity (9.6 years) for such volume. There was a strong increase in demand for targeted EUR issuance (EUR 14.7bn), notably through the development of distribution via cooperative and savings banks (‘Euro-cooperative’ bonds for EUR 11.1bn). This contributed to a reduced reliance on benchmark issuance, which nonetheless remained a core source of EUR funding (EUR 11.5bn). • In the USD market, issuance volume increased (+17% to USD 32.3bn/EUR 24.0bn), driven by opportunities to issue in benchmark size at attractive cost levels. Average maturity in USD (5.5 years) improved slightly, benefiting from a return to the longer-dated benchmark markets with a 10-year bond for a total of USD 3bn. • GBP retained the same share of funding as last year (8.2%) with a volume of GBP 4.8bn (EUR 5.5bn), but with a change in emphasis. Market volatility encouraged increased targeted issuance, due especially to demand from UK banks and building societies for floating-rate note (FRN) instruments (total GBP FRN volume GBP 3.4bn vs. GBP 1.2bn in 2009). • Other than the three core currencies, the Bank raised funds in 14 other currencies. The flagship contribution in other currencies came from the Australian dollar market (AUD 6.3bn/EUR 4.3bn), which for the first time started to approach GBP in terms of volume. The maintenance of a high level of currency diversification continued to be an important source of flexibility as well as attractive funding costs and good duration (average maturity 7.2 years).

Currency breakdown of borrowings in 2010


GBP
8%
AUD
6%
OTHER
11%
USD
36%
EUR
39%

TRY	2.1%	ZAR	0.8%
JPY	1.9%	RUB	0.6%
CHF	1.8%	NZD	0.3%
NOK	1.5%	PLN	0.2%
SEK	1.4%	HUF	0.1%

Issues in synthetic format:

Brazilian real (BRL), Indonesian rupiah (IDR) and Philippine peso (PHP), with payment and settlement in either EUR, USD, JPY or CHF.

An agile safe haven issuer

In 2010, the bond markets remained volatile, influenced by investor nervousness about the economic outlook and prospects for sovereign debt. This challenging climate resulted in elevated execution risk, and certain issuance alternatives were uncertain for extended periods, particularly large benchmark transactions. Seizing windows for benchmark issuance, as well as the Bank's ability to increase access to markets for targeted issuance, compensated for this trend. The EIB's credit standing appealed to investors amidst market uncertainty and underpinned market access.

Fixed-rate benchmark issuance in the Bank's three core currencies (EUR, GBP and USD) accounted for almost half of funding (EUR 32.1bn/48%), a reduced share compared with last year EUR 53.7bn/68%). This in particular reflected reduced reliance on benchmark issuance in EUR and GBP, but also increased targeted issuance (in plain vanilla and structured format). Targeted issuance accounted for 52% or EUR 34.9bn (32% in 2009), including non-core currencies as well as structured issues. The increased emphasis on targeted issuance was due to both the desire to steer around volatility caused by external events and growth in investor demand for such bonds from the EIB.

Growth in targeted issuance was most prominent in EUR and GBP. In EUR, targeted issuance offered strong volume, notably through a strengthened partnership with cooperative and savings banks – Euro-cooperative ('ECoop') issues. Such targeted EUR issuance also offered cost levels better than EIB EUR benchmarks. In GBP, increased demand for targeted issuance at attractive cost levels was driven by UK banks and building societies, which welcomed EIB floating-rate notes for their repo eligibility with the Bank of England and as a natural balance sheet hedge against UK base rates.

Details by currency:

EUR: Key source of volume and duration

EUR not only achieved the largest volume among EIB currencies (EUR 26.2bn), but also the longest average maturity, which increased to 9.6 years from 8.8 years in 2009.

'EARN' benchmark issuance generated EUR 11.5bn or 44% of the EUR total, for an average maturity of 11.3 years. EARNs were issued or tapped in maturities from 5 years up to 20 years. There was a new 5-year EUR 5bn issue and a new 20-year EUR 3bn issue, the first 20-year EUR benchmark by a supranational.

In the targeted segment, there was strong growth to EUR 14.7bn or 56% of the EUR total (2009: 11.0bn or 26% of EUR total). The bulk was achieved through increased issuance of ECoop bonds (which grew by EUR 6.6bn to EUR 11.1bn, or 42% of EUR funding).

The issuance of ECoop FRNs and fixed-rate bonds, initiated in 2008 and 2009, was substantially developed in 2010. This required extensive work on leveraging new relationships in the cooperative and savings bank sectors, to reach an increasingly diverse investor base, especially via local distribution networks. Investors in ECoops were more attentive to fundamentals and less susceptible to short-term factors, especially in Germany, where investors also welcomed attractive spreads compared with German government bonds. In other large eurozone markets, EIB spreads relative to the

14

respective government issues tended to be minimal (France, Holland) or even substantially negative (most of the other countries), limiting the potential to tap these markets at an attractive cost. GBP: Leading non-gilt issuer The Bank was the most active non-government issuer in the (uncollateralised) sterling bond market, with a 6.2% market share (volume GBP 4.8bn/EUR 5.5bn). The Bank remained active in fixed-rate benchmark issuance, with a new 5-year line for a total of GBP 700m, while seven taps of existing issues provided liquidity to the benchmark yield curve. While there was reduced benchmark funding in sterling (GBP 1.4bn/EUR 1.6bn vs. GBP 4.6bn/EUR 5.1bn in 2009), this was offset by exceptional growth in sterling FRN issuance, which accounted for 71% of GBP funding (GBP 3.4bn). The size of the new February 2015 FRN issue reached GBP 2 425m, comparable in size to certain fixed-rate benchmarks. Three further new FRNs were launched, along with extensive taps. As the first-ever issuer in its asset class, the Bank launched an FRN linked to the Sterling Overnight Interbank Average Rate (SONIA). The issue represents a natural hedge for liability management purposes on bank balance sheets, by allowing investors to gain exposure to UK base rates without the use of derivatives. The average maturity of sterling funding decreased in 2010 (to 4.5 years) as, for cost reasons, primary market activity focused on the short-end of the yield curve. USD: Increased benchmark presence Funding in USD increased to USD 32.3bn/EUR 24.0bn (+17%). The programme was dominated by increased benchmark issuance, comprising eight new global benchmark bonds and one benchmark increase (total USD 25.5bn/EUR 19.0bn). The global benchmark bonds were issued in maturities of 3, 5 and 10 years, and contributed to an extension of average maturity of 5.5 years (+0.5 years). The Bank also achieved a more attractive overall cost of funding in USD, in part due to the impact of the basis swap from USD into EUR. Benchmark sizes of USD 3bn or more in 3 and 5-year maturities were able to be maintained. The USD benchmark programme benefited from strong demand from central banks, which grew relative to the prior year. Structured issuance and other targeted transactions reached good volumes (USD 6.8bn/EUR 5.0bn) (+23%). Demand was particularly good for plain vanilla private placements, callables and FX-linked structures. Increased issuance in other currencies Issuance in other currencies grew significantly (+24%) to EUR 11.4bn. Currencies contributing EUR 1bn equivalent or more were the Australian dollar (AUD), Turkish lira (TRY), Japanese yen (JPY), Swiss franc (CHF) and Norwegian krone (NOK). In the past two years AUD (volume AUD 6.3bn/EUR 4.3bn) has been the fourth-largest currency in the Bank’s funding. The EIB remains one of the dominant players and has the largest volume outstanding in the Kangaroo market (for foreign issuers). AUD issuance mainly comprised AUD 5.5bn in the domestic Kangaroo format and an additional AUD 723m in Uridashi format geared to Japanese investors. JPY (JPY 141.4bn/EUR 1.2bn) offered the longest average maturity among all of the EIB’s currencies (12.2 years). The bulk of issuance (JPY 100bn) was in 10-year plain vanilla domestic Samurai format. Uridashi issuance in various currencies geared to Japanese investors totalled just over EUR 1bn. Funding in TRY (TRY 2.8bn/EUR 1.4bn) grew strongly (+EUR 1.2bn). The EIB was the largest issuer on the international TRY market, responding to demand for large, liquid issuance. The Bank was the second-largest non-Swiss issuer in Swiss francs (CHF 1.7bn/EUR 1.2bn), and achieved a long average maturity of 11.9 years. In Nordic currencies, NOK funding volume was stable at EUR 1bn equivalent (NOK 8.1bn), whereas Swedish krona (SEK) funding grew by EUR 614m to EUR 949m (SEK 9.0bn). Funding conditions in central European Member States were challenging, as international demand was limited. In Hungarian forint (HUF) the bank’s issuance (HUF 20.8bn/EUR 77m) included a HUF 10.0bn tap, the largest HUF transaction by the EIB since 2007. In Polish zloty (PLN) the Bank raised PLN 415m (EUR 105m). Issuance in South African rand (ZAR) was buoyant (ZAR 5.3bn/EUR 538m), and the Bank remained a leading issuer in this market.

Investors’ interest in other African currencies was subdued in 2010 and focused on very short-term maturities, discouraging issuance in those currencies in 2010, though the Bank has historically issued in a total of six African currencies other than ZAR. The EIB became the largest Russian rouble (RUB) Eurobond issuer in 2010 with RUB 15.3bn (EUR 379m) worth of bonds issued. Climate Awareness Bonds (CABs), where proceeds are earmarked for the Bank’s projects in the fields of renewable energy and energy efficiency, were increasingly popular among Japanese investors. CABs were issued in domestic Japanese Uridashi format for EUR 543m. 2010 was a record year for issuance in currencies in synthetic format (with payment in major currencies). There was synthetic issuance in three currencies, generating just over EUR 1bn. By far the largest part of this synthetic funding was completed in Brazilian real (BRL), where the EUR 831m equivalent raised was more than double last year’s amount. Synthetic Indonesian rupiah delivered EUR 228m and synthetic Philippine peso added a further EUR 50m.

Audit and Control Audit Committee – The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner. The Audit Committee has overall responsibility for the audit of the Bank’s accounts. The EIB Statute, adopted on 1 December 2009, strengthens the Audit Committee by increasing the number of members from three to six and adds a new responsibility, namely to verify that the activities of the Bank conform to best banking practice. The Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, and of certain Trust Funds administered by the Bank. The Audit Committee reports on the EIB’s compliance with best banking practice through its Annual Report to the Board of Governors. In fulfilling its role, the Committee meets with representatives of the other statutory bodies, reviews the financial statements, takes note of the work performed by the internal auditors, oversees and supervises the external auditors, safeguards the independence and integrity of the external audit function, and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Chief Compliance Officer, the Financial Controller and the Deputy Financial Controller have direct access to the Audit Committee and may request private meetings if necessary. External Auditors – The external auditors report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. Following a public tendering procedure, the Audit Committee designated the firm KPMG, after consultation with the Management Committee, as the EIB’s external auditor for a period of four years, starting in 2009, with the possibility of one extension of three years. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website, in accordance with recommended practice. Financial Control – The Director General of the Strategy and Corporate Centre is also Financial Controller for the EIB Group. Under his direct responsibility, the Financial Control division prepares the financial statements. Together with the Secretary General, the Financial Controller manages the relationships with the external auditors, the Audit Committee and the European Court of Auditors as well as with the European Ombudsman. Inspectorate General – The Inspectorate General for the EIB Group comprises four independent control functions. Internal Audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. An internal control framework covering all key operational activities of the Group and any newly identified processes continues to be maintained. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach. Operations Evaluation. Operations Evaluation (EV) independently carries out evaluations (mainly ex post) of the EIB Group's operations. The objective is to assess operations with a view to identifying aspects that could improve operational performance, accountability and transparency. EV focuses on how the institution (EIB/EIF) conducts its operations, given the framework of relevant EU policies and the decisions of the EIB’s Governors. EV’s work also includes analysis of the related policies and strategies to identify those aspects that may need to be reviewed by the appropriate bodies. Evaluation reports are published in a dedicated section of the EIB’s website (www.eib.org/evaluation). Fraud investigations. Under internal procedures to combat fraud, the Inspector General has the authority to conduct inquiries independently into allegations of possible fraud or corruption involving EIB funds. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach – the Proactive Integrity Reviews (PIRs). Through PIRs the Inspectorate General supports the Bank’s efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG on the basis of an extensive risk assessment process. Complaints Mechanism. The EIB Complaints Mechanism as defined by its published Principles, Terms of Reference and Rules of Procedure, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activities. It ensures that stakeholders have appropriate means available to voice their concerns. The EIB Complaints Mechanism also aims to provide the public with procedures to enable the pre-emptive settlement of disputes between the public and the EIB Group. Any member of the public has access to a two-tier sequential procedure, the internal Complaints Mechanism and – if a complainant is not satisfied with the outcome of the internal Mechanism – the external European Ombudsman. To that end, the EIB and the European Ombudsman have signed a Memorandum of Understanding. Compliance Office – The Office of the Group Chief Compliance Officer (OCCO) identifies the compliance risk associated with EIB operations and coordinates compliance matters within the EIB Group. OCCO assesses or advises on compliance-related questions by expressing opinions or making recommendations either upon request or on its own initiative, monitors the risk and reports it to the governing bodies. More specifically, OCCO is responsible for the observance of guidelines, policies and procedures adopted from time to time by the governing bodies of the EIB Group on the prevention of money laundering and the financing of terrorism, internal ethics and integrity, including administration of the codes of conduct. The Office also checks that the correct procurement procedures are chosen for the Bank’s own account. In discharging its duties OCCO contributes to the implementation of banking practices applicable to the Bank. Management Control – Within the Strategy and Corporate Centre Directorate, the Strategy and Management Control Department brings together the functions responsible for management control – namely strategy deployment, operational planning, budget/cost accounting and associated analyses, partnership coordination and process improvement. This structure ensures that the overall strategic and financial planning and reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Corporate Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates on-going evaluation of the situation in relation to strategy, institutional and operational (including financial) objectives and business plans.

STATUTORY FINANCIAL STATEMENTS OF THE BANK AS AT 31 DECEMBER 2010 • BALANCE SHEET • PROFIT AND LOSS ACCOUNT • CASH FLOW STATEMENT • NOTES TO THE FINANCIAL STATEMENTS In conformity with the Bank's Statute and Rules of Procedure, the EIB Financial Statements as at 31 December 2010 were endorsed by the Board of Directors on 10 March 2011; subsequently the Audit Committee issued its "Statement by the Audit Committee” on the same date as the external auditors issued their "Independent Auditor's Report ". The Financial Statements have not yet been approved by the Board of Governors as required by Article 7.3 of the Bank's Statute and therefore not all decisions required by the Bank's Statute have been taken.

Results for the Year The net surplus of the Bank for the financial year 2010 stands at EUR 2 117 million as compared to a net surplus of EUR 1 877 million for 2009. The net surplus for the financial year increased by EUR 240 million (+12.8%). The other main factors influencing the financial results either positively or negatively are the following: • The net balance between interest income and charges rose by EUR 303 million and stands at EUR 2 545 million (items 1 and 2 of the Profit and Loss Account). • The average interest rate on outstanding loans (after swaps) decreased from 2.36% to 1.63%, and on outstanding debt (after swaps) from 1.75% to 0.87%, resulting in a realised margin of 0.76% versus 0.61% previously. The average interest rate on the net balance between treasury outstanding assets and liabilities decreased from 1.45% to 0.62%. • • The value adjustment on shares and other variable-yield securities (including the venture capital operations and investment funds) resulted in an unrealised loss of EUR 55.2 million, against a larger unrealised loss of EUR 102.2 million in 2009. • The general administrative expenses increased by EUR 38.2 million or 9.6% to EUR 436 million. Staff costs increased by 13.6% or EUR 38.6 million. The breakdown of staff costs is detailed in note R to the Statutory Financial Statements, which states that salaries and allowances increased by EUR 22.9 million (+12.5%) while welfare contributions and other social costs increased by EUR 15.7 million (+15.5%). Other administrative expenses decreased by EUR 0.4 million (0.3%). The number of persons employed by the Bank at end-2010 increased by 8.7% as compared to at the end of 2009, with the average increase being 9.3%. Main evolution of loans and borrowing activity: • The volume of loans disbursed in 2010 increased by EUR 5.6 billion (or 10.4%) to EUR 57.5 billion from EUR 51.9 billion in 2009. The volume of loan signatures for 2010 decreased by EUR 7.3 billion (or 9.2%) to EUR 71.8 billion from EUR 79.1 billion in 2009. • The volume of borrowing proceeds, before swap operations, received during the financial year 2010 decreased by EUR 11.8 billion (or 14.9%) versus 2009 to EUR 67.3 billion from EUR 79.1 billion. In 2010, the Bank launched Climate Awareness Bonds (‘CABs’) for a total value of EUR 543 million. The funds were raised in four currencies: synthetic Brazilian real (payable in Japanese yen), South African rand, Australian dollar and Turkish lira. Most of the proceeds from 2010 CABs issuance (EUR 487 million), as well as the remaining part of the proceeds from 2009 issuance (EUR 164 million), were disbursed to eligible projects in the course of the year. The residual treasury balance as at end-December 2010 was EUR 57 million. The own funds of the Bank increased from EUR 38.0 billion at the end of 2009 to EUR 40.1 billion at the end of 2010. The ratio of own funds to outstanding loans disbursed (excluding securitised loans) decreased slightly from 12.0% at the end of 2009 to 11.4% at the end of 2010.

Appropriation of the surplus On the basis of the EIB 2010 statutory accounts and acting on a proposal from the Management Committee, the Board of Directors recommends that the Board of Governors appropriate the balance of the Profit and Loss Account for the year ended 31 December 2010, which amounts to EUR 2 116 642 010 to the following reserves: • General loan reserve: EUR 417 129 000 (including an amount of EUR 40 840 000 relating to derivatives) • Special activities reserve: EUR 809 570 000 • Reserve fund: EUR 889 943 010 Following the appropriation of the surplus, the balance of the individual reserves would be as follows: • Reserve fund: EUR 20 972 343 541 • Additional reserves: EUR 1 144 023 399 • Special activities reserve: EUR 4 108 940 000 • General loan reserve: EUR 2 340 863 000

Balance sheet

as at 31 December 2010 (in EUR '000)

Assets		31.12.2010		31.12.2009
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		253 692		227 227
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		5 077 985		3 803 327
3. **Loans and advances to credit institutions**				
a) repayable on demand	460 293		334 382	
b) other loans and advances (Note C)	31 598 835		19 152 883	
c) loans (Note D.1)	124 030 306		116 575 861	
		156 089 434		136 063 126
4. **Loans and advances to customers**				
a) loans (Note D.1)	226 989 482		199 365 019	
b) specific value adjustments (Note D.2)	- 91 608		- 110 800	
		226 897 874		199 254 219
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	1 712 778		1 888 424	
b) issued by other borrowers	14 090 885		15 840 445	
		15 803 663		17 728 869
6. **Shares and other variable-yield securities** (Note E.1)		1 691 599		1 479 405
7. **Shares in affiliated undertakings** (Note E.2)		483 817		480 668
8. **Intangible assets** (Note F)		8 266		4 817
9. **Tangible assets** (Note F)		315 046		304 918
10. **Other assets** (Note G)		60 562		89 499
11. **Subscribed capital and reserves, called but not paid** (Note H.3)		57 663		115 327
12. **Prepayments and accrued income** (Note I)		13 086 147		7 849 936
Total assets		**419 825 748**		**367 401 338**

The accompanying notes form an integral part of these financial statements.

Subject to approval by the EIB Board of Governors

22

Liabilities		31.12.2010		31.12.2009
1. Amounts owed to credit institutions (Note J)				
a) repayable on demand	5 675 399		4 380 414	
b) with agreed maturity dates or periods of notice	127 858		100 000	
		5 803 257		**4 480 414**
2. Amounts owed to customers (Note J)				
a) repayable on demand	1 524 466		1 256 333	
b) with agreed maturity or periods of notice	975 965		1 106 417	
		2 500 431		**2 362 750**
3. Debts evidenced by certificates (Note K)				
a) debt securities in issue	334 378 114		286 247 691	
b) others	23 630 474		19 510 696	
		358 008 588		**305 758 387**
4. Other liabilities (Note G)		**409 476**		**386 939**
5. Accruals and deferred income (Note I)		**11 480 815**		**15 031 136**
6. Provisions				
a) pension plans and health insurance scheme (Note L)	1 437 362		1 306 754	
b) provision for guarantees issued in respect of venture capital operations	0		5 781	
		1 437 362		**1 312 535**
7. Subscribed capital (Note H)				
- Subscribed	232 392 989		232 392 989	
- Uncalled	- 220 773 340		- 220 773 340	
		11 619 649		**11 619 649**
8. Reserves (Note H)				
a) reserve fund	20 082 400		18 205 506	
b) additional reserves	1 144 024		1 144 024	
c) special activities reserve	3 299 370		3 299 370	
d) general loan reserve	1 923 734		1 923 734	
		26 449 528		**24 572 634**
9. Profit for the financial year attributable to equity holders of the Bank (Note M)		**2 116 642**		**1 876 894**
Total liabilities		**419 825 748**		**367 401 338**

The accompanying notes form an integral part of these financial statements.

Subject to approval by the EIB Board of Governors

23

Off balance sheet

as at 31 December 2010 (in EUR '000)

		31.12.2010		31.12.2009
Commitments				
- EBRD capital uncalled (Note E.1)		442 500		442 500
- EIF capital uncalled (Notes E.2, X)		1 468 000		1 460 800
- Undisbursed loans (Note D.1)				
credit institutions	17 562 869		18 686 622	
customers	72 988 160		63 156 626	
		90 551 029		81 843 248
- Undisbursed venture capital operations (Note E.1)		1 536 618		1 244 196
- Undisbursed investment funds (Note E.1)		459 914		511 895
Contingent liabilities and guarantees				
- In respect of loans granted by third parties		476 010		314 244
- In respect of venture capital operations		17 385		17 385
Assets held on behalf of third parties (Note Y)				
- EIF treasury management	907 246		900 069	
- Guarantee Fund treasury management	1 347 331		1 240 505	
- FP7 Guarantee Fund treasury management	859 620		547 761	
- Investment Facility – Cotonou	1 555 391		1 289 209	
- Special Section	1 221 391		1 416 067	
- RSFF	509 193		432 266	
- EU-Africa Infrastructure Trust Fund	259 728		144 151	
- HIPC	161 550		65 768	
- FEMIP Trust Fund	29 588		30 236	
- LGTT	152 348		105 198	
- JASPERS	934		119	
- JESSICA (Contribution and Holding Fund)	1 382 955		16 805	
- NIF	57 913		44	
		8 445 188		6 188 198
Other items				
- Special deposits for service of borrowings (Note S)		34 568		52 292
- Securities receivable		0		100 000
- Nominal value of interest-rate swap contracts (Note V.1)		359 402 781		316 379 517
- Nominal value of currency swap contracts payable (Note V.1)		161 700 288		125 166 944
- Nominal value of currency swap contracts receivable (Note V.1)		166 163 922		119 986 609
- Nominal value of credit default swap (Note V.1)		192 883		196 796
- Nominal value of put option granted to EIF minority shareholders (Note E.2)		407 645		388 842
- Borrowings launched but not yet settled		44 044		360 631
- Swaps launched but not yet settled		3 327		11 590
- Securities lending (Note B.2)		562 614		422 131
- Futures contracts (Note V.2)		283 413		334 676
- FX Forwards (Note V.2)		287 518		251 938

The accompanying notes form an integral part of these financial statements.

Subject to approval by the EIB Board of Governors 24

Profit and loss account

for the year ended 31 December 2010 (in EUR '000)

			2010		2009
1.	**Interest receivable and similar income** (Note N)		19 175 027		17 122 933
2.	**Interest payable and similar charges** (Note N)		- 16 630 178		- 14 880 656
3.	**Income from securities**		56 432		17 082
	a) income from shares and other variable-yield securities	56 432		7 997	
	b) income from shares in affiliated undertakings	0		9 085	
4.	**Commissions receivable** (Note O)		183 044		148 503
5.	**Commissions payable** (Note O)		- 12 286		- 11 768
6.	**Net loss on financial operations** (Note P)		- 227 777		- 20 751
7.	**Other operating income** (Note Q)		12 018		12 157
8.	**General administrative expenses** (Note R)		- 435 513		- 397 295
	a) staff costs (Note L)	- 322 562		- 283 971	
	b) other administrative expenses	- 112 951		- 113 324	
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)		- 29 277		- 27 941
	a) tangible assets	- 25 907		- 25 645	
	b) intangible assets	- 3 370		- 2 296	
10.	**Value (re-)adjustments in respect of loans and advances** (Note D.2) **and provisions for contingent liabilities and for commitments**		25 152		- 85 370
11.	**Profit for the financial year** (Note M)		2 116 642		1 876 894

The accompanying notes form an integral part of these financial statements.

Subject to approval by the EIB Board of Governors

25

Cash flow statement

for the year ended 31 December 2010 (in EUR '000)

	2010	2009
A. Cash flows from operating activities:		
Profit for the financial year	**2 116 642**	**1 876 894**
Adjustments for:		
Change in specific value adjustments on loans and advances	- 19 192	88 800
Change in specific provisions on staff pension fund	130 608	119 101
Change in provisions for guarantees issued in respect of venture capital operations	- 5 781	0
Value adjustments in respect of shares and other variable-yield securities	55 237	102 201
Value adjustments in respect of tangible and intangible assets	29 277	27 941
Investment portfolio amortisation	4 234	8 484
Effects of exchange rate changes on loans, debts evidenced by certificates and swaps	1 345 089	766 054
Profit on operating activities	**3 656 114**	**2 989 475**
Disbursements of loans and advances to credit institutions and customers	- 57 523 013	- 51 895 204
Repayments of loans and advances to credit institutions and customers	27 713 767	23 200 287
Change in deposits with central banks	- 26 456	- 227 144
Change in treasury operational portfolios	- 804 037	- 1 180 975
Change in venture capital operations included in shares and other variable-yield securities	- 166 335	- 138 350
Change in shares and other variable-yield securities excluding venture capital operations	-101 096	- 53 086
Change in amounts owed to credit institutions and customers	1 460 524	- 317 101
Change in prepayments and accrued income	3 949 344	- 770 579
Change in other assets	28 937	59 085
Change in accruals and deferred income	- 3 550 321	- 1 101 050
Change in other liabilities	22 537	24 444
Net cash from operating activities	**- 25 340 035**	**- 29 410 198**
B. Cash flows from investing activities:		
Purchase of EIF shares	- 3 149	- 1 396
Sale of securities from investment portfolio matured during the year	222 518	251 786
Purchase of loan substitutes included in the treasury portfolios	- 2 906 619	- 2 622 000
Redemption of loan substitutes included in the treasury portfolios	1 582 002	179 474
Purchase of tangible and intangible assets	- 42 854	- 19 479
Net cash from investing activities	**- 1 148 102**	**- 2 211 615**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	129 855 314	101 587 443
Redemption of debts evidenced by certificates	- 92 619 273	- 66 715 132
Member States contribution	57 664	358 659
Net cash from financing activities	**37 293 705**	**35 230 970**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**27 126 289**	**23 718 439**
Net cash from:		
(1) operating activities	- 25 340 035	- 29 410 198
(2) investing activities	- 1 148 102	- 2 211 615
(3) financing activities	37 293 705	35 230 970
(4) effects of exchange rate changes on cash held	- 786 146	- 201 307
Cash and cash equivalents at end of financial year	**37 145 711**	**27 126 289**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	92	83
Bills maturing within three months of issue (Note B.2 : A1 portfolio)	5 086 491	7 638 941
Loans and advances to credit institutions:		
Accounts repayable on demand	460 293	334 382
Term deposit accounts (Note C)	31 598 835	19 152 883
	37 145 711	**27 126 289**

The accompanying notes form an integral part of these financial statements.

Subject to approval by the EIB Board of Governors 26

European Investment Bank Notes to the financial statements as at and for the year ended 31 December 2010 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (EU). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets which it lends on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions and insurance undertakings (the ‘Directive’), as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions and insurance undertakings (the ‘Directives’). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2011 and authorised their submission to the Board of Governors for approval at their meeting on 17 May 2011. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Bank also publishes consolidated financial statements as of the same date as the annual Financial Statements. A.2. Foreign currency translation In accordance with Article 4(1) of its Statute, the EIB uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's monetary assets and liabilities denominated in currencies other than in euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Derivatives All derivatives held by the Bank are used for micro and macro-hedging. The Bank does not enter into any trading of derivatives. The Bank uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management (“ALM”) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also enters into credit default swaps as part of its credit risk mitigation. Long-term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Subject to approval by the EIB Board of Governors 27

Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. A.4. Financial assets Financial assets are accounted for using the settlement date basis. A.5. Cash and cash equivalents The Bank defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view of clarifying management of its liquid assets and consolidating its solvency, the Bank has established the following portfolio categories: A.6.1. Investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro-rata temporis over the life of the securities. In 2006, the Bank decided to phase out the investment portfolio. Since then, the Bank has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.6.2. A.6.2. Operational portfolios • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at purchase price. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities which are available for sale and presented in the accounts at the lower of the cost or market value. Value adjustments are recorded under item Net loss on financial operations in the profit and loss account. Treasury bills appear on the assets side of the balance sheet under item Treasury bills and other bills eligible for refinancing with central banks. Negotiable debt securities issued by public bodies and credit institutions appear on the assets side of the balance sheet under item Debt securities including fixed-income securities a) issued by public bodies and b) issued by other borrowers respectively. Zero coupon bonds are initially recorded at acquisition cost. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B2, B3 and B4 The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. These securities are available for sale and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under item Net loss on financial operations in the profit and loss account. The B2 ‘Alternative Investment’ portfolio comprises capital guaranteed notes by issuers, which meet the Bank’s Treasury investment criteria and with coupons linked to the performance of underlying Funds of Hedge Funds with initial maturities of approximately five years. The securities are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under item Net loss on financial operations in the profit and loss account. Subject to approval by the EIB Board of Governors 28

The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under item Net loss on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under item Net loss on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market which are the first source for determining the fair value of these treasury instruments. For instruments without an available market price, the fair values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.6.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro-rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.7. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment portfolio, the B1 ‘Credit Spread’ portfolio and the B3 ‘Global Fixed Income’ portfolio and since 2009 also the B4 “Inflation Linked Investment” portfolio. Securities lent are recorded at the book value as an off balance-sheet item. Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. Fees and interest received or paid are recorded as interest income or interest expense on an accruals basis. A.8. Loans and advances to credit institutions and customers A.8.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.8.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the relevant line item under assets. A.8.3. Reverse repurchase and repurchase operations (reverse repos and repos) The Bank enters into tripartite reverse repos for the purpose of optimising credit risk usage of assets held in the operational portfolios. Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under asset item Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro-rata temporis. Repos are carried at the amounts of cash received and are entered on the balance sheet under liability item Amounts owed to credit institutions – a) with agreed maturity dates or periods of notice. Interest on repos is accrued pro-rata temporis. A.8.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. Subject to approval by the EIB Board of Governors 29

A.9. Shares, other variable-yield securities and shares in affiliated undertakings A.9.1. Shares and other variable-yield securities Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. The Bank acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities. They are initially shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.9.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.10. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank's headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.11. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.12. Pension plans and health insurance scheme A.12.1. Pension plan for staff The Bank operates defined benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2010, but updated as at 31 December 2010 with an extrapolation (roll forward method) for the last three months of 2010. The main actuarial assumptions used by the actuary are set out in Note L. Prior to 1 January 2010, actuarial surpluses did not influence provisioning. Since 1 January 2010, cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. Subject to approval by the EIB Board of Governors 30

A.12.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. The latest valuation was carried out as at 30 September 2010, but updated as at 31 December 2010 with an extrapolation (roll forward method) for the last three months of 2010. A.12.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. A.12.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by contributions from staff. The corresponding liability is recorded in Other liabilities. A.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through item Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the profit and loss account. A.14. Provision for guarantees issued This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Bank will have to incur a loss in respect of a given guarantee granted. A.15. Reserves A.15.1. Special activities reserve and General loan reserve The Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the Statute foresees a reserve allocation for “special activities” to be defined. A proposal was put forward and approved at the Management Committee meeting on 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements. The redefining of the Bank’s reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio from reserves based on the capital allocation (CA) for special activities. As a result, two reserves were created as at 31 December 2009. These reserves are described as follows: - Special activities reserve: As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. - General loan reserve: With the coming into force of the Statute, a non-specific reserve is introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Bank’s policy guidelines. A.15.2. Funds allocated to structured finance facility This item comprised the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this type of activity. This reserve has now been eliminated in favour of the reserves above. A.15.3. Funds allocated to venture capital operations This item comprised the cumulative amount of appropriations from the annual result of the Bank, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. This reserve has now been eliminated in favour of the reserves above. A.16. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipulates that the assets, revenues and other property of the Bank are exempt from all direct taxes. Subject to approval by the EIB Board of Governors 31

A.17. Prepayments and accrued income - Accruals and deferred income

These accounts comprise:

Prepayments and accrued income: Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans).

Accruals and deferred income: Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings).

A.18. Interest receivable and similar income

In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the *'Interest receivable and similar income'* includes the indemnities received by the Bank for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortises prepayment indemnities received over the remaining life of the loans concerned.

A.19. Dividend income

Dividends are recognised in the profit and loss account when the entity's right to receive payment is established.

A.20. Reclassification of prior year figures

Certain prior year figures have been reclassified to conform with the current year's presentation. The main reclassifications relate to the de-netting of interest receivable and payable on swaps under:

- *Prepayments and accrued income*
- *Accruals and deferred income*
- *Interest receivable and similar income*
- *Interest payable and similar charges*

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 253 692 at 31 December 2010 (2009: EUR '000 227 227).

EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 253 600 as at 31 December 2010 (2009: EUR '000 227 144).

B.2. Debt securities portfolio

In addition to loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2 and the operational bond portfolios B1 'Credit Spread', B2 'Alternative Investment', B3 'Global Fixed Income' and B4 'Inflation Linked Investment'. The detail of these portfolios and their classification as at 31 December 2010 and 2009 are as follows:

	31.12.2010	31.12.2009
Treasury bills and other bills eligible for refinancing with central banks (listed)	5 077 985	3 803 327
Debt securities including fixed-income securities (of which EUR '000 9 413 399 unlisted in 2010 and EUR '000 9 071 544 in 2009)	15 803 663	17 728 869
	20 881 648	**21 532 196**

Subject to approval by the EIB Board of Governors 32

At 31.12.2010	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 426 806	1 379 096	- 18 163	1 360 933	1 405 140
Operational money market portfolios:					
– A1: money market securities with a max. 3 month maturity	5 086 491	5 086 491	0	5 086 491	5 083 714
– A2: money market securities with a max. 18 month maturity	2 199 097	2 200 878	9 120	2 216 906	2 201 277
Operational bond portfolios:					
– B1: Credit Spread	1 044 305	990 742	0	1 043 527	998 966
– B2: Alternative Investment	0	0	0	0	0
– B3: Global Fixed Income	633 831	618 997	0	608 000	618 997
– B4: Inflation Linked Investment	1 073 907	1 072 028	0	980 000	1 072 028
Loan substitutes (Note D)	9 534 374	9 533 416	- 18 331	9 515 085	8 834 011
	20 998 811	**20 881 648**	**- 27 374**	**20 810 942**	**20 214 133**

At 31.12.2009	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 636 734	1 605 848	- 23 616	1 582 232	1 686 822
Operational money market portfolios:					
– A1: money market securities with a max. 3 month maturity	7 638 941	7 638 941	0	7 638 941	7 635 850
– A2: money market securities with a max. 18 month maturity	1 792 559	1 790 862	0	1 792 534	1 792 846
Operational bond portfolios:					
– B1: Credit Spread	1 132 731	1 112 564	0	1 133 246	1 126 106
– B2: Alternative Investment	125 000	124 131	0	125 000	124 131
– B3: Global Fixed Income	553 499	554 715	0	530 000	554 715
– B4: Inflation Linked Investment	478 334	496 336	0	435 000	496 336
Loan substitutes (Note D)	8 208 799	8 208 799	0	8 208 799	7 716 159
	21 566 597	**21 532 196**	**- 23 616**	**21 445 752**	**21 132 965**

The Bank enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Bank when deemed necessary.

The nominal value of securities lending activity amounts to EUR '000 562 614 at the end of December 2010 (2009: EUR '000 422 131).

Loan substitutes are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no value adjustment is required and has thus been accounted for as at 31 December 2010.

Subject to approval by the EIB Board of Governors 33

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Bank when deemed necessary.

	31.12.2010	31.12.2009
Term deposits	6 192 800	9 058 827
Tripartite reverse repos (*)	25 406 035	10 094 056
	31 598 835	**19 152 883**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2010	Total 2009
Disbursed portion	124 030 306	226 989 482	351 019 788	315 940 880
Undisbursed loans	17 562 869	72 988 160	90 551 029	81 843 248
Aggregate loans granted	**141 593 175**	**299 977 642**	**441 570 817**	**397 784 128**

Loan substitutes portfolio (Note B.2)	9 533 416	8 208 799
Aggregate loans including loan substitutes portfolio (Note D.3)	**451 104 233**	**405 992 927**

D.2. Specific value adjustments for loans (in EUR '000)

Movements in the specific value adjustments are detailed below:

	2010	2009
Provision at 1 January	110 800	22 000
Release during the year	- 20 000	0
Allowance during the year	808	88 800
Provision at 31 December	**91 608**	**110 800**

Subject to approval by the EIB Board of Governors 34

D.3. Geographical breakdown of lending by country in which projects are allocated (in EUR '000)

D.3.1. Loans for projects within the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Spain	696	67 388 000	63 517 730	3 870 270	14.94%	15.19%
Germany	688	57 312 575	48 133 100	9 179 475	12.70%	13.45%
Italy	548	55 563 064	43 221 824	12 341 240	12.32%	12.51%
France	403	41 006 821	34 224 356	6 782 465	9.09%	9.56%
United Kingdom	233	30 523 750	24 813 567	5 710 183	6.77%	6.81%
Portugal	320	24 032 904	21 411 740	2 621 164	5.33%	5.34%
Poland	189	23 104 374	16 507 833	6 596 541	5.12%	4.46%
Greece	150	17 197 611	13 872 929	3 324 682	3.81%	3.65%
Hungary	125	10 710 227	8 437 892	2 272 335	2.37%	2.33%
Austria	196	9 815 879	9 239 879	576 000	2.18%	2.14%
Czech Republic	113	9 705 203	7 729 744	1 975 459	2.15%	2.11%
Belgium	94	8 737 168	7 149 325	1 587 843	1.94%	1.90%
Netherlands	66	7 807 107	5 423 587	2 383 520	1.73%	1.67%
Sweden	73	7 520 745	5 171 663	2 349 082	1.67%	1.26%
Finland	114	6 900 878	6 116 078	784 800	1.53%	1.64%
Romania	74	6 553 558	3 277 402	3 276 156	1.45%	1.58%
Ireland	50	4 265 456	3 356 818	908 638	0.95%	1.06%
Slovenia	54	3 089 494	2 185 805	903 689	0.68%	0.67%
Slovakia	44	2 617 823	1 116 366	1 501 457	0.58%	0.33%
Bulgaria	42	2 429 605	1 090 550	1 339 055	0.54%	0.59%
Denmark	44	2 370 991	2 069 158	301 833	0.53%	0.60%
Cyprus	33	1 835 111	1 362 472	472 639	0.41%	0.35%
Latvia	27	1 602 681	817 681	785 000	0.35%	0.39%
Lithuania	17	1 328 129	1 176 629	151 500	0.29%	0.33%
Estonia	14	1 068 217	489 908	578 309	0.24%	0.25%
Luxembourg	27	790 713	693 263	97 450	0.17%	0.21%
Malta	5	301 055	145 555	155 500	0.07%	0.05%
Sub-total	**4 439**	**405 579 139**	**332 752 854**	**72 826 285**	**89.91%**	**90.43%**

D.3.2. Loans for projects outside the Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Turkey	122	13 548 290	9 693 800	3 854 490		
Croatia	31	2 309 369	1 367 780	941 589		
FYROM	8	274 126	189 144	84 982		
Sub-total	**161**	**16 131 785**	**11 250 724**	**4 881 061**	**3.58%**	**3.51%**

Subject to approval by the EIB Board of Governors

35

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Madagascar	2	268 221	194 207	74 014		
Kenya	4	267 662	24 788	242 874		
Namibia	8	201 082	201 082	0		
Nigeria	3	189 700	15 931	173 769		
Lesotho	4	173 712	22 412	151 300		
Mauritius	13	124 865	72 930	51 935		
Mozambique	8	122 809	92 309	30 500		
Ghana	3	106 399	86 399	20 000		
Tanzania	1	100 652	0	100 652		
Senegal	3	76 878	41 878	35 000		
Regional – West Africa	3	70 136	70 136	0		
Cap Verde	2	61 648	30 264	31 384		
Congo (Democratic Republic)	1	55 000	2 738	52 262		
Regional – Caribbean	3	48 433	45 433	3 000		
Benin	2	45 000	0	45 000		
Cameroon	1	40 000	0	40 000		
Swaziland	2	38 332	24 832	13 500		
Dominican Republic	3	34 800	0	34 800		
Congo	1	29 000	0	29 000		
Barbados	5	28 269	18 519	9 750		
Botswana	4	25 747	25 747	0		
Jamaica	3	25 169	25 169	0		
Fiji	1	24 500	0	24 500		
Mauritania	2	20 605	13 281	7 324		
Burkina Faso	1	18 500	3 000	15 500		
Malawi	2	17 492	3 825	13 667		
Regional – Africa	2	11 587	11 587	0		
Regional - ACP	1	7 261	7 261	0		
Saint Vincent and The Grenadines	2	6 730	6 730	0		
Saint Kitts and Nevis	2	5 987	0	5 987		
Bahamas	2	5 769	5 769	0		
Saint Lucia	2	3 700	3 700	0		
Togo	1	3 000	0	3 000		
Zimbabwe	1	2 683	2 683	0		
Gabon	1	1 288	1 288	0		
Papua New Guinea	1	428	428	0		
Grenada	1	300	300	0		
Sub-total	**101**	**2 263 344**	**1 054 626**	**1 208 718**	**0.50%**	**0.44%**

Subject to approval by the EIB Board of Governors

36

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
China	7	1 663 230	560 392	1 102 838		
Vietnam	7	449 672	163 631	286 041		
India	3	260 748	196 152	64 596		
Pakistan	5	159 801	59 801	100 000		
Sri Lanka	4	149 223	124 223	25 000		
Philippines	3	100 477	100 477	0		
Indonesia	4	90 093	90 093	0		
Maldives	1	44 277	44 277	0		
Laos	1	41 162	41 162	0		
Thailand	1	19 515	19 515	0		
Bangladesh	1	14 014	14 014	0		
Sub-total	**37**	**2 992 212**	**1 413 737**	**1 578 475**	**0.66%**	**0.56%**

D.3.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Serbia	61	2 946 333	1 161 243	1 785 090		
Bosnia-Herzegovina	34	1 123 212	511 418	611 794		
Albania	14	290 085	175 488	114 597		
Montenegro	26	237 304	129 959	107 345		
Sub-total	**135**	**4 596 934**	**1 978 108**	**2 618 826**	**1.02%**	**0.94%**

D.3.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of year 2009
Brazil	16	1 059 618	739 618	320 000		
Panama	4	617 574	269 901	347 673		
Argentina	5	227 509	227 509	0		
Colombia	2	185 977	185 802	175		
Mexico	4	159 570	128 930	30 640		
Peru	4	117 434	117 434	0		
Paraguay	1	74 839	74 839	0		
Regional - Central America	2	38 416	20 035	18 381		
Ecuador	1	36 163	36 163	0		
Uruguay	3	26 178	26 178	0		
Honduras	1	20 000	0	20 000		
Nicaragua	1	15 046	0	15 046		
Costa Rica	1	10 328	10 328	0		
Regional Andean Countries	1	4 774	4 774	0		
Sub-total	**46**	**2 593 426**	**1 841 511**	**751 915**	**0.57%**	**0.52%**

Subject to approval by the EIB Board of Governors 37

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Norway	7	615 746	565 746	50 000		
Iceland	10	585 222	495 222	90 000		
Sub-total	**17**	**1 200 968**	**1 060 968**	**140 000**	**0.27%**	**0.33%**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Egypt	38	3 289 717	2 095 074	1 194 643		
Tunisia	60	3 173 669	1 821 950	1 351 719		
Morocco	49	3 139 969	1 783 969	1 356 000		
Syria	17	1 516 807	702 415	814 392		
Lebanon	24	713 525	470 846	242 679		
Algeria	1	500 000	500 000	0		
Israel	8	436 098	377 198	58 900		
Jordan	22	384 048	291 953	92 095		
Gaza West Bank	6	62 479	17 479	45 000		
Sub-total	**225**	**13 216 312**	**8 060 884**	**5 155 428**	**2.93%**	**2.79%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
French Polynesia	2	10 558	558	10 000		
New Caledonia	1	711	711	0		
British Virgin Islands	1	581	581	0		
Sub-total	**4**	**11 850**	**1 850**	**10 000**	**0.00%**	**0.00%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Ukraine	4	465 540	148 000	317 540		
Russian Federation	5	339 200	105 836	233 364		
Moldova	7	234 946	12 546	222 400		
Georgia	4	175 000	27 159	147 841		
Armenia	1	5 000	0	5 000		
Sub-total	**21**	**1 219 686**	**293 541**	**926 145**	**0.27%**	**0.18%**

Subject to approval by the EIB Board of Governors 38

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
South Africa	30	1 298 577	844 401	454 176		
Sub-total	**30**	**1 298 577**	**844 401**	**454 176**	**0.29%**	**0.30%**
Total loans for projects outside the Union	**777**	**45 525 094**	**27 800 350**	**17 724 744**	**10.09%**	**9.57%**
Total loans 2010	**5 216**	**451 104 233**	**360 553 204** (1)	**90 551 029**	**100.00%**	
Total loans 2009	**5 032**	**405 992 927**	**324 149 679** (1)	**81 843 248**		**100.00%**

(1) including loan substitutes (Note B.2 and D.1)

Note E – Shares and other variable-yield securities

E.1. Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture capital operations	EBRD shares	Investment funds	TOTAL
Cost				
At 1 January 2010	1 683 855	157 500	222 388	**2 063 743**
Net additions / releases.	166 335	0	101 096	**267 431**
At 31 December 2010	**1 850 190**	**157 500**	**323 484**	**2 331 174**
Value adjustments				
At 1 January 2010	- 583 488	0	- 850	**- 584 338**
Net additions/releases	- 39 548	0	- 15 689	**- 55 237**
At 31 December 2010	**- 623 036**	**0**	**- 16 539**	**- 639 575**
Net book value				
At 31 December 2010	**1 227 154**	**157 500** (1)	**306 945**	**1 691 599**
At 31 December 2009	**1 100 367**	**157 500** (1)	**221 538**	**1 479 405**

(1) The amount of EUR '000 157 500 (2009: EUR '000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2010 with respect to its subscription of EUR '000 600 000 to the capital of the EBRD (European Bank for Reconstruction and Development).

The Bank holds 3.03% of the subscribed capital of the EBRD.

As at 31 December 2010 the share of underlying net equity of the Bank in EBRD amounts to EUR 348.4 million (2009: EUR 355.0 million). This is based on the audited 2009 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2008)	3.03	11 750	- 717	33 047
EBRD (31.12.2009)	3.03	11 515	- 911	32 539

The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 1 536 618 (2009: EUR '000 1 244 196)
- for investment funds EUR '000 459 914 (2009: EUR '000 511 895)

Subject to approval by the EIB Board of Governors 39

E.2. Shares in affiliated undertakings

The balance of EUR '000 483 817 (2009: EUR '000 480 668) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 1 835 000 (2009: EUR '000 1 826 000) to the capital of the European Investment Fund ('EIF'), with its registered office in Luxembourg.

The Bank holds 61.17% (2009: 62.11%) of the subscribed capital of the EIF amounting to EUR 3.00 billion (2009: EUR 2.94 billion). At the EIF Annual General Meeting of Shareholders held on 7 May 2007, it was decided to issue 1 000 new shares, identical to the 2 000 existing ones (nominal value EUR 1 million each, paid in ratio of 20%) between 30 June 2007 and 30 June 2010. Out of the 1 000 new shares, all were subscribed on 31 December 2010 (2009: 940).

With respect to the 1 165 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR '000 350. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year.

The nominal value of the put option granted to EIF minority shareholders, shown as an off-balance sheet item, EUR '000 407 645 (2009 EUR '000 388 842) has been calculated on the basis of the 2009 audited EIF statutory accounts prepared according to International Financial Reporting Standards.

In EUR '000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2009)	62.11	1 028 734	- 7 374	1 157 937
EIF (31.12.2010)	61.17	1 016 487	7 232	1 196 185

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Historical cost					
At 1 January 2010	10 387	357 234	76 381	444 002	6 908
Additions	14 000	12 800	9 235	36 035	6 819
Disposals	0	0	- 10 569	- 10 569	- 1 937
At 31 December 2010	**24 387**	**370 034**	**75 047**	**469 468**	**11 790**
Accumulated depreciation					
At 1 January 2010	0	- 104 121	- 34 963	- 139 084	- 2 091
Depreciation	0	- 12 603	- 13 304	- 25 907	- 3 370
Disposals	0	0	10 569	10 569	1 937
At 31 December 2010	**0**	**- 116 724**	**- 37 698**	**- 154 422**	**- 3 524**
Net book value					
At 31 December 2010	**24 387**	**253 310**	**37 349**	**315 046**	**8 266**
At 31 December 2009	**10 387**	**253 113**	**41 418**	**304 918**	**4 817**

All land and buildings are used by the Bank for its own activities. The cumulative cost relating to the construction of the new building amounts to EUR '000 228 026 (2009: EUR '000 215 226).

Subject to approval by the EIB Board of Governors

40

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2010	31.12.2009
Loan instalments receivable	11 765	23 677
Staff housing loans and advances (*)	13 621	15 712
Advances on salaries and allowances	373	247
Other	34 803	49 863
	60 562	**89 499**

(*) The Bank has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	31.12.2010	31.12.2009
Optional Supplementary Provident Scheme (Note L)	216 643	190 904
Payable on HIPC initiative	46 872	46 872
Transitory account on loans	20 735	37 242
Personnel costs payable	11 299	2 017
Western Balkans infrastructure fund	10 000	10 000
Other	103 927	99 904
	409 476	**386 939**

Subject to approval by the EIB Board of Governors 41

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2010 (in EUR)

Member States	Subscribed capital	Uncalled capital (*)	Called up capital at 31.12.2010
Germany	37 578 019 000	35 699 118 050	1 878 900 950
France	37 578 019 000	35 699 118 050	1 878 900 950
Italy	37 578 019 000	35 699 118 050	1 878 900 950
United Kingdom	37 578 019 000	35 699 118 050	1 878 900 950
Spain	22 546 811 500	21 419 470 925	1 127 340 575
Netherlands	10 416 365 500	9 895 547 225	520 818 275
Belgium	10 416 365 500	9 895 547 225	520 818 275
Sweden	6 910 226 000	6 564 714 700	345 511 300
Denmark	5 274 105 000	5 010 399 750	263 705 250
Austria	5 170 732 500	4 912 195 875	258 536 625
Poland	4 810 160 500	4 569 652 475	240 508 025
Finland	2 970 783 000	2 822 243 850	148 539 150
Greece	2 825 416 500	2 684 145 675	141 270 825
Portugal	1 820 820 000	1 729 779 000	91 041 000
Czech Republic	1 774 990 500	1 686 240 975	88 749 525
Hungary	1 679 222 000	1 595 260 900	83 961 100
Ireland	1 318 525 000	1 252 598 750	65 926 250
Romania	1 217 626 000	1 156 744 700	60 881 300
Slovakia	604 206 500	573 996 175	30 210 325
Slovenia	560 951 500	532 903 925	28 047 575
Bulgaria	410 217 500	389 706 625	20 510 875
Lithuania	351 981 000	334 381 950	17 599 050
Luxembourg	263 707 000	250 521 650	13 185 350
Cyprus	258 583 500	245 654 325	12 929 175
Latvia	214 805 000	204 064 750	10 740 250
Estonia	165 882 000	157 587 900	8 294 100
Malta	98 429 500	93 508 025	4 921 475
TOTAL	**232 392 989 000**	**220 773 339 550**	**11 619 649 450**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations towards those who have made loans to it.

Subject to approval by the EIB Board of Governors 42

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	**2010**	**2009**
Share Capital		
- Subscribed capital [1]	232 392 989	232 392 989
- Uncalled	- 220 773 340	- 220 773 340
- **Called capital**	**11 619 649**	**11 619 649**
- Less: Capital called but not paid	- 14 430	- 28 861
- **Paid in capital**	**11 605 219**	**11 590 788**
Reserves and profit for the year:		
Reserve Fund		
- Balance at beginning of the year	18 205 506	16 480 817
- Appropriation of prior year's profit [1]	1 876 894	1 650 877
- Transfer from Funds allocated to venture capital operations	0	147 177
- Transfer to Called capital	0	- 73 365
- Balance at end of the year	20 082 400	18 205 506
- Less: Receivable from Member States	- 43 233	- 86 466
- **Paid-in balance at end of the year**	**20 039 167**	**18 119 040**
Additional reserves		
- Balance at beginning of the year	1 144 024	5 305 876
- Transfer to Called capital	0	- 3 305 876
- Transfer to Funds allocated to structured finance facility	0	- 2 000 000
- Transfer from Funds allocated to venture capital operations and to structured finance facility	0	1 144 024
Balance at end of the year	**1 144 024**	**1 144 024**
Funds allocated to structured finance facility [2]		
- Balance at beginning of the year	0	2 750 000
- Transfer from Additional reserves	0	2 000 000
- Transfer to Special activities reserve, General loan reserve and Additional reserves	0	- 4 750 000
- **Balance at end of the year**	**0**	**0**
Funds allocated to venture capital operations [2]		
- Balance at beginning of the year	0	1 764 305
- Transfer to Reserve Fund	0	- 147 177
- Transfer to Special activities reserve, General loan reserve and Additional reserves	0	- 1 617 128
- **Balance at end of the year**	**0**	**0**
Special activities reserve		
- Balance at beginning of the year	3 299 370	0
- Transfer from Funds allocated to venture capital operations and to structured finance facility	0	3 299 370
- **Balance at end of the year**	**3 299 370**	**3 299 370**
General loan reserve		
- Balance at beginning of the year	1 923 734	0
- Transfer from Funds allocated to venture capital operations and to structured finance facility	0	1 923 734
- **Balance at end of the year**	**1 923 734**	**1 923 734**
Profit for the year	**2 116 642**	**1 876 894**
Total own funds	**40 128 156**	**37 953 850**

[1] At its annual meeting on 8 June 2010, the Board of Governors decided to appropriate the balance of the profit and loss account for the year ended 31 December 2009, which amounted to EUR '000 1 876 894, to the Reserve Fund.

[2] The Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations.

Subject to approval by the EIB Board of Governors

43

A proposal was put forward and approved at the Management Committee meeting on 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements.
The redefining of the Bank's reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities.

As a result, two new reserves were created as at 31 December 2009. They are described as follows:

Special activities reserve (SAR): As foreseen by Article 16.5 of the Statute, "the special activities of the Bank will have a specific allocation of reserve". The reserve will be based on the capital allocation of each such operation as defined in the Credit risk policy guidelines. SAR will be set aside for operations without specific provisioning; for operations in which third parties provide CA (RSFF, LGTT) only the residual risk for the Bank will be covered.

General loan reserve (GLR): With the coming into force of the Statute, a non-specific reserve has been introduced for the expected loss of the Bank's loan and guarantees portfolio.

H.3. Subscribed capital and reserves, called but not paid

On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of paid-in capital (EUR 57.7 million), and also their share of the Reserves (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 30 November 2010 have been entirely settled.

The related net receivable from the Member States is shown in the balance sheet as follows under the caption *Subscribed capital and reserves, called but not paid*:

(EUR '000)	31.12.2010	31.12.2009
Reserves called but not paid:	43 233	86 466
Subscribed capital called but not paid:	14 430	28 861
	57 663	**115 327**

Note I – Prepayments and accrued income – Accruals and deferred income (in EUR '000)

	31.12.2010	31.12.2009
Prepayments and accrued income:		
Foreign exchange on currency swap contracts	4 497 165	0
Interest and commission receivable	8 077 477	7 355 072
Deferred borrowing charges	57 782	61 633
Redemption premiums on swaps receivable (*)	416 688	393 852
Investment Facility's commission receivable	34 080	36 405
Other	2 955	2 974
	13 086 147	**7 849 936**
Accruals and deferred income:		
Foreign exchange on currency swap contracts	23 861	5 180 511
Interest and commission payable	9 240 125	8 341 809
Deferred early repayment indemnities on loans	275 932	134 846
Deferred borrowing proceeds	277 596	309 417
Redemption premiums on swaps payable (*)	1 492 562	887 325
Interest subsidies received in advance (*)	170 739	177 228
	11 480 815	**15 031 136**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

Subject to approval by the EIB Board of Governors 44

(**) Part of the amounts received from the European Commission through the European Monetary System (EMS) arrangements has been made available as a long-term advance which is entered on the liabilities side under item *Accruals and deferred income* and comprises:
- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the Union from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2010	31.12.2009
Repayable on demand	5 675 399	4 380 414
Short term borrowings	27 858	0
Repo with central banks	100 000	100 000
	5 803 257	**4 480 414**

J.2. Amounts owed to customers

	31.12.2010	31.12.2009
Repayable on demand (*)	1 524 466	1 256 333
Short-term borrowings	975 965	1 106 417
	2 500 431	**2 362 750**

(*) Includes European Union and Member States accounts:

	31.12.2010	31.12.2009
European Union and Member States accounts:		
• For Special Section operations and related unsettled amounts	354 872	332 310
• Deposit accounts	1 130 649	899 908

Subject to approval by the EIB Board of Governors 45

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2010 and 2009, together with the average rates and due dates.

Debts evidenced by certificates

PAYABLE IN	OUTSTANDING AT 31.12.2010	AVERAGE RATE 2010 (*)	DUE DATES	OUTSTANDING AT 31.12.2009	AVERAGE RATE 2009 (*)
EUR	148 194 630	3.56	2011/2057	136 846 665	3.77
GBP	52 122 801	4.54	2011/2054	51 032 542	4.77
DKK	550 077	2.55	2024/2026	604 692	2.77
SEK	3 241 649	3.68	2011/2028	1 961 373	3.72
CZK	635 750	4.15	2013/2030	598 190	4.00
HUF	371 470	6.29	2011/2016	525 109	6.83
PLN	445 658	6.33	2011/2026	378 058	6.24
BGN	171 285	5.52	2011/2013	171 285	5.72
RON	105 584	8.88	2014/2016	106 225	8.88
USD	104 067 249	2.75	2011/2058	78 348 270	3.42
CHF	7 499 881	2.38	2011/2036	5 763 009	2.41
JPY	13 946 268	0.85	2011/2047	10 607 943	0.73
NOK	3 386 667	4.16	2011/2025	2 383 494	4.42
CAD	781 727	4.68	2037/2045	778 221	4.72
AUD	14 628 590	5.93	2011/2021	9 099 260	5.85
HKD	225 315	1.05	2012/2019	227 380	1.46
NZD	2 180 233	6.75	2012/2017	2 749 583	7.13
ZAR	1 990 653	8.21	2011/2018	1 256 187	8.49
MXN	38 275	6.07	2015/2015	30 550	6.65
TWD	25 667	4.75	2013/2013	65 574	4.21
TRY	2 831 379	10.63	2011/2022	1 991 631	12.37
ISK	48 182	7.91	2011/2011	95 036	8.74
RUB	519 598	6.82	2011/2019	138 110	8.14
TOTAL	**358 008 588**			**305 758 387**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 843 million). All such borrowings are fully hedged through structured swap operations.

Subject to approval by the EIB Board of Governors 46

In EUR Million	2010	2009
Balance at 1 January	305 758	266 989
Issuance during the year	129 855	101 588
Contractual redemptions	- 89 529	- 62 750
Early redemptions	- 3 090	- 3 965
Exchange adjustments	15 015	3 896
Balance at 31 December	**358 009**	**305 758**

Note L – Provisions – pension plans and health insurance scheme (in EUR'000)

The Bank's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2010	2009
Staff pension plan:		
Provision at 1 January	**1 156 358**	1 051 093
Payments made during the year	- 47 287	- 44 896
Annual contributions and interest	162 656	150 161
Sub-total	**1 271 727**	**1 156 358**
Management Committee Pension Plan	34 310	33 398
Provision at 31 December	**1 306 037**	**1 189 756**
Health insurance scheme:		
Provision at 1 January	**116 998**	103 923
Payments made during the year	- 9 047	- 7 868
Annual contributions and interest	23 374	20 943
Provision at 31 December	**131 325**	**116 998**
Total provisions at 31 December	**1 437 362**	**1 306 754**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 217 million (2009: EUR 191 million) is classified under '*Other liabilities*' (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2010 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2010 with an extrapolation ('roll forward' method) for the last 3 months of 2010, using the prevailing market rates of 31 December 2010 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 5.06% (2009: 6.19%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 17.52 year duration (2009: 16.24 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% (2009: 1.5%) above the discount rate mentioned above. As a consequence, the final discount rate used is 6.56% (2009: 7.69%);
- a progressive retirement between the age of 55-65 (2009: retirement at the age of 55-65);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (2009: 4.5%);
- probable resignation of 3% up to age 55 (same as 2009);
- a rate of adjustment of pensions of 2% per annum (same as 2009);
- use of the ISCLT longevity table (2009: LPP 2005 actuarial tables)[1]; and
- a medical cost inflation rate of 4% per annum (same as 2009).

[1] It was decided in 2010 to use the ISCLT longevity table, which has been recently established, instead of the LPP 2005 tables in the actuarial calculations, as this table is considered more appropriate for the EIB as a European Institution.

Subject to approval by the EIB Board of Governors

47

The provisions for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables above (i.e. cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight line basis). Due to the actuarial surplus being within the 10% corridor in the valuation for the prior year, no such adjustment has been accounted for in 2010. In 2009, due to the actuarial deficit in the valuation for the prior year being within the 10% corridor, no such adjustment was accounted for.

In 2010, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR'000 350 325, mostly due to a change in the discount rate from 6.19% at 31 December 2009 to 5.06% at 31 December 2010. EUR'000 172 908 was reported in excess of the 10% corridor, and will be recognised over the expected average remaining service lives of the participants on a straight line basis from 1 January 2011. Thereby, the net loss which will be recognised in the next financial year will be EUR'000 13 302.

Note M – Profit for the financial year

On 17 May 2011 the appropriation of the balance of the profit and loss account for the year ended 31 December 2010, which amounts to EUR'000 2 116 642, will be submitted for approval by the Board of Governors.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2010	2009
Interest receivable and similar income		
Cash in hand, balance with central banks and post office banks	2 798	1 027
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	383 217	374 541
Loans and advances to credits institutions and customers	7 936 957	9 005 315
Derivatives	10 852 055	7 741 880
Other	0	170
TOTAL	**19 175 027**	**17 122 933**
Interest payable and similar charges		
Amounts owed to credit institutions and customers	- 23 614	- 34 653
Debts evidenced by certificates	- 13 287 875	- 12 361 091
Derivatives	- 3 186 623	- 2 359 064
Other	- 132 066	- 125 848
TOTAL	**- 16 630 178**	**- 14 880 656**
Net interest income	**2 544 849**	**2 242 277**

Subject to approval by the EIB Board of Governors 48

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

EU countries	2010	2009
Spain	1 118 081	1 305 158
Italy	777 630	996 206
Germany	759 781	1 049 761
France	691 864	880 744
United Kingdom	607 887	634 245
Greece	520 074	534 391
Poland	501 789	411 585
Portugal	470 975	531 264
Hungary	200 643	226 252
Belgium	189 751	184 813
Austria	187 842	188 155
Czech Republic	141 227	166 249
Netherlands	137 953	124 903
Finland	126 205	158 306
Romania	109 465	98 174
Sweden	81 110	92 704
Ireland	73 561	83 529
Slovenia	50 371	55 612
Lithuania	32 871	19 867
Bulgaria	27 786	26 467
Denmark	26 177	46 001
Slovakia	25 606	29 513
Luxembourg	19 834	22 554
Cyprus	19 820	22 880
Latvia	19 774	21 107
Estonia	7 201	5 806
Malta	3 486	1 084
Total	**6 928 764**	**7 917 330**
Outside the European Union	823 239	765 476
Total	**7 752 003**	**8 682 806**
Income not analysed per country [1]	11 423 024	8 440 127
Total	**19 175 027**	**17 122 933**

[1] Income not analysed per country:

• Revenue from Investment portfolio and loan substitutes portfolios	188 618	208 491
• Revenue from Operational bond portfolios	70 171	55 908
• Revenue from Operational money-market portfolios	124 428	110 137
• Revenue from money-market operations	187 752	323 711
• Income from derivatives	10 852 055	7 741 880
	11 423 024	**8 440 127**

Subject to approval by the EIB Board of Governors 49

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2010	2009
Commission receivable		
Investment Facility/Cotonou (Note Y)	34 086	36 405
Income from advisory activities	64 899	50 165
Income on loans and guarantees	31 096	22 364
Jaspers (Note Y)	22 473	16 948
Jessica (Note Y)	11 900	4 976
Yaoundé/Lomé conventions (Note Y)	7 569	8 468
Other European Union institutions (Note Y)	11 021	9 177
Total commission receivable	**183 044**	**148 503**
Commission payable	**- 12 286**	**- 11 768**

Note P – Net loss on financial operations (in EUR '000)

	2010	2009
Result on release of guarantees	28 903	0
Unrealised result on operational treasury portfolio	- 83 781	82 088
Value adjustment on venture capital operations	- 39 548	- 103 051
Net realised result on operational treasury portfolio	- 1 115	- 30 284
Result on long-term futures	- 9 297	- 5 776
Net result on repurchase of debts evidenced by certificates	- 4 570	6 555
Net result on unwind of ALM swaps	- 85 882	14 826
Realised result on sale of shares and other variable yield securities	- 11 197	201
Value (re-)adjustment on shares and other variable yield securities other than venture capital	- 15 689	850
Net foreign exchange result	- 5 601	6 961
Other	0	6 879
	- 227 777	**- 20 751**

Note Q – Other operating income (in EUR '000)

	2010	2009
Reversal of previous year's unutilised accruals on general administrative expenses	6 313	4 119
Other	5 705	8 038
	12 018	**12 157**

Note R – General administrative expenses (in EUR '000)

	2010	2009
Salaries and allowances (*)	- 206 045	- 183 111
Welfare contributions and other social costs	- 116 517	- 100 860
Staff costs	**- 322 562**	**- 283 971**
Other general administrative expenses	- 112 951	- 113 324
Total general administrative expenses	**- 435 513**	**- 397 295**

The number of persons employed by the Bank was 1 866 at 31 December 2010 (1 717 at 31 December 2009).

(*) of which the amount for members of the Management Committee is EUR '000 2 960 at 31 December 2010 and EUR '000 2 924 at 31 December 2009.

Subject to approval by the EIB Board of Governors 50

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

The Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

	ASSETS		LIABILITIES	
At 31 December 2010 (in EUR million)	Accounting value	Fair value	Accounting value	Fair value
Assets				
Cash in hand, balances with central banks and post office banks	254	254		
Loans and advances to credit institutions and to customers, excluding loan substitutes	382 987	394 248		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	20 882	20 214		
Shares and other variable yield securities (Note E)	1 692	2 145		
Total financial assets	**405 815**	**416 861**		
Liabilities				
Amounts owed to credit institutions and to customers.			8 304	8 304
Debts evidenced by certificate (Note K)			358 009	381 326
Total financial liabilities			**366 313**	**389 630**

	ASSETS		LIABILITIES	
At 31 December 2009 (in EUR million)	Accounting value	Fair value	Accounting value	Fair value
Assets				
Cash in hand, balances with central banks and post office banks	227	227		
Loans and advances to credit institutions and to customers, excluding loan substitutes	335 318	338 606		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	21 532	21 132		
Shares and other variable yield securities (Note E)	1 479	1 853		
Total financial assets	**358 556**	**361 818**		
Liabilities				
Amounts owed to credit institutions and to customers.			6 843	6 843
Debts evidenced by certificate (Note K)			305 758	324 913
Total financial liabilities			**312 601**	**331 756**

Subject to approval by the EIB Board of Governors 51

Note U – Financial risk management This section presents information about the Bank’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • credit risk; • interest rate risk; • liquidity risk; • foreign exchange rate risk; and • market risk. U.1. Credit risk Credit risk concerns mainly the Bank's lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee of the Bank. The Bank has thus established an operationally independent structure for determining and monitoring credit risk. U.1.1. Loans In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees. In order to efficiently measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2010 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities (*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor Borrower States Public institutions Zone ‘A’ banks Corporates Not guaranteed(1) Total 2010 Total 2009 States 0 0 0 0 37 395 37 395 30 505 Public institutions 23 642 14 582 608 3 690 44 331 86 853 76 079 Zone ‘A’ banks 11 733 43 003 35 864 19 574 24 583 134 757 126 812 Corporates 19 579 8 288 32 991 41 563 48 279 150 700 135 482 Total 2010 (1) (2) (3) (4) (5) 54 954 65 873 69 463 64 827 154 588 409 705 Total 2009 (1) (2) (3) (4) (5) 49 805 60 509 68 225 57 207 133 132 368 878 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 6 167 million as of 31 December 2010 (2009: EUR 5 229 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include loan substitutes (2010: EUR 9 533 million; 2009: EUR 8 209 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. Subject to approval by the EIB Board of Governors 52

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

	2010 (in EUR million)			2009 (in EUR million)		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed		Disbursed	Undisbursed	
Greece	6 128	1 740	5 583	5 840	240	5 246
Poland	5 428	1 502	7 710	4 828	255	6 446
Hungary	3 714	1 168	1 565	3 424	1 136	1 249
Czech Republic	2 681	816	462	2 188	789	502
Spain	1 243	0	14 675	1 340	0	13 392
Italy	1 136	0	3 769	1 195	0	3 730
Lithuania	1 020	112	0	680	452	0
Romania	780	2 077	320	647	2 210	320
Portugal	513	0	7 161	0	0	6 606
Cyprus	471	280	722	492	120	544
Finland	452	0	1 146	531	0	1 253
Latvia	375	525	221	375	595	125
Estonia	165	385	75	165	385	0
Slovakia	152	1 300	0	159	0	0
Bulgaria	107	985	0	30	1 062	0
Slovenia	41	0	2 030	45	0	1 516
Germany	0	0	1 873	0	0	1 903
United Kingdom	0	0	1 522	0	0	1 721
France	0	0	932	0	0	972
Belgium	0	0	867	0	0	1 006
Sweden	0	0	838	0	0	42
Ireland	0	0	655	0	0	669
Denmark	0	0	560	0	0	808
Malta	0	0	290	0	0	190
Luxembourg	0	0	167	0	0	174
Austria	0	0	35	0	0	42
Netherlands	0	0	29	0	0	29
Non EU - Countries	736	1 363	1 747	573	749	1 320
TOTAL	**25 142**	**12 253**	**54 954**	**22 512**	**7 993**	**49 805**

The table below shows (in EUR million) the loan for projects outside the European Union (Apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	**31.12.2010**	**31.12.2009**
Member States	2 275	1 795
European Union budget [(1)]	35 758	32 340
Total [(2)]	**38 033**	**34 135**

[(1)] of which EUR 6 167 million in risk-sharing operations as explained above (2009: EUR 5 229 million).

[(2)] including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Subject to approval by the EIB Board of Governors 53

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE AS AT 31 DECEMBER

AGREEMENT	31.12.2010	31.12.2009
75% Member States global guarantee		
– ACP/OCT Group 4th Lomé Convention	76	108
– ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	381	415
Total 75% Member States global guarantee	457	523
75% Member States guarantee		
– Cotonou partnership agreement	722	783
– Cotonou partnership 2nd agreement	1 096	489
Total 75% Member States guarantee	1 818	1 272
Total Member States guarantee	2 275	1 795
100% European Union budget guarantee		
– South Africa – 300m – BG Decision 19.06.95	3	5
– ALA I – 750m	103	114
– ALA interim (100% guarantee) –153m	4	5
– CEEC – 1bn - BG Decision 29.11.89	76	90
– CEEC –3bn - BG Decision 02.05.94	372	455
– CEEC – 700m - BG Decision 18.04.91	0	2
– Russia – 100 m - 2001-2005	72	74
– Russia – 500 m - 2004-2007	230	230
Total 100% European Union budget guarantee	860	975
75% European Union budget guarantee		
– Mediterranean Protocols	661	800
– Yugoslavia – Art.18 (1984)	1	1
– Yugoslavia – 1st Protocol	1	3
– Yugoslavia – 2nd Protocol	5	10
– Slovenia – 1st Protocol	42	51
Total 75% European Union budget guarantee	710	865
70% European Union budget guarantee		
– South Africa – 375m – Decision 29.01.97	76	105
– ALA II – 900m	127	144
– ALA interim (70% guarantee: risk sharing) – 122m	5	7
– Bosnia–Herzegovina – 100m 99/2001	80	84
– Euromed (EIB) –2 310m – Decision 29.01.97	668	781
– FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	96	106
– CEEC–3 520m–Decision 29.01.97	1 295	1 457
Total 70% European Union budget guarantee	2 347	2 684
– **65% European Union budget guarantee**		
– South Africa – 825m – 7/2000-7/2007	670	621
– South Africa – Decision 2/2007–12/2013	549	486
– ALA III – 2 480m — 2/2000 – 7/2007	1 002	1 082
– ALA Decision – 2/2007–12/2013	2 557	1 926
– Euromed II – 6 520m – 2/2000 — 1/2007	5 103	5 339
– South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	7 684	8 022
– Turkey special action – 450m – 2001-2006	276	299
– Turkey TERRA – 600m – 11/1999 – 11/2002	502	527
– PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	918	403
– PEV MED 1/2/2007 – 31/12/2013	5 761	3 851
– Pre-Accession – 8 700m – 2007 – 2013	6 819	5 260
Total 65% European Union budget guarantee	31 841	27 816
Total European Union budget guarantee	35 758	32 340
TOTAL	38 033	34 135

Subject to approval by the EIB Board of Governors 54

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 18 004 million (2009: EUR 15 175 million), with the following composition:

As at 31 December 2010	Loan Financial Collateral (in EUR million) [1]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2010
	Govern-ment	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	728	169	2	1 284	1 291	493	0	0	**3 967**
Aa1 to Aa3	1 025	0	0	48	1 731	96	0	0	**2 900**
A1	2 431	0	0	0	670	86	0	0	**3 187**
Below A1	5 027	0	106	0	1 960	90	0	0	**7 183**
Non-Rated	0	0	0	0	0	0	208	559	**767**
Total 2010	**9 211**	**169**	**108**	**1 332**	**5 652**	**765**	**208**	**559**	**18 004**

[1] Bonds, equities and funds are valued at their market value.

As at 31 December 2009	Loan Financial Collateral (in EUR million) [1]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total 2009
	Govern-ment	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	913	231	107	1 282	1 282	480	0	0	**4 295**
Aa1 to Aa3	742	0	0	19	1 971	203	0	0	**2 935**
A1	2 407	0	0	0	368	0	0	0	**2 775**
Below A1	3 075	0	0	0	1 569	0	0	0	**4 644**
Non-Rated	0	0	0	0	0	0	188	338	**526**
Total 2009	**7 137**	**231**	**107**	**1 301**	**5 190**	**683**	**188**	**338**	**15 175**

[1] Bonds, equities and funds are valued at their market value.

A breakdown of disbursed loans outstanding, including loan substitutes (in EUR million), at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2010**	Total 2009
Energy	2 283	12 919	26 817	**42 019**	35 424
Transport	4 510	23 292	78 278	**106 080**	98 930
Telecommunications	862	7 560	3 155	**11 577**	10 142
Water, sewerage	1 029	5 449	12 436	**18 914**	18 735
Miscellaneous infrastructure	895	5 005	12 659	**18 559**	18 821
Agriculture, forestry, fisheries	11	40	189	**240**	231
Industry	2 364	17 651	8 656	**28 671**	24 391
Services	354	8 356	7 151	**15 861**	13 385
Global loans[1]	8 399	42 332	39 984	**90 715**	83 020
Health, education	810	6 393	20 714	**27 917**	21 071
TOTAL 2010	**21 517**	**128 997**	**210 039**	**360 553**	
TOTAL 2009	**21 144**	**104 971**	**198 035**		**324 150**

[1] A Global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Subject to approval by the EIB Board of Governors 55

Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for projects located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, Zone A banks and corporate entities. Unsecured part of these loans amounts to EUR 154 588 million as at 31 December 2010 (2009: EUR 133 132 million).

As at 31 December 2010, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amounts to EUR 0.7 million (2009: nil).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for approximately 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on the loan portfolio of the Bank outside the European Union can be analysed as follows (in EUR 000):

	Instalments overdue 30 to 90 days	Instalments overdue more than 90 days	Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member States or the EU	Total
31.12.2010	210	2 450	103 834	106 494
31.12.2009	1 897	12 278	93 830	108 005

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.
Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).
The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	2010	2009	2010	2009
Aaa	30	37	0	3
Aa1 to Aa3	37	40	33	45
A1 to A3	13	11	56	49
Below A3	20	12	11	2
A-1+P-1	0	0	0	1
Total	100	100	100	100

Subject to approval by the EIB Board of Governors 56

Collateral on Treasury transactions

The Treasury transactions include EUR 25 406 million (2009: EUR 10 094 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2010 is EUR 25 535 million (2009: EUR 10 470 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)

At 31 December 2010	Bonds						Total 2010
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	643	749	5	2 125	3 830	3 885	**11 237**
Aa1 to Aa3	3 721	13	215	360	2 795	72	**7 176**
A1	594	0	254	0	1 140	0	**1 988**
Below A1	1 529	0	0	11	3 594	0	**5 134**
Total 2010	**6 487**	**762**	**474**	**2 496**	**11 359**	**3 957**	**25 535**

Tripartite Agreements Collateral (in EUR million)

At 31 December 2009	Bonds						Total 2009
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	1 253	253	140	181	1 039	907	**3 773**
Aa1 to Aa3	237	0	395	99	2 383	16	**3 130**
A1	476	0	5	0	550	0	**1 031**
Below A1	354	0	27	0	2 155	0	**2 536**
Total 2009	**2 320**	**253**	**567**	**280**	**6 127**	**923**	**10 470**

U.1.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 586 million at 31 December 2010 (2009: EUR 455 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2010 is EUR 604 million (2009: EUR 480 million), with the following classification:

Securities Lending Collateral (in EUR million)

At 31 December 2010	Bonds		Time deposit	Total 2010
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	53	3	0	**56**
Aa1 to Aa3	530	14	4	**548**
Total 2010	**583**	**17**	**4**	**604**

Securities Lending Collateral (in EUR million)

At 31 December 2009	Bonds		Time deposit	Total 2009
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	116	15	0	**131**
Aa1 to Aa3	324	17	8	**349**
Total 2009	**440**	**32**	**8**	**480**

Subject to approval by the EIB Board of Governors 57

U.1.4. Guarantees granted by the Bank in respect of loans granted by third parties and on venture capital operations

The structure of guarantors relating to guarantees granted as at 31 December 2010 is analysed below (in EUR million):

Granted to:	Total 2010	Total 2009
Zone 'A' banks	336	207
Corporates	157	125
Total	**493**	**332**

U.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to movements in the funding or lending spread of the Bank.

The Bank manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

U.2.1. Value-at-Risk for the own funds of the Bank (Economic perspective)

The Bank's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Risk Management department quantifies the Value at Risk ('VaR') of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2010, the VaR of the EIB own funds amounted to EUR 272 million (2009: EUR 186 million).

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the EIB, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the overall increase of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2010, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 4.66 billion (2009: EUR 4.24 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity.

At cash flows level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2010 and 31 December 2009, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

Subject to approval by the EIB Board of Governors 58

By funding currency (after swap):

31.12.2010	Pay Currency					
(in EUR million)	CZK	EUR	JPY	PLN	USD	Total
EUR Pay Notional	- 114	- 5 108	- 18	- 23	- 5 616	- 10 879
Average maturity date.	14.12.2016	24.03.2025	06.01.2029	05.05.2026	28.02.2034	04.10.2029
Average expected maturity	15.03.2011	03.10.2019	19.02.2024	18.08.2020	16.12.2026	18.05.2023

31.12.2009	Pay Currency					
(in EUR million)	CZK	EUR	JPY	PLN	USD	Total
EUR Pay Notional	- 108	- 6 976	- 14	- 21	- 5 793	- 12 912
Average maturity date.	14.12.2016	16.01.2022	16.02.2020	05.05.2026	30.10.2032	05.11.2026
Average expected maturity	19.11.2012	13.03.2017	27.02.2017	11.09.2020	09.02.2025	18.09.2020

By risk factor involved:

31.12.2010	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	- 4 041	- 5 962	- 876	- 10 879
Average maturity date	23.12.2033	29.03.2027	18.06.2027	04.10.2029
Average expected maturity	06.09.2029	07.11.2018	10.02.2025	18.05.2023

31.12.2009	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	- 4 097	- 6 585	- 2 230	- 12 912
Average maturity date	14.08.2033	07.12.2023	30.12.2022	05.11.2026
Average expected maturity	25.08.2027	09.07.2017	02.06.2017	18.09.2020

U.2.2. Interest rate risk management (Earnings perspective)

The sensitivity of the Earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2010, the earnings would increase by EUR 47.79 million (2009: EUR 66.72 million) if interest rates increased by 100 basis points and decrease by EUR 59.69 million (2009: EUR 69.96 million) if interest rates decreased by 100 basis points.

The Bank computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the Earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

U.3. Liquidity risk

The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. The Bank manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Bank's needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement typically takes place at the borrower's request.

Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Bank pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level.

The Bank further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The

Subject to approval by the EIB Board of Governors 59

Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year.

The Bank has in place a Contingency Liquidity Plan (CLP) that specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the "Principles for Sound Liquidity Risk Management and Supervision" by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval.

On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement.

The table hereafter analyses the financial assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

Liquidity risk (in EUR million)

Maturity (at 31 December 2010)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2010
ASSETS						
Cash in hand, central banks and post office banks	254	0	0	0	0	**254**
Treasury bills and other bills eligible for refinancing with central banks	832	1 202	1 898	1 146	0	**5 078**
Other loans and advances:						
- Current accounts	460	0	0	0	0	**460**
- Others	31 599	0	0	0	0	**31 599**
	32 059	0	0	0	0	**32 059**
Loans:						
- Credit institutions	2 165	8 086	60 215	53 564	0	**124 030**
- Customers	2 180	8 739	67 287	148 692	0	**226 898**
	4 345	16 825	127 502	202 256	0	**350 928**
Debt securities including fixed-income securities	5 224	672	1 960	7 948	0	**15 804**
Shares and other variable-yield securities	0	0	0	0	1 692	**1 692**
Shares in affiliated undertakings	0	0	0	0	484	**484**
Other assets	- 113	794	862	3 009	8 975	**13 527**
Total assets	**42 601**	**19 493**	**132 222**	**214 359**	**11 151**	**419 826**
LIABILITIES						
Amounts owed to credit institutions	5 803	0	0	0	0	**5 803**
Amounts owed to customers	2 440	60	0	0	0	**2 500**
Debts evidenced by certificates	19 481	36 512	159 874	142 142	0	**358 009**
Capital, reserves and profit	0	0	0	0	40 186	**40 186**
Other liabilities (*)	- 4	28	0	0	13 304	**13 328**
Total liabilities	**27 720**	**36 600**	**159 874**	**142 142**	**53 490**	**419 826**

(*) Including foreign exchange on currency swap contracts

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Bank as well has the right to call the related bonds before maturity.
If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2011 - 2013 would amount to EUR 8.85 billion.

Subject to approval by the EIB Board of Governors 60

Maturity (at 31 December 2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	Total 2009
ASSETS						
Cash in hand, central banks and post office banks	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks	616	435	2 000	752	0	**3 803**
Other loans and advances:						
- Current accounts	334	0	0	0	0	**334**
- Others	19 153	0	0	0	0	**19 153**
	19 487	0	0	0	0	**19 487**
Loans:						
- Credit institutions	2 899	7 408	47 782	58 487	0	**116 576**
- Customers	1 831	8 352	55 497	133 574	0	**199 254**
	4 730	15 760	103 279	192 061	0	**315 830**
Debt securities including fixed-income securities	7 626	1 802	2 458	5 843	0	**17 729**
Shares and other variable-yield securities	0	0	0	0	1 479	**1 479**
Shares in affiliated undertakings	0	0	0	0	481	**481**
Other assets	0	0	0	0	8 365	**8 365**
Total assets	**32 686**	**17 997**	**107 737**	**198 656**	**10 325**	**367 401**
LIABILITIES						
Amounts owed to credit institutions	4 380	100	0	0	0	**4 480**
Amounts owed to customers	2 353	10	0	0	0	**2 363**
Debts evidenced by certificates	10 765	27 868	136 834	130 291	0	**305 758**
Capital, reserves and profit	0	0	0	0	38 069	**38 069**
Other liabilities (*)	477	826	3 115	763	11 550	**16 731**
Total liabilities	**17 975**	**28 804**	**139 949**	**131 054**	**49 619**	**367 401**

(*) Including foreign exchange on currency swap contracts

Subject to approval by the EIB Board of Governors

61

U.4. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

Foreign exchange position (in EUR million)

Currency at 31 December 2010	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2010
ASSETS						
Cash in hand, balances with central banks and post office banks.	254	0	0	0	0	**254**
Treasury bills and other bills eligible for refinancing with central banks.	5 078	0	0	0	0	**5 078**
Other loans and advances:						
- Current accounts	259	34	16	151	201	**460**
- Others	28 659	101	552	2 287	2 940	**31 599**
	28 918	135	568	2 438	3 141	**32 059**
Loans:						
- Credit institutions	79 254	14 354	24 339	6 083	44 776	**124 030**
- Customers	185 012	18 595	9 691	13 600	41 886	**226 898**
	264 266	32 949	34 030	19 683	86 662	**350 928**
Debt securities including fixed-income securities.	12 502	634	1 267	1 401	3 302	**15 804**
Shares and other variable-yield securities.	1 321	267	29	75	371	**1 692**
Shares in affiliated undertakings	484	0	0	0	0	**484**
Other assets (*).	- 85 628	18 225	47 559	33 371	99 155	**13 527**
Total assets	**227 195**	**52 210**	**83 453**	**56 968**	**192 631**	**419 826**
LIABILITIES						
Amounts owed to credit institutions . .	5 682	0	28	93	121	**5 803**
Amounts owed to customers	2 451	0	32	17	49	**2 500**
Debts evidenced by certificates:						
- Debt securities in issue	137 932	51 660	100 327	44 459	196 446	**334 378**
- Others	10 265	462	3 739	9 165	13 366	**23 631**
	148 197	52 122	104 066	53 624	209 812	**358 009**
Capital, reserves and profit	40 186	0	0	0	0	**40 186**
Other liabilities (**)	30 726	86	- 20 711	3 227	- 17 398	**13 328**
Total liabilities	**227 242**	**52 208**	**83 415**	**56 961**	**192 584**	**419 826**
Net position	**- 47**	**2**	**38**	**7**	**47**	

(*) Other assets include foreign exchange on long term currency swap contracts.

(**) Other liabilities include foreign exchange on short term currency swap contracts.

Subject to approval by the EIB Board of Governors 62

Currency at 31 December 2009	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2009
ASSETS						
Cash in hand, balances with central banks and post office banks.	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks.	3 803	0	0	0	0	**3 803**
Other loans and advances:						
- Current accounts	231	18	9	76	103	**334**
- Others	13 323	224	3 867	1 739	5 830	**19 153**
	13 554	242	3 876	1 815	5 933	**19 487**
Loans:						
- Credit institutions	72 760	15 227	23 924	4 665	43 816	**116 576**
- Customers	163 324	15 684	9 191	11 055	35 930	**199 254**
	236 084	30 911	33 115	15 720	79 746	**315 830**
Debt securities including fixed-income securities.	14 301	927	1 233	1 268	3 428	**17 729**
Shares and other variable-yield securities.	1 142	244	30	63	337	**1 479**
Shares in affiliated undertakings	481	0	0	0	0	**481**
Other assets.	7 436	283	445	201	929	**8 365**
Total assets	**277 028**	**32 607**	**38 699**	**19 067**	**90 373**	**367 401**
LIABILITIES						
Amounts owed to credit institutions . .	4 242	0	177	61	238	**4 480**
Amounts owed to customers	2 178	81	0	104	185	**2 363**
Debts evidenced by certificates:						
- Debt securities in issue	127 402	50 478	74 926	33 441	158 845	**286 247**
- Others	9 445	555	3 422	6 089	10 066	**19 511**
	136 847	51 033	78 348	39 530	168 911	**305 758**
Capital, reserves and profit	38 069	0	0	0	0	**38 069**
Other liabilities (*)	95 710	- 18 506	- 39 834	- 20 639	- 78 979	**16 731**
Total liabilities	**277 046**	**32 608**	**38 691**	**19 056**	**90 355**	**367 401**
Net position	**- 18**	**- 1**	**8**	**11**	**18**	

(*) Other liabilities include foreign exchange on short and long term currency swap contracts.

U.5. Market risk

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

Market risks are identified, measured, managed and reported according to a set of policies and procedures called the "Financial Risk and ALM Policy Guidelines" (FRPG), updated on a regular basis. The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process.

Subject to approval by the EIB Board of Governors 63

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. The value of derivatives fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. The nominal amounts corresponding to these operations are booked as off-balance sheet items on the date of the transaction.

The majority of the Bank's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity).

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity).

The nominal amounts of the above mentioned swaps are booked as off-balance sheet items on the date of the transaction and the corresponding interest is accounted for on a pro-rata temporise basis.

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

The Bank also entered into one credit default swap contract as part of its credit risk mitigation. The corresponding amounts are booked as off-balance sheet items at the date of the transaction (see note V.3.).

V.1. As part of funding and ALM hedging activity

The Bank uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs.
Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.
All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2010 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2010**
Notional amount	17 659	73 247	34 650	14 920	**140 476**
Fair value (i.e. net discounted value) (*)	731	1 811	2 128	1 633	**6 303**

Currency swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2009**
Notional amount	15 369	54 520	23 418	15 211	**108 518**
Fair value (i.e. net discounted value) (*)	- 1 344	- 2 158	- 765	467	**- 3 800**

(*) Including the fair value of macro-hedging currency swap which stood at EUR - 104 million as at 31 December 2010 (2009: EUR 35 million).

Subject to approval by the EIB Board of Governors 64

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.
Interest rate swaps allow the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including the credit default swap – see Note V.3. and synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2010 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2010
Notional amount	38 649	150 999	74 325	95 623	**359 596**
Fair value (i.e. net discounted value) (*)	1 187	4 622	2 889	2 288	**10 986**

Interest rate swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	Total 2009
Notional amount	30 053	135 875	63 223	87 425	**316 576**
Fair value (i.e. net discounted value) (*)	764	4 862	2 006	1 914	**9 546**

(*) Including the fair value of macro-hedging interest rate swap which stood at EUR - 575 million as at 31 December 2010 (2009: EUR - 524 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Option embedded		Stock exchange index		Special structure coupon or similar	
	2010	2009	**2010**	2009	**2010**	2009
Number of transactions	**365**	395	**6**	6	**325**	363
Notional amount (in EUR million)	**12 793**	13 598	**843**	843	**21 627**	21 346
Net discounted value (in EUR million)	**391**	132	**26**	- 10	**717**	380

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, which consists of valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss which the Bank would incur where the counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

- Contractual framework:

All of the Bank's long-term derivative transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- Counterparty selection:

The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised and further supported by an independent amount of collateral specified in the Credit Support Annex. The EIB has the right of early termination if the rating drops below a certain level.

Subject to approval by the EIB Board of Governors 65

- Collateralisation:
  - Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and first-class bonds.
  - Very complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The collateral received for swaps amounts to EUR 20 334 million (2009: EUR 8 557 million), with the following composition:

	Swap collateral (in EUR million)			
Moody's or equivalent rating	Bonds		Cash	**Total 2010**
	Government	Agency		
Aaa	5 417	58	0	**5 475**
Aa1 to Aa3	7 320	0	0	**7 320**
A1	1 142	0	0	**1 142**
Below A1	857	0	0	**857**
Non-Rated	0	0	5 540	**5 540**
Total 2010	**14 736**	**58**	**5 540**	**20 334**

	Swap collateral (in EUR million)			
Moody's or equivalent rating	Bonds		Cash	**Total 2009**
	Government	Agency		
Aaa	2 219	0	0	**2 219**
Aa1 to Aa3	1 331	0	0	**1 331**
A1	0	0	0	**0**
Below A1	1 267	0	0	**1 267**
Non-Rated	0	0	3 740	**3 740**
Total 2009	**4 817**	**0**	**3 740**	**8 557**

- Credit Risk measurement for derivatives:

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Bank computes the Net Market Exposure, which is the larger of zero and the market value or "fair value" of the portfolio of transactions within the netting set with a counterparty, less the collateral. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2010 the Net Market Exposure stood at EUR 721 million (EUR 600 million as of 31 December 2009).

In addition, the Bank computes the Potential Future Exposure (PFE), which is the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2010 the total Potential Future Exposure (PFE) stood at EUR 9 453 million (EUR 8 900 million as of 31 December 2009).

- Limits:

The limit system for banks covers two types of exposure: Net Market Exposure and Potential Future Exposure.

The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collateral received. It is limited by the Threshold applicable to the bank as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Bank receives collateral posted by the counterparty.

The Potential Future Exposure limit determines the maximum Potential Future Exposure, measured as explained above and reduced by overcollateralisation, accepted for each counterparty.

Subject to approval by the EIB Board of Governors 66

The derivatives portfolio is valued and compared against limits on a daily basis.
As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	**2010**	2009	**2010**	2009	**2010**	2009
Aaa	3.0%	2.5%	0	10	307	161
Aa1 to Aa3	59.7%	60.7%	715	589	6 543	6 406
A1	33.7%	28.5%	6	1	2 213	1 843
A2 to A3	3.1%	7.8%	0	0	375	457
Below A3	0.5%	0.5%	0	0	15	33
Non-rated	0.0%	0.0%	0	0	0	0
Total	**100.0%**	**100.0%**	**721**	**600**	**9 453**	**8 900**

V.2. As part of liquidity management

The Bank enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 26 265 million at 31 December 2010 against EUR 11 887 million at 31 December 2009. The notional amount of short term currency forwards was EUR 288 million at 31 December 2010 (2009: EUR 252 million). The fair value of these contracts was EUR - 34 million at 31 December 2010 (2009: EUR 255 million).

Long-term futures are also used by the Bank to adjust the medium term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR 283 million at 31 December 2010 (2009: EUR 335 million), with a fair value of EUR nil (2009: EUR - 0.1 million).

V.3. Credit Default Swap

The Bank entered into one Credit Default Swap for a nominal amount of EUR 193 million as at 31 December 2010 (2009: EUR 197 million) with a fair value of EUR 29.5 million (2009: EUR 1.5 million).

Subject to approval by the EIB Board of Governors 67

Note W – Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2010 and 31 December 2009: 31.12.2010 31.12.2009 NON-EURO CURRENCIES OF EU MEMBER STATES Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 25.061 26.473 Danish kroner (DKK) 7.4535 7.4418 Hungarian forint (HUF) 277.95 270.42 Polish zloty (PLN) 3.9750 4.1045 Pound sterling (GBP) 0.8608 0.8881 Romanian lei (RON) 4.2620 4.2363 Swedish kronor (SEK) 8.9655 10.252 NON-EU CURRENCIES Australian dollar (AUD) 1.3136 1.6008 Canadian dollar (CAD) 1.3322 1.5128 Hong Kong dollar (HKD) 10.3856 11.1709 Japanese yen (JPY) 108.65 133.16 Kenyan shilling (KES) 107.77 108.43 Moroccan dirham (MAD) 11.152 11.290 Mexican peso (MXN) 16.5475 18.9223 New Zealand dollar (NZD) 1.720 1.980 Norwegian krone (NOK) 7.8000 8.3000 Russian ruble (RUB) 40.820 43.154 South African rand (ZAR) 8.8625 10.6660 Swiss franc (CHF) 1.2504 1.4836 Turkish lira (TRY) 2.0694 2.1547 United States dollar (USD) 1.3362 1.4406 Subject to approval by the EIB Board of Governors 68

Note X – Related party – European Investment Fund

Related party transactions with the European Investment Fund ('EIF') are mainly related to the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank. The amounts included in the Financial Statements and relating to the EIF are disclosed as follows:

(in EUR ' 000)	31.12.2010	31.12.2009
ASSETS		
Other assets	4 793	4 362
Total assets	**4 793**	**4 362**
LIABILITIES		
Other liabilities	33 615	26 947
Total liabilities	**33 615**	**26 947**
PROFIT AND LOSS ACCOUNT		
Commission expenses	- 12 082	- 11 650
Other operating income	3 879	2 236
General administrative expenses	3 801	4 418
Total profit and loss account	**- 4 402**	**- 4 996**
OFF BALANCE SHEET		
EIF capital - uncalled	1 468 000	1 460 800
EIF treasury management	907 246	900 069
Nominal value of put option granted to EIF minority shareholders	407 645	388 842
Total off balance sheet	**2 782 891**	**2 749 711**

Note Y – Management of third party funds

Y.1. EIF treasury

The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000.

Y.2. Guarantee Fund

The European Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

Y.3. Investment Facility

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

Y.4. FEMIP Trust Fund

The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund.

Y.5. Risk-Sharing Finance Facility (the 'RSFF')

The RSFF has been established within the framework of the Co-operation Agreement, entered into force on the 5 June 2007 between the European Commission on behalf of the European Union and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF.

Subject to approval by the EIB Board of Governors 69

Y.6. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the “Initiative”) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Y.7. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Y.8. FP7 Guarantee Fund The European Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. Y.9. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument (‘ENPI’) through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Y.10. Loan Guarantee Instrument for Ten-T Projects (the ’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the European Commission on behalf of the European Union and the EIB. The Commission and the EIB are setting up the LGTT, which aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Y.11. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). Y.12. JESSICA (Contribution and Holding Funds) JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the European Commission and the EIB, in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JESSICA Holding Funds are used in the context of the JESSICA initiative. EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. Y.13. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. Subject to approval by the EIB Board of Governors 70

Statement of Special Section (1)

as at 31 December 2010 and 2009 (in EUR '000)

AMOUNTS DISBURSED AND TO BE DISBURSED	31.12.2010	31.12.2009
Turkey		
From resources of Member States		
Disbursed loans outstanding	**8 990**	**10 076**
Total [2]	**8 990**	**10 076**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	117 069	127 673
Risk capital operations		
- amounts to be disbursed	186 843	212 218
- amounts disbursed	173 526	195 709
	360 369	**407 927**
Total [3]	**477 438**	**535 600**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	12 830	14 686
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [4]	**13 249**	**15 105**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	23 966	39 099
- amounts disbursed	695 415	813 171
	719 381	**852 270**
Operations from other resources		
- amounts disbursed	2 333	3 016
	2 333	**3 016**
Total [5]	**721 714**	**855 286**
TOTAL	**1 221 391**	**1 416 067**

Subject to approval by the EIB Board of Governors 71

FUNDS RECEIVED AND TO BE RECEIVED	31.12.2010	31.12.2009
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	290 595	323 383
- Yaoundé Conventions	13 249	15 105
- Lomé Conventions	695 415	813 171
- Other resources under the Lomé Conventions	2 333	3 016
	1 001 592	1 154 675
Under mandate from Member States	8 990	10 076
Total	**1 010 582**	**1 164 751**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	186 843	212 218
On operations from risk capital resources under the Lomé Conventions	23 966	39 098
Total	**210 809**	**251 316**
TOTAL	**1 221 391**	**1 416 067**

For information:
Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:
a) Under the First, Second and Third Lomé Conventions: at 31 December 2010: EUR '000 596 926 (at 31 December 2009: EUR '000 648 409)
b) Under Financial Protocols signed with the Mediterranean Countries: at 31 December 2010: EUR '000 97 371 (at 31 December 2009: EUR '000 103 000)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 134
less:	cancellations	215	
	repayments	416 828	
			- 417 043
			8 990

Subject to approval by the EIB Board of Governors

72

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			945 957
less:	exchange adjustments	45 803	
	cancellations	95 720	
	repayments	326 996	
			- 468 519
			477 438

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	137 996	
			- 139 754
			13 249

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interests		9 548
less:	cancellations	670 064	
	repayments	1 800 037	
	exchange adjustments	57 165	
			- 2 527 266
			719 381
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		68
less:	cancellations	8 264	
	repayments	5 971	
			- 14 235
			2 333
			721 714

Subject to approval by the EIB Board of Governors 73

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE RÉVISEUR D’ENTREPRISES AGRÉÉ We have audited the accompanying financial statements of EUROPEAN INVESTMENT BANK, which comprise the balance sheet as at 31 December 2010, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the financial statements The Management is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements give a true and fair view of the financial position of EUROPEAN INVESTMENT BANK as of 31 December 2010, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 10 March 2011 KPMG Audit S.à r.l. Cabinet de révision agréé E. Dollé

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank’s unconsolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the financial statements of the European Investment Bank for the year ended 31 December 2010 is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the financial statements for the financial year ending on 31 December 2010 as drawn up by the Board of Directors at its meeting on 10 March 2011, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: - confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; - has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; - confirms that the financial statements, comprising the balance sheet, the profit and loss account and the cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2010 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended. Luxembourg, 10 March 2011 The Audit Committee G. SMYTH E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA M. ÜÜRIKE

CONSOLIDATED FINANCIAL STATEMENTS UNDER EU ACCOUNTING DIRECTIVES AS AT 31 DECEMBER 2010 • CONSOLIDATED BALANCE SHEET • CONSOLIDATED PROFIT AND LOSS ACCOUNT • CONSOLIDATED CASH FLOW STATEMENT • NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS In conformity with the Bank's Statute and Rules of Procedure, the EIB Financial Statements as at 31 December 2010 were endorsed by the Board of Directors on 10 March 2011; subsequently the Audit Committee issued its "Statement by the Audit Committee” on the same date as the external auditors issued their "Independent Auditor's Report ". The Financial Statements have not yet been approved by the Board of Governors as required by Article 7.3 of the Bank's Statute and therefore not all decisions required by the Bank's Statute have been taken.

Consolidated Results for the Year The EIB Group balance sheet total increased by EUR 52.5 billion (14.3%) compared to 2009. The net surplus of the Group for the financial year 2010 stands at EUR 2 098 million as compared to a net surplus of EUR 1 865 million for 2009. The net surplus for the financial year increased by EUR 233 million (12.5%). The main factors influencing the financial results either positively or negatively are the following: • The net balance between interest income and charges rose by EUR 303 million and stands at EUR 2 576 million (items 1 and 2 of the Consolidated Profit and Loss Account). • The average interest rate on outstanding loans (after swaps) decreased from 2.36% to 1.63%, and on outstanding debt (after swaps) from 1.75% to 0.87%, resulting in a realised margin of 0.76% versus 0.61% previously. • The average interest rate on the net balance between treasury outstanding assets and liabilities decreased from 1.45% to 0.62%. • The value adjustment on shares and other variable-yield securities (including venture capital operations) resulted in an unrealised loss of EUR 58.6 million for 2010, compared to an unrealised loss of EUR 82.9 million for 2009. • The general administrative expenses increased by EUR 44.2 million or 10.2% to EUR 476 million. Staff costs increased by 13.7% or EUR 43.0 million. The breakdown of staff costs is detailed in note R to the Consolidated Financial Statements, which states that salaries and allowances increased by EUR 26.3 million (12.6%) while welfare contributions and other social costs increased by EUR 16.8 million (16.0%). Other administrative expenses increased by EUR 1.2 million (1.0%). The number of persons employed by the Group at the end-of 2010 increased by 9.5% as compared to at the end-of 2009, with the average increase being 10.1%. • Prior to consolidation, the EIF’s results under EU Accounting Directives stand at a loss of EUR - 32.0 million for 2010 as compared to a loss of EUR - 6.2 million for 2009. Main evolution of loans and borrowing activity: • The volume of loans disbursed in 2010 increased by 10.4% to EUR 57.5 billion from EUR 51.9 billion in 2009. • The volume of loan signatures for 2010 decreased by 9.2% to EUR 71.8 billion from EUR 79.1 billion in 2009. • The volume of borrowing proceeds, before swap operations, received during the financial year 2010 decreased by 14.9% versus 2009 to EUR 67.3 billion from EUR 79.1 billion. In 2010, the Group launched Climate Awareness Bonds (‘CABs’) for a total value of EUR 543 million. The funds were raised in four currencies: synthetic Brazilian real (payable in Japanese yen), South African rand, Australian dollar and Turkish lira. Most of the proceeds from 2010 CABs issuance (EUR 487 million), as well as the remaining part of the proceeds from 2009 issuance (EUR 164 million), were disbursed to eligible projects in the course of the year. The residual treasury balance as at end-December 2010 was EUR 57 million. The own funds of the Group increased from EUR 38.1 billion at the end of 2009 to EUR 40.3 billion at the end of 2010. The ratio of own funds to outstanding loans disbursed (excluding securitised loans) decreased slightly from 12.07% at the end of 2009 to 11.47% at the end of 2010.

Consolidated balance sheet

as at 31 December 2010 (in EUR '000)

Assets			31.12.2010		31.12.2009
1.	Cash in hand, balances with central banks and post office banks (Note B.1)		253 692		227 227
2.	Treasury bills and other bills eligible for refinancing with central banks (Note B.2)		5 372 659		4 072 600
3.	Loans and advances to credit institutions				
	a) repayable on demand	491 476		367 694	
	b) other loans and advances (Note C)	31 636 235		19 225 783	
	c) loans (Note D.1)	124 030 306		116 575 861	
			156 158 017		136 169 338
4.	Loans and advances to customers				
	a) loans (Note D.1)	226 989 482		199 365 019	
	b) specific value adjustments (Note D.2)	- 91 608		- 110 800	
			226 897 874		199 254 219
5.	Debt securities including fixed-income securities (Note B.2)				
	a) issued by public bodies	1 806 794		1 980 966	
	b) issued by other borrowers	14 551 747		16 286 005	
			16 358 541		18 266 971
6.	Shares and other variable-yield securities (Note E)		1 849 503		1 618 309
7.	Intangible assets (Note F)		8 266		4 817
8.	Tangible assets (Note F)		319 537		310 504
9.	Other assets (Note G)		100 145		121 570
10.	Subscribed capital and reserves, called but not paid (Note H.2)		57 663		115 327
11.	Prepayments and accrued income (Note I)		13 081 761		7 846 062
Total assets			420 457 658		368 006 944

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors

78

Liabilities		31.12.2010		31.12.2009
1. Amounts owed to credit institutions (Note J)				
a) repayable on demand	5 675 399		4 380 414	
a) with agreed maturity dates or periods of notice	127 858		100 000	
		5 803 257		**4 480 414**
2. Amounts owed to customers (Note J)				
a) repayable on demand	1 524 466		1 256 333	
b) with agreed maturity or periods of notice	975 965		1 106 417	
		2 500 431		**2 362 750**
3. Debts evidenced by certificates (Note K)				
a) debt securities in issue	334 378 114		286 247 691	
b) others	23 630 474		19 510 696	
		358 008 588		**305 758 387**
4. Other liabilities (Note G)		**417 118**		**398 462**
5. Accruals and deferred income (Note I)		**11 480 815**		**15 031 136**
6. Provisions				
a) pension plans and health insurance scheme (Note L)	1 467 180		1 330 003	
b) provision for guarantees issued (Note D.4)	107 469		70 412	
		1 574 649		**1 400 415**
7. Subscribed capital (Note H)				
- Subscribed	232 392 989		232 392 989	
- Uncalled	- 220 773 340		- 220 773 340	
		11 619 649		**11 619 649**
8. Reserves (Note H)				
a) reserve fund	20 082 400		18 205 506	
b) additional reserves	1 297 986		1 321 995	
c) special activities reserve	3 299 370		3 299 370	
d) general loan reserve	1 923 734		1 923 734	
		26 603 490		**24 750 605**
9. Profit for the financial year attributable to equity holders of the Bank (Note M)		**2 097 717**		**1 864 832**
10. Equity attributable to minority interest (Note H)		**351 944**		**340 294**
Total liabilities		**420 457 658**		**368 006 944**

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors

79

Consolidated off - balance sheet

as at 31 December 2010 (in EUR '000)

Off-balance sheet items		31.12.2010		31.12.2009
Commitments				
- **EBRD capital** (Note E)				
• uncalled		442 500		442 500
- **Undisbursed loans** (Note D.1)				
• credit institutions	17 562 869		18 686 622	
• customers	72 988 160		63 156 626	
		90 551 029		81 843 248
- Undisbursed venture capital operations (Note E). .		1 706 189		1 392 559
- Undisbursed investment funds (Note E)		459 914		511 895
Contingent liabilities and guarantees				
- In respect of loans granted by third parties.		3 015 621		3 161 290
- In respect of venture capital operations.		17 385		17 385
Fiduciary operations (Note X)		12 377 331		11 309 770
Assets held on behalf of third parties (Note X)				
- SMEG 2007	80 964		93 703	
- GIF 2007	73 577		99 999	
- SME Guarantee Facility	59 550		61 992	
- European Technology Facility.	9 896		6 573	
- MAP Equity	46 349		65 795	
- MAP guarantee	44 748		72 590	
- Guarantee Fund treasury management.	1 347 331		1 240 505	
- Investment Facility - Cotonou	1 555 391		1 289 209	
- Special Section	1 221 391		1 416 067	
- RSFF	509 193		432 266	
- NIF	57 913		44	
- EU-Africa Infrastructure Trust Fund	259 728		144 151	
- HIPC.	161 550		65 768	
- FEMIP Trust Fund	29 588		30 236	
- LGTT	152 348		105 198	
- FP7 Guarantee Fund treasury management	859 620		547 761	
- JASPERS	934		119	
- JESSICA (Contribution and Holding Fund).	1 382 955		16 805	
- LfA-EIF Facility	114		24	
- JEREMIE.	928 876		763 175	
- TTP	1 809		2 010	
- GEEREF	1 633		57 999	
- GEEREF Technical Support Facility.	3 750		2 390	
- EFSE	0		10 000	
- Bundesministerium fur Wirtschaft und Technologie	517		102	
- EPMF	6 004		0	
- EPPA	1 003		0	
- GGF	5 000		0	
- GAGF	31 332		0	
		8 833 064		6 524 481

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors

80

Off balance sheet items		31.12.2010		31.12.2009
Other items				
Special deposits for service of borrowings (Note S) .		34 568		52 292
Securities portfolio - securities receivable		0		100 000
Nominal value of interest-rate swap and deferred rate-setting contracts (Note V.1)		359 402 781		316 379 517
Nominal value of currency swap contracts payable (Note V.1)		161 700 288		125 166 944
Nominal value of currency swap contracts receivable (Note V.1)		166 163 922		119 986 609
Nominal value of put option granted to EIF minority shareholders		407 645		388 842
Borrowings launched but not yet settled		44 044		360 631
Swaps launched but not yet settled		3 327		11 590
Securities lent (Note B.2)		655 982		471 434
Future contracts (Note V.2).		283 413		334 676
FX Forwards (Note V.2)		287 518		251 938
Credit default swap (Note V.1)		192 883		196 796

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors

81

Consolidated profit and loss account for the year ended 31 December 2010 (in EUR ‘000) 2010 2009 1. Interest receivable and similar income (Note N) 19 206 051 17 153 484 2. Interest payable and similar charges (Note N) - 16 630 178 - 14 880 656 3. Income from securities 67 310 8 930 4. Commissions receivable (Note O) 236 360 207 040 5. Commissions payable (Note O) - 204 - 117 6. Net loss on financial operations (Note P) - 267 683 - 26 918 7. Other operating income (Note Q) 9 063 10 723 8. General administrative expenses (Note R) - 476 433 - 432 210 a) staff costs (Note L) - 356 567 - 313 498 b) other administrative expenses - 119 866 - 118 712 9. Value adjustments in respect of intangible and tangible assets (Note F) - 30 391 - 28 682 a) tangible assets - 27 021 - 26 386 b) intangible assets - 3 370 - 2 296 10. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities and for commitments (Note D) - 28 623 - 149 100 11. Profit for the financial year 2 085 272 1 862 494 12. Loss attributable to minority interest 12 445 2 338 13. Profit attributable to equity holders of the Bank 2 097 717 1 864 832 The accompanying notes form an integral part of these consolidated financial statements.

Consolidated cash flow statement

for the year ended 31 December 2010 (in EUR '000)

	2010	2009
A. Cash flows from operating activities:		
Profit for the financial year	**2 085 272**	**1 862 494**
Adjustments for:		
Change in specific value adjustments on loans and advances	- 19 192	88 800
Change in specific provisions on staff pension fund	137 177	124 174
Change in specific provisions for guarantees	47 815	60 300
Value adjustments in respect of tangible and intangible assets	30 391	28 682
Value adjustments in respect of shares and other variable-yield securities	58 574	106 654
Investment portfolio amortisation	3 193	10 112
Effects of exchange rate changes on loans, debts evidenced by certificates and swaps	1 358 426	782 281
Profit on operating activities	**3 701 656**	**3 063 497**
Disbursements of loans and advances to credit institutions and customers	- 57 523 013	- 51 895 204
Repayments of loans and advances to credit institutions and customers	27 713 767	23 200 287
Change in deposits with central banks	- 26 456	- 227 144
Change in treasury operational portfolios	- 889 236	- 1 553 388
Change in venture capital operations included in shares and other variable-yield securities	- 200 619	- 154 477
Change in shares and other variable-yield securities excluding venture capital operations	- 101 096	- 53 086
Change in amounts owed to credit institutions and to customers	1 460 524	- 317 101
Change in prepayments and accrued income	3 949 856	- 767 915
Change in other assets	21 425	49 663
Change in accruals and deferred income	- 3 550 321	- 1 101 050
Change in other liabilities	18 656	19 537
Net cash from operating activities	**- 25 424 857**	**- 29 736 381**
B. Cash flows from investing activities:		
Sale of securities from investment portfolio matured during the year	266 581	301 440
Purchase of loan substitutes included in the treasury portfolios	- 2 906 619	- 2 622 000
Redemption of loan substitutes included in the treasury portfolios	1 582 002	179 474
Purchase of tangible and intangible assets	- 42 873	- 20 130
Net cash from investing activities	**- 1 100 909**	**- 2 161 216**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	129 855 314	101 587 443
Redemption of debts evidenced by certificates	- 92 619 273	- 66 715 132
Member States contribution	57 664	358 659
Net cash from financing activities	**37 293 705**	**35 230 970**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**27 232 501**	**24 100 435**
Net cash from:		
Operating activities	- 25 424 857	- 29 736 381
Investing activities	- 1 100 909	- 2 161 216
Financing activities	37 293 705	35 230 970
Effect of exchange rate changes on cash held	- 786 146	- 201 307
Cash and cash equivalents at end of financial year	**37 214 294**	**27 232 501**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	92	83
Bills maturing within three months of issue (Note B.2 ; A1 portfolio)	5 086 491	7 638 941
Loans and advances to credit institutions:		
Accounts repayable on demand	491 476	367 694
Term deposit accounts (Note C)	31 636 235	19 225 783
	37 214 294	**27 232 501**

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors

83

European Investment Bank Group Notes to the consolidated financial statements as at and for the year ended 31 December 2010 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets which it lends on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The European Investment Fund (hereafter the "Fund" or “EIF”) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (”SME”); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 61.17% (2009: 62.11%) of the subscribed capital of the EIF. The Bank and the Fund are defined together as the “Group”. Note A – Significant accounting policies A.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions and insurance undertakings, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2011 and authorised their submission to the Board of Governors for approval at their meeting on 17 May 2011. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.2. Foreign currency translation In accordance with Article 4(1) of its Statute, the Group uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group's monetary assets and liabilities denominated in currencies other than in euro are translated at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) and those of its subsidiary, the European Investment Fund (the “Fund” or the “EIF”). The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank.

Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note X. A.4. Derivatives All derivatives held by the Group are used for micro and macro-hedging. The Group does not enter into any trading of derivatives. The Group uses derivative instruments, i.e. mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also enters into credit default swaps as part of its credit risk mitigation. Long term futures are used by the Group to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. A.5. Financial assets Financial assets are accounted for using the settlement date basis. A.6. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view of clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories: A.7.1. Group investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro rata temporis over the life of the securities. In 2006, the Group decided to phase out the investment portfolio. Since then, the Group has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.7.2. A.7.2. Operational portfolios • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Group purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at purchase price. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities which are available for sale and presented in the accounts at the lower of the cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. Treasury bills appear on the assets side of the balance sheet under item Treasury bills and other bills eligible for refinancing with central banks. Negotiable debt securities issued by public bodies and credit institutions appear on the assets side of the balance sheet under item Debt securities including fixed-income securities - a) issued by public bodies and b) issued by other borrowers respectively. Zero coupon bonds are initially recorded at acquisition cost. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B2, B3 and B4 The B1 ‘Credit Spread’ portfolio comprises floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. These securities are available for sale and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The B2 ‘Alternative Investment’ portfolio comprises capital guaranteed notes by issuers, which meet the Group’s Treasury investment criteria and with coupons linked to the performance of underlying Funds of Hedge Funds with initial maturities of approximately five years. The securities are available for sale and presented in the accounts at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and guaranteed by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net loss on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. These securities are classified in the available for sale category and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net loss on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market which are the first source for determining the fair value of these treasury instruments. For instruments without an available market price, the fair values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.7.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.8. Securities lending In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Group investment portfolio, the B1 ‘Credit Spread’ portfolio, the B3 ‘Global Fixed Income’ portfolio, the B4 ‘Inflation Linked Investment’ portfolio and the Operational portfolio EIF. Securities lent are recorded at the book value as an off balance-sheet item. Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. Fees and interest received or paid are recorded as interest income or interest expense on an accruals basis. A.9. Loans and advances to credit institutions and customers A.9.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Specific value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet.

A.9.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and recorded under Specific value adjustments on loans and advances to customers. A.9.3. Reverse repurchase and repurchase operations (reverse repos and repos) The Group enters into tripartite reverse repos for the purpose of optimising credit risk usage of assets held in the operational portfolios. Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under asset item Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro-rata temporis. Repos are carried at the amounts of cash received and are entered on the balance sheet under liability item Amounts owed to credit institutions – a) with agreed maturity dates or periods of notice. Interest on repos is accrued pro-rata temporis. A.9.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.10. Shares and other variable-yield securities Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. The Group acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Group’s activities. They are initially shown in the balance sheet at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.11. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group's headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.12. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion.

A.13. Pension plans and health insurance scheme A.13.1. Pension plans for staff The Group operates defined benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2010, but updated as at 31 December 2010 with an extrapolation (roll forward method) for the last three months of 2010. The main actuarial assumptions used by the actuary are set out in Note L. Prior to 1 January 2010, actuarial surpluses did not influence provisioning. Since 1 January 2010, cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. The main pension scheme of the EIF is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.13.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension scheme described in Note A.13.1. The latest valuation was carried out as at 30 September 2010 and was updated as at 31 December 2010 with an extrapolation (roll forward method) for the last three months of 2010. A.13.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.13.1. A.13.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by contributions from staff. It is accounted for on the basis of the contributions from staff and the corresponding liability is recorded in “Other liabilities”. A.14. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through item Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the consolidated profit and loss account. A.15. Provision for guarantees issued This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a loss in respect of a given guarantee granted. A.16. Reserves A.16.1. Special activities reserve and General loan reserve The Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the Statute foresees a reserve allocation for “special activities” to be defined. A proposal was put forward and approved at the Management Committee meeting on 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements. The redefining of the Bank’s reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio from reserves based on the capital allocation (CA) for special activities. As a result, two new reserves were created as at 31 December 2009. These reserves are described as follows: - Special activities reserve: As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. - General loan reserve: With the coming into force of the Statute, a non-specific reserve is introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines.

A.16.2. Funds allocated to structured finance facility This item comprised the cumulative amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate the implementation of operations with a greater degree of risk for this type of activity. This reserve has now been eliminated in favour of the reserves above. A.16.3. Funds allocated to venture capital operations This item comprised the cumulative amount of appropriations from the annual result of the Group, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. This reserve has now been eliminated in favour of the reserves above. A.17. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes. A.18. Prepayments and accrued income - Accruals and deferred income These accounts comprise: Prepayments and accrued income: Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans). Accruals and deferred income: Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.19. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Group for prepayments made by its borrowers. In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Group amortises prepayment indemnities received over the remaining life of the loans concerned. A.20. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.21. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. The main reclassifications relate to the de-netting of interest receivable and payable on swaps under: • Prepayments and accrued income • Accruals and deferred income • Interest receivable and similar income • Interest payable and similar charges

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 253 692 at 31 December 2010 (2009: EUR '000 227 227).

EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 253 600 as at 31 December 2010 (2009: EUR '000 227 144).

B.2. Debt securities portfolio

In addition to loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, the debt securities portfolio is composed of the Group investment portfolio, the operational money market portfolios A1 and A2, the operational bond portfolios B1 'Credit Spread', B2 'Alternative Investment', B3 'Global Fixed Income', B4 'Inflation Linked Investment' and the Operational EIF portfolio. The detail of these portfolios and their classification as at 31 December 2010 and 2009 are as follows:

	31.12.2010	31.12.2009
Treasury bills and other bills eligible for refinancing with central banks (listed)	5 372 659	4 072 600
Debt securities including fixed-income securities (of which EUR '000 9 413 399 unlisted in 2010 and EUR '000 9 071 544 in 2009)	16 358 541	18 266 971
	21 731 200	**22 339 571**

At 31.12.2010	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group investment portfolio	1 674 379	1 624 734	- 18 602	1 606 132	1 650 666
Operational money market portfolios:					
– A1: money market securities with a max. 3 month maturity	5 086 491	5 086 491	0	5 086 491	5 083 714
– A2: money market securities with a max. 18 month maturity	2 199 097	2 200 878	9 120	2 216 906	2 201 277
Operational bond portfolios:					
– B1: Credit Spread	1 044 305	990 742	0	1 043 527	998 966
– B2: Alternative Investment	0	0	0	0	0
– B3: Global Fixed Income	633 831	618 997	0	608 000	618 997
– B4: Inflation Linked Investment	1 073 907	1 072 028	0	980 000	1 072 028
Operational portfolio - EIF	650 157	603 914	0	647 853	606 585
Loan substitutes (Note D)	9 534 374	9 533 416	- 18 331	9 515 085	8 834 011
	21 896 541	**21 731 200**	**- 27 813**	**21 703 994**	**21 066 244**

Subject to approval by the EIB Board of Governors

90

At 31.12.2009	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group investment portfolio	1 928 370	1 894 508	- 24 426	1 870 082	1 981 858
Operational money market portfolios:					
– A1: money market securities with a max. 3 month maturity	7 638 941	7 638 941	0	7 638 941	7 635 850
– A2: money market securities with a max. 18 month maturity	1 792 559	1 790 862	0	1 792 534	1 792 846
Operational bond portfolios:					
– B1: Credit Spread	1 132 731	1 112 564	0	1 133 246	1 126 106
– B2: Alternative Investment	125 000	124 131	0	125 000	124 131
– B3: Global Fixed Income	553 499	554 715	0	530 000	554 715
– B4: Inflation Linked Investment	478 334	496 336	0	435 000	496 336
Operational portfolio - EIF	523 076	518 715	0	516 218	522 864
Loan substitutes (Note D)	8 208 799	8 208 799	0	8 208 799	7 716 159
	22 381 309	**22 339 571**	**- 24 426**	**22 249 820**	**21 950 865**

The Group enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Group when deemed necessary.

The nominal value of securities lending activity amounts to EUR '000 655 982 at the end of December 2010 (2009: EUR '000 471 434).

Loan substitutes are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no value adjustment is required and has thus been accounted for as at 31 December 2010.

Note C – Loans and advances to credit institutions - other loans and advances (in EUR '000)

The Group enters into collateralised reverse repurchase and repurchase agreements transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Group when deemed necessary.

	31.12.2010	31.12.2009
Term deposits.	6 230 200	9 131 727
Tripartite reverse repos (*)	25 406 035	10 094 056
	31 636 235	**19 225 783**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

Subject to approval by the EIB Board of Governors

91

Note D – Summary statement of loans and guarantees

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2010	Total 2009
Disbursed portion	124 030 306	226 989 482	351 019 788	315 940 880
Undisbursed loans	17 562 869	72 988 160	90 551 029	81 843 248
Aggregate loans granted	**141 593 175**	**299 977 642**	**441 570 817**	**397 784 128**
Loan substitutes portfolio (Note B.2)			9 533 416	8 208 799
Aggregate loans including loan substitutes portfolio (Note D.3)			**451 104 233**	**405 992 927**

D.2. Specific value adjustments for loans (in EUR '000)

Movements in the specific value adjustments are detailed below:

	2010	2009
Provision at beginning of the year	110 800	22 000
Release during the year	- 20 000	0
Allowance during the year	808	88 800
Provision at end of the year	**91 608**	**110 800**

Subject to approval by the EIB Board of Governors

92

D.3. Geographical breakdown of lending by country in which projects are allocated (in EUR '000)

D.3.1. Loans for projects within the Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Spain	696	67 388 000	63 517 730	3 870 270	14.94%	15.19%
Germany	688	57 312 575	48 133 100	9 179 475	12.70%	13.45%
Italy	548	55 563 064	43 221 824	12 341 240	12.32%	12.51%
France	403	41 006 821	34 224 356	6 782 465	9.09%	9.56%
United Kingdom	233	30 523 750	24 813 567	5 710 183	6.77%	6.81%
Portugal	320	24 032 904	21 411 740	2 621 164	5.33%	5.34%
Poland	189	23 104 374	16 507 833	6 596 541	5.12%	4.46%
Greece	150	17 197 611	13 872 929	3 324 682	3.81%	3.65%
Hungary	125	10 710 227	8 437 892	2 272 335	2.37%	2.33%
Austria	196	9 815 879	9 239 879	576 000	2.18%	2.14%
Czech Republic	113	9 705 203	7 729 744	1 975 459	2.15%	2.11%
Belgium	94	8 737 168	7 149 325	1 587 843	1.94%	1.90%
Netherlands	66	7 807 107	5 423 587	2 383 520	1.73%	1.67%
Sweden	73	7 520 745	5 171 663	2 349 082	1.67%	1.26%
Finland	114	6 900 878	6 116 078	784 800	1.53%	1.64%
Romania	74	6 553 558	3 277 402	3 276 156	1.45%	1.58%
Ireland	50	4 265 456	3 356 818	908 638	0.95%	1.06%
Slovenia	54	3 089 494	2 185 805	903 689	0.68%	0.67%
Slovakia	44	2 617 823	1 116 366	1 501 457	0.58%	0.33%
Bulgaria	42	2 429 605	1 090 550	1 339 055	0.54%	0.59%
Denmark	44	2 370 991	2 069 158	301 833	0.53%	0.60%
Cyprus	33	1 835 111	1 362 472	472 639	0.41%	0.35%
Latvia	27	1 602 681	817 681	785 000	0.35%	0.39%
Lithuania	17	1 328 129	1 176 629	151 500	0.29%	0.33%
Estonia	14	1 068 217	489 908	578 309	0.24%	0.25%
Luxembourg	27	790 713	693 263	97 450	0.17%	0.21%
Malta	5	301 055	145 555	155 500	0.07%	0.05%
Sub-total	**4 439**	**405 579 139**	**332 752 854**	**72 826 285**	**89.91%**	**90.43%**

D.3.2. Loans for projects outside the Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Turkey	122	13 548 290	9 693 800	3 854 490		
Croatia	31	2 309 369	1 367 780	941 589		
FYROM	8	274 126	189 144	84 982		
Sub-total	**161**	**16 131 785**	**11 250 724**	**4 881 061**	**3.58%**	**3.51%**

Subject to approval by the EIB Board of Governors

93

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Madagascar	2	268 221	194 207	74 014		
Kenya	4	267 662	24 788	242 874		
Namibia	8	201 082	201 082	0		
Nigeria	3	189 700	15 931	173 769		
Lesotho	4	173 712	22 412	151 300		
Mauritius	13	124 865	72 930	51 935		
Mozambique	8	122 809	92 309	30 500		
Ghana	3	106 399	86 399	20 000		
Tanzania	1	100 652	0	100 652		
Senegal	3	76 878	41 878	35 000		
Regional – West Africa	3	70 136	70 136	0		
Cap Verde	2	61 648	30 264	31 384		
Congo (Democratic Republic)	1	55 000	2 738	52 262		
Regional – Caribbean	3	48 433	45 433	3 000		
Benin	2	45 000	0	45 000		
Cameroon	1	40 000	0	40 000		
Swaziland	2	38 332	24 832	13 500		
Dominican Republic	3	34 800	0	34 800		
Congo	1	29 000	0	29 000		
Barbados	5	28 269	18 519	9 750		
Botswana	4	25 747	25 747	0		
Jamaica	3	25 169	25 169	0		
Fiji	1	24 500	0	24 500		
Mauritania	2	20 605	13 281	7 324		
Burkina Faso	1	18 500	3 000	15 500		
Malawi	2	17 492	3 825	13 667		
Regional – Africa	2	11 587	11 587	0		
Regional - ACP	1	7 261	7 261	0		
Saint Vincent and The Grenadines	2	6 730	6 730	0		
Saint Kitts and Nevis	2	5 987	0	5 987		
Bahamas	2	5 769	5 769	0		
Saint Lucia	2	3 700	3 700	0		
Togo	1	3 000	0	3 000		
Zimbabwe	1	2 683	2 683	0		
Gabon	1	1 288	1 288	0		
Papua New Guinea	1	428	428	0		
Grenada	1	300	300	0		
Sub-total	**101**	**2 263 344**	**1 054 626**	**1 208 718**	**0.50%**	**0.44%**

Subject to approval by the EIB Board of Governors

94

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
China	7	1 663 230	560 392	1 102 838		
Vietnam	7	449 672	163 631	286 041		
India	3	260 748	196 152	64 596		
Pakistan	5	159 801	59 801	100 000		
Sri Lanka	4	149 223	124 223	25 000		
Philippines	3	100 477	100 477	0		
Indonesia	4	90 093	90 093	0		
Maldives	1	44 277	44 277	0		
Laos	1	41 162	41 162	0		
Thailand	1	19 515	19 515	0		
Bangladesh	1	14 014	14 014	0		
Sub-total	**37**	**2 992 212**	**1 413 737**	**1 578 475**	**0.66%**	**0.56%**

D.3.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Serbia	61	2 946 333	1 161 243	1 785 090		
Bosnia-Herzegovina	34	1 123 212	511 418	611 794		
Albania	14	290 085	175 488	114 597		
Montenegro	26	237 304	129 959	107 345		
Sub-total	**135**	**4 596 934**	**1 978 108**	**2 618 826**	**1.02%**	**0.94%**

D.3.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of year 2009
Brazil	16	1 059 618	739 618	320 000		
Panama	4	617 574	269 901	347 673		
Argentina	5	227 509	227 509	0		
Colombia	2	185 977	185 802	175		
Mexico	4	159 570	128 930	30 640		
Peru	4	117 434	117 434	0		
Paraguay	1	74 839	74 839	0		
Regional - Central America	2	38 416	20 035	18 381		
Ecuador	1	36 163	36 163	0		
Uruguay	3	26 178	26 178	0		
Honduras	1	20 000	0	20 000		
Nicaragua	1	15 046	0	15 046		
Costa Rica	1	10 328	10 328	0		
Regional Andean Countries	1	4 774	4 774	0		
Sub-total	**46**	**2 593 426**	**1 841 511**	**751 915**	**0.57%**	**0.52%**

Subject to approval by the EIB Board of Governors

95

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Norway	7	615 746	565 746	50 000		
Iceland	10	585 222	495 222	90 000		
Sub-total	**17**	**1 200 968**	**1 060 968**	**140 000**	**0.27%**	**0.33%**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Egypt	38	3 289 717	2 095 074	1 194 643		
Tunisia	60	3 173 669	1 821 950	1 351 719		
Morocco	49	3 139 969	1 783 969	1 356 000		
Syria	17	1 516 807	702 415	814 392		
Lebanon	24	713 525	470 846	242 679		
Algeria	1	500 000	500 000	0		
Israel	8	436 098	377 198	58 900		
Jordan	22	384 048	291 953	92 095		
Gaza West Bank	6	62 479	17 479	45 000		
Sub-total	**225**	**13 216 312**	**8 060 884**	**5 155 428**	**2.93%**	**2.79%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
French Polynesia	2	10 558	558	10 000		
New Caledonia	1	711	711	0		
British Virgin Islands	1	581	581	0		
Sub-total	**4**	**11 850**	**1 850**	**10 000**	**0.00%**	**0.00%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Ukraine	4	465 540	148 000	317 540		
Russian Federation	5	339 200	105 836	233 364		
Moldova	7	234 946	12 546	222 400		
Georgia	4	175 000	27 159	147 841		
Armenia	1	5 000	0	5 000		
Sub-total	**21**	**1 219 686**	**293 541**	**926 145**	**0.27%**	**0.18%**

Subject to approval by the EIB Board of Governors

96

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
South Africa	30	1 298 577	844 401	454 176		
Sub-total	**30**	**1 298 577**	**844 401**	**454 176**	**0.29%**	**0.30%**
Total loans for projects outside the Union	**777**	**45 525 094**	**27 800 350**	**17 724 744**	**10.09%**	**9.57%**
Total loans 2010	**5 216**	**451 104 233**	**360 553 204[1]**	**90 551 029**	**100.00%**	
Total loans 2009	**5 032**	**405 992 927**	**324 149 679[1]**	**81 843 248**		**100.00%**

[1] including loan substitutes (Note B.2 and D.1)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 107 469 as at 31 December 2010 (2009: EUR '000 70 412).

The additional provision in respect of guarantees issued totalled EUR '000 47 815 in 2010 (2009: EUR '000 60 300). In addition, a foreign exchange adjustment of EUR '000 10 758 was recognised for the year ended 31 December 2010 (2009: EUR '000 4 653).

Note E – Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture capital operations	EBRD shares	Investment funds	TOTAL
Cost				
At 1 January 2010	1 889 354	157 500	222 388	2 269 242
Net additions/releases	188 672	0	101 096	289 768
At 31 December 2010	**2 078 026**	**157 500**	**323 484**	**2 559 010**
Value adjustments				
At 1 January 2010	- 650 083	0	- 850	- 650 933
Net additions/releases	- 42 885	0	- 15 689	- 58 574
At 31 December 2010	**- 692 968**	**0**	**- 16 539**	**- 709 507**
Net book value				
At 31 December 2010	**1 385 058**	**157 500 [1]**	**306 945**	**1 849 503**
At 31 December 2009	**1 239 271**	**157 500 [1]**	**221 538**	**1 618 309**

[1] The amount of EUR '000 157 500 (2009: EUR '000 157 500) corresponds to the capital paid in by the Group as at 31 December 2010 with respect to its subscription of EUR '000 600 000 to the capital of the EBRD (European Bank for Reconstruction and Development). The Group holds 3.03 % of the subscribed capital of the EBRD.

As at 31 December 2010 the share of underlying net equity of the Group in EBRD amounts to EUR 348.4 million (2009: EUR 355.0 million). This is based on the audited 2009 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2008)	3.03	11 750	- 717	33 047
EBRD (31.12.2009)	3.03	11 515	- 911	32 539

The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 1 706 189 (2009: EUR '000 1 392 559)
- for investment funds EUR '000 459 914 (2009: EUR '000 511 895)

Subject to approval by the EIB Board of Governors

97

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Historical cost					
At 1 January 2010	10 717	362 066	82 668	455 451	6 908
Additions	14 000	12 800	9 254	36 054	6 819
Disposals	0	0	- 10 569	- 10 569	- 1 937
At 31 December 2010	**24 717**	**374 866**	**81 353**	**480 936**	**11 790**
Accumulated depreciation					
At 1 January 2010	0	- 106 096	- 38 851	- 144 947	- 2 091
Depreciation	0	- 12 764	- 14 257	- 27 021	- 3 370
Disposals	0	0	10 569	10 569	1 937
At 31 December 2010	**0**	**- 118 860**	**- 42 539**	**- 161 399**	**- 3 524**
Net book value					
At 31 December 2010	**24 717**	**256 006**	**38 814**	**319 537**	**8 266**
At 31 December 2009	**10 717**	**255 970**	**43 817**	**310 504**	**4 817**

All land and buildings are used by the Bank for its own activities. The cumulative cost relating to the construction of the new building amounts to EUR '000 228 026 (2009: EUR '000 215 226).

Note G – Other assets and other liabilities (in EUR '000)

Other assets	**31.12.2010**	**31.12.2009**
Loan instalments receivable	11 765	23 677
Staff housing loans and advances (*)	13 621	15 712
Advances on salaries and allowances	373	247
Commission receivable on guarantees and venture capital operations	18 777	15 205
Other	55 609	66 729
	100 145	**121 570**

(*) The Group has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Group's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	**31.12.2010**	**31.12.2009**
Optional Supplementary Provident Scheme (Note L)	222 961	194 947
Payable on HIPC initiative	46 872	46 872
Financial guarantees issued in respect of venture capital operations	26 902	20 942
Transitory account on loans	20 735	37 242
Personnel costs payable	19 175	8 781
Western Balkans infrastructure fund	10 000	10 000
Other	70 473	79 678
	417 118	**398 462**

Subject to approval by the EIB Board of Governors

98

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2010	2009
Share Capital		
- Subscribed capital [1]	232 392 989	232 392 989
- Uncalled	- 220 773 340	- 220 773 340
- **Called capital**	**11 619 649**	**11 619 649**
- Less: Capital called but not paid	- 14 430	- 28 861
- **Paid in capital**	**11 605 219**	**11 590 788**
Reserves and profit for the year:		
Reserve Fund		
- Balance at beginning of the year	18 205 506	16 480 817
- Appropriation of prior year's profit [1]	1 876 894	1 650 877
- Transfer from Funds allocated to venture capital operations	0	147 177
- Transfer to Called capital	0	- 73 365
- Balance at end of the year	20 082 400	18 205 506
- Less: Receivable from Member States	- 43 233	- 86 466
– **Paid-in balance at end of the year**	**20 039 167**	**18 119 040**
Additional reserves		
- Balance at beginning of the year	1 321 995	5 488 403
- Appropriation of prior year's profit [1]	- 12 062	- 2 410
- Transfer to Called Capital	0	- 3 305 876
- Transfer to Funds allocated to structured finance facility	0	- 2 000 000
- Transfer to Funds allocated to venture capital operations	0	0
- Transfer from Funds allocated to venture capital operations and to structured finance facility	0	1 144 024
- Changes in ownership interests	- 11 947	- 2 146
- **Balance at end of the year**	**1 297 986**	**1 321 995**
Funds allocated to structured finance facility[2]		
- Balance at beginning of the year	0	2 750 000
- Transfer from Additional reserves	0	2 000 000
- Transfer to Special activities reserve, General loan reserve and Additional reserves	0	- 4 750 000
- **Balance at end of the year**	**0**	**0**
Funds allocated to venture capital operations[2]		
- Balance at beginning of the year	0	1 764 305
- Transfer to Reserve Fund	0	- 147 177
- Transfer to Special activities reserve, General loan reserve and Additional reserves	0	- 1 617 128
- **Balance at end of the year**	**0**	**0**
Special activities reserve		
- Balance at beginning of the year	3 299 370	0
- Transfer from Funds allocated to venture capital operations and to structured finance facility	0	3 299 370
- **Balance at end of the year**	**3 299 370**	**3 299 370**
General loan reserve		
- Balance at beginning of the year	1 923 734	0
- Transfer from Funds allocated to venture capital operations and to structured finance facility	0	1 923 734
- **Balance at end of the year**	**1 923 734**	**1 923 734**
Profit for the financial year attributable to the equity holders of the Bank	**2 097 717**	**1 864 832**
Total consolidated own funds attributable to equity holders of the Bank	**40 263 193**	**38 119 759**

Subject to approval by the EIB Board of Governors

99

Equity attributable to minority interests (in EUR '000) (cont.)	31.12.2010	31.12.2009
- Balance at 1 January	340 294	321 749
- Movement on reserves	24 095	25 843
- Dividend paid	0	- 4 960
- Appropriation of the loss of the year	- 12 445	- 2 338
Total equity attributable to minority interests at 31 December	**351 944**	**340 294**

(1) At its annual meeting on 8 June 2010 the Board of Governors decided to appropriate the balance of the profit and loss account for the year ended 31 December 2009 which amounted to EUR '000 1 876 894 to the Reserve Fund.

(2) The Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations.
A proposal was put forward and approved at the Management Committee meeting on 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements.
The redefining of the Bank's reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities.

As a result, two reserves were created as at 31 December 2009. They are described as follows:

Special activities reserve (SAR): As foreseen by Article 16.5 of the Statute, "the special activities of the Bank will have a specific allocation of reserve". The reserve will be based on the capital allocation of each such operation as defined in the Credit risk policy guidelines. SAR will be set aside for operations without specific provisioning; for operations in which third parties provide CA (RSFF, LGTT) only the residual risk for the Bank will be covered.

General loan reserve (GLR): With the coming into force of the Statute, a non-specific reserve has been introduced for the expected loss of the Group's loan and guarantees portfolio.

H.2. Subscribed capital and reserves, called but not paid

On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of paid-in capital (EUR 57.7 million), and also their share of the Reserves (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 30 November 2010 have been entirely settled.

The related net receivable from the Member States is shown in the balance sheet as follows under the caption *Subscribed capital and reserves, called but not paid*:

(in EUR '000)	31.12.2010	31.12.2009
Reserves called but not paid:	43 233	86 466
Subscribed capital called but not paid:	14 430	28 861
	57 663	**115 327**

Subject to approval by the EIB Board of Governors

100

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

	31.12.2010	31.12.2009
Prepayments and accrued income :		
Foreign exchange on currency swap contracts	4 497 165	0
Interest and commission receivable	8 075 277	7 352 239
Deferred borrowing charges	57 782	61 633
Redemption premiums on swaps receivable(*)	416 688	393 852
Investment Facility's commission receivable	34 080	36 405
Other	769	1 933
	13 081 761	**7 846 062**
Accruals and deferred income :		
Foreign exchange on currency swap contracts	23 861	5 180 511
Interest and commission payable	9 240 125	8 341 809
Deferred early repayment indemnities on loans	275 932	134 846
Deferred borrowing proceeds	277 596	309 417
Redemption premiums on swaps payable(*)	1 492 562	887 325
Interest subsidies received in advance (**)	170 739	177 228
	11 480 815	**15 031 136**

(*) Redemption premiums on swaps receivable and payable represent end payments of one leg of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission through the European Monetary System (EMS) arrangements has been made available as a long term advance which is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the Union from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and to customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2010	31.12.2009
Repayable on demand	5 675 399	4 380 414
Short term borrowings	27 858	0
Repo with central banks	100 000	100 000
	5 803 257	**4 480 414**

J.2. Amounts owed to customers

	31.12.2010	31.12.2009
Repayable on demand (*)	1 524 466	1 256 333
Short term borrowings	975 965	1 106 417
	2 500 431	**2 362 750**

(*) Includes European Union and Member States accounts:

	31.12.2010	31.12.2009
European Union and Member States accounts:		
• For Special Section operations and related unsettled amounts	354 872	332 310
• Deposit accounts	1 130 649	899 908

Subject to approval by the EIB Board of Governors

101

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2010 and 2009, together with the average rates and due dates.

Debts evidenced by certificates

PAYABLE IN	OUTSTANDING AT 31.12.2010	AVERAGE RATE 2010 (*)	DUE DATES	OUTSTANDING AT 31.12.2009	AVERAGE RATE 2009 (*)
EUR	148 194 630	3.56	2011/2057	136 846 665	3.77
GBP	52 122 801	4.54	2011/2054	51 032 542	4.77
DKK	550 077	2.55	2024/2026	604 692	2.77
SEK	3 241 649	3.68	2011/2028	1 961 373	3.72
CZK	635 750	4.15	2013/2030	598 190	4.00
HUF	371 470	6.29	2011/2016	525 109	6.83
PLN	445 658	6.33	2011/2026	378 058	6.24
BGN	171 285	5.52	2011/2013	171 285	5.72
RON	105 584	8.88	2014/2016	106 225	8.88
USD	104 067 249	2.75	2011/2058	78 348 270	3.42
CHF	7 499 881	2.38	2011/2036	5 763 009	2.41
JPY	13 946 268	0.85	2011/2047	10 607 943	0.73
NOK	3 386 667	4.16	2011/2025	2 383 494	4.42
CAD	781 727	4.68	2037/2045	778 221	4.72
AUD	14 628 590	5.93	2011/2021	9 099 260	5.85
HKD	225 315	1.05	2012/2019	227 380	1.46
NZD	2 180 233	6.75	2012/2017	2 749 583	7.13
ZAR	1 990 653	8.21	2011/2018	1 256 187	8.49
MXN	38 275	6.07	2015/2015	30 550	6.65
TWD	25 667	4.75	2013/2013	65 574	4.21
TRY	2 831 379	10.63	2011/2022	1 991 631	12.37
ISK	48 182	7.91	2011/2011	95 036	8.74
RUB	519 598	6.82	2011/2019	138 110	8.14
TOTAL	**358 008 588**			**305 758 387**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 843 million). All such borrowings are fully hedged through structured swap operations.

In EUR Million	2010	2009
Balance at 1 January	305 758	266 989
Issuance during the year	129 855	101 588
Contractual redemptions	- 89 529	- 62 750
Early redemptions	- 3 090	- 3 965
Exchange adjustments	15 015	3 896
Balance at 31 December	**358 009**	**305 758**

Subject to approval by the EIB Board of Governors

102

Note L – Provisions – pension plans and health insurance scheme (in EUR'000)

The Group's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Group which covers all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The staff pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2010	2009
Staff pension plan:		
Provision at 1 January	**1 177 671**	**1 067 684**
Payments made during the year	- 47 287	- 44 896
Annual contributions and interest	168 796	154 883
Sub-total	**1 299 180**	**1 177 671**
Management Committee Pension Plan	34 310	33 398
Provision at 31 December	**1 333 490**	**1 211 069**
Health insurance scheme:		
Provision at 1 January	**118 934**	**105 509**
Payments made during the year	- 9 047	- 7 868
Annual contributions and interest	23 803	21 293
Provision at 31 December	**133 690**	**118 934**
Total provisions at 31 December	**1 467 180**	**1 330 003**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 223 million (2009: EUR 195 million) is classified under '*Other Liabilities*' (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2010 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2010 with an extrapolation ('roll forward' method) for the last 3 months of 2010, using the prevailing market rates of 31 December 2010 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 5.06% (2009: 6.19%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 17.52 year duration (2009: 16.24 year duration);
- in the light of past experience, the Group estimates that the overall expected remuneration of post-employment reserves are set at a rate of 1.5% (2009: 1.5%) above the discount rate mentioned above;
- a progressive retirement between the age of 55-65 (2009: retirement at the age of 55-65);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (2009: 4.5%);
- probable resignation of 3% up to age 55 (same as 2009);
- a rate of adjustment of pensions of 2% per annum (same as 2009);
- use of the ISCLT longevity table (2009 : LPP 2005 actuarial tables). Since the EIB Group is a European Institution, it was decided in 2010 to use the ISCLT longevity table, which has been recently established and is considered more appropriate, instead of the LPP 2005 tables used in the actuarial calculations.
- a medical cost inflation rate of 4% per annum (same as 2009).

The provisions for these schemes are adjusted when needed (Note A.13.1) according to the actuarial valuation, as per the tables above (i.e. cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight line basis). Due to the actuarial surplus being within the 10% corridor in the valuation for the prior year, no such adjustment has been accounted for in 2010. In 2009, due to the actuarial deficit in the valuation for the prior year being within the 10% corridor, no such adjustment was accounted for.
In 2010, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR'000 359 315. EUR'000 178 017 was reported in excess of the 10% corridor, and will be recognised over the expected average remaining service lives of the participants on a straight line basis. Thereby, the net loss which will be recognised in the next financial year will be an amount of EUR'000 13 693.

Subject to approval by the EIB Board of Governors

103

Note M – Profit for the financial year

On 17 May 2011 the appropriation of the balance of the profit and loss account of the standalone financial statements of the Bank for the year ended 31 December 2010, which amounts to EUR'000 2 116 642, will be submitted for approval by the Board of Governors.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2010	2009
Interest receivable and similar income		
Cash in hand, balance with central banks and post office banks	2 798	1 027
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	412 411	398 319
Loans and advances to credit institutions and customers	7 937 351	9 008 592
Derivatives	10 852 055	7 741 880
Other	1 436	3 666
TOTAL	**19 206 051**	**17 153 484**
Interest payable and similar charges		
Amounts owed to credit institutions and to customers	- 23 614	- 34 653
Debts evidenced by certificates	- 13 287 875	- 12 361 091
Derivatives	- 3 186 623	- 2 359 064
Other	- 132 066	- 125 848
TOTAL	**- 16 630 178**	**- 14 880 656**
Net interest income	**2 575 873**	**2 272 828**

Subject to approval by the EIB Board of Governors

104

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2010	2009
Spain	1 118 081	1 305 158
Italy	777 630	996 206
Germany	759 781	1 049 761
France	691 864	880 744
United Kingdom	607 887	634 245
Greece	520 074	534 391
Poland	501 789	411 585
Portugal	470 975	531 264
Hungary	200 643	226 252
Belgium	189 751	184 813
Austria	187 842	188 155
Czech Republic	141 227	166 249
Netherlands	137 953	124 903
Finland	126 205	158 306
Romania	109 465	98 174
Sweden	81 110	92 704
Ireland	73 561	83 529
Slovenia	50 371	55 612
Lithuania	32 871	19 867
Bulgaria	27 786	26 467
Denmark	26 177	46 001
Slovakia	25 606	29 513
Luxembourg	19 834	22 554
Cyprus	19 820	22 880
Latvia	19 774	21 107
Estonia	7 201	5 806
Malta	3 486	1 084
Total	**6 928 764**	**7 917 330**
Outside the European Union	823 239	765 476
Total	**7 752 003**	**8 682 806**
Income not analysed per country [1]	11 454 048	8 470 678
Total	**19 206 051**	**17 153 484**
[1] Income not analysed per country:		
• Revenue from Investment portfolio and loan substitutes portfolios	218 963	220 277
• Revenue from Operational bond portfolios	70 171	55 908
• Revenue from Operational money-market portfolios	122 818	124 175
• Revenue from money-market operations	190 041	328 438
• Income from derivatives	10 852 055	7 741 880
	11 454 048	**8 470 678**

Subject to approval by the EIB Board of Governors

105

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2010	2009
Commission receivable		
Investment Facility/Cotonou (Note X)	34 086	36 405
Income from advisory activities	64 899	50 165
Income on loans and guarantees	31 096	22 364
Income from guarantee operations	29 191	43 422
Jaspers (Note X)	22 473	16 948
Jessica (Note X)	11 900	4 976
Jeremie (Note X)	10 457	6 961
Jasmine (Note X)	713	257
Yaoundé/Lomé conventions (Note X)	7 569	8 468
Other European Union institutions (Note X)	23 976	17 074
Total commission receivable	**236 360**	**207 040**
Commission payable	**- 204**	**- 117**

Note P – Net loss on financial operations (in EUR '000)

	2010	2009
Result on release of guarantees	28 903	0
Unrealised result on operational treasury portfolio	- 125 673	82 933
Value adjustment on venture capital operations	- 42 242	- 107 504
Net result on operational treasury portfolio	888	- 30 284
Net realised result on long term futures	- 9 297	- 5 776
Net result on repurchase of debts evidenced by certificates	- 4 570	6 555
Net result on unwind of ALM swaps	- 85 882	14 826
Realised result on sale of shares and other variable-yield securities	- 11 197	201
Value (re-)adjustment on shares and other variable-yield securities other than venture capital	- 15 689	850
Net foreign exchange result	- 5 424	6 905
Other	2 500	4 376
Total net loss on financial operations	**- 267 683**	**- 26 918**

Note Q – Other operating income (in EUR '000)

	2010	2009
Reversal of previous year's unutilised accruals on general administrative expenses	6 313	4 119
Other	2 750	6 604
Total other operating income	**9 063**	**10 723**

Note R – General administrative expenses (in EUR '000)

	2010	2009
Salaries and allowances (*)	- 235 060	- 208 747
Welfare contributions and other social costs	- 121 507	- 104 751
Staff costs	**- 356 567**	**- 313 498**
Other general administrative expenses	- 119 866	- 118 712
Total general administrative expenses	**- 476 433**	**- 432 210**

The number of persons employed by the Group was 2 077 at 31 December 2010 (1 896 at 31 December 2009).

(*) of which the amount for members of the Management Committee is EUR '000 2 960 at 31 December 2010 and EUR '000 2 924 at 31 December 2009.

Subject to approval by the EIB Board of Governors

106

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note T – Fair value of financial instruments

The Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets and liabilities compared with their accounting value is shown in the table below:

	ASSETS		**LIABILITIES**	
At 31 December 2010 (in EUR million)	Accounting value	Fair value	Accounting value	Fair value
Assets				
Cash in hand, balances with central banks and post office banks	254	254		
Loans and advances to credit institutions and to customers, excluding loan substitutes	383 056	394 310		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	21 731	21 066		
Shares and other variable yield securities (Note E)	1 850	2 315		
Total financial assets	**406 891**	**417 945**		
Liabilities				
Amounts owed to credit institutions and to customers (Note J)			8 304	8 304
Debts evidenced by certificate (Note K)			358 009	381 367
Total financial liabilities			**366 313**	**389 671**

	ASSETS		LIABILITIES	
At 31 December 2009 (in EUR million)	Accounting value	Fair value	Accounting value	Fair value
Assets				
Cash in hand, balances with central banks and post office banks	227	227		
Loans and advances to credit institutions and to customers, excluding loan substitutes	335 423	338 710		
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	22 340	21 951		
Shares and other variable yield securities (Note E)	1 618	2 018		
Total financial assets	**359 608**	**362 906**		
Liabilities				
Amounts owed to credit institutions and to customers (Note J)			6 843	6 843
Debts evidenced by certificate (Note K)			305 758	324 913
Total financial liabilities			**312 601**	**331 756**

Subject to approval by the EIB Board of Governors

107

Note U – Financial risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • credit risk; • interest rate risk; • liquidity risk; • foreign exchange rate risk; and • market risk. Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund. U.1. Risk Management Organisation U.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank applies best market practice in order to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) has, since November 2003, initially been structured around two departments – namely the Credit Risk (CRD) and the ALM, Derivatives, Financial and Operational Risk (FRD) Departments – and a Coordination Division. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD’s remit. RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high- level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continued to develop its capacity to manage loans post signature in line with the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio this is the responsibility of Transaction Management & Restructuring (TMR) an autonomous department, reporting to a separate Vice-President. In 2010, TMR focused on monitoring the higher risk counterparts and certain forms of security; it also managed transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the Risk Management Directorate. U.1.1.1. Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do, in fact, occur. Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, VaR, liquidity ratios and risk profile changes. In addition, key risk indicators of the loan portfolio and liquidity mismatch risks are presented to the Management Committee on a monthly basis. U.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, setting its financial risk tolerance to a minimum level as defined by approved limits, and applying a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to Subject to approval by the EIB Board of Governors 108 exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. Following best market practice, all new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. U.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE) Venture Capital and Guarantees & Securitisation (GS) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. An independent Risk Management and Monitoring (RMM) division reports directly to the Deputy Chief Executive. This segregation of duties and the “four-eyes” principle ensure an unbiased review of EIF’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the venture capital operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RMM is divided into three teams: a PE Risk Management team, a Portfolio GS Risk Management team and a Monitoring & Administration (MA) team covering both business lines. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund of funds approach, taking minority equity participations in funds managed by mostly independent teams in order to catalyse further commitments from a wide range of investors. The Fund’s PE operations include investments in early-stage and seed capital, but also in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond the typical and often-simplistic recipe of investing only in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of the actual financial crisis, the Fund has been closely monitoring the valuations reported by PE fund managers, and also other specific risks linked to the crisis. The Fund has also run more stringent stress test scenarios on its PE funds portfolios to assess the impact of a worsening and/or continuation of the financial crisis. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly. The guarantees portfolio is valued according to mark-to model. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. In the context of the financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration closely. The improvement of the monitoring is not only based on the reaction to the financial crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation and expected losses. Subject to approval by the EIB Board of Governors 109

U.2. Credit risk

Credit risk concerns mainly the Group's lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivatives transactions of the Group and the Fund's guarantee transactions funded by own resources. No credit risk is attached to the Group's venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk.

The Group's policies on credit risk are approved by the Group's governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group's loan portfolio. The Group's limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk.

The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates.

Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive.

Management of credit risk is based, firstly, on the level of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties.

U.2.1. Loans

In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees.

In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2010 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under the Facilities [*]) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance.

[*] Loans granted under Article 16 (previously Article 18) of the Bank's Statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Group's own resources and at the Group's own risk.

The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Zone 'A' banks	Corporates	Not guaranteed[1]	Total 2010	Total 2009
States	0	0	0	0	37 395	**37 395**	30 505
Public institutions	23 642	14 582	608	3 690	44 331	**86 853**	76 079
Zone 'A' banks	11 733	43 003	35 864	19 574	24 583	**134 757**	126 812
Corporates	19 579	8 288	32 991	41 563	48 279	**150 700**	135 482
Total 2010 [1] [2] [3] [4] [5]	**54 954**	**65 873**	**69 463**	**64 827**	**154 588**	**409 705**	
Total 2009 [1] [2] [3] [4] [5]	**49 805**	**60 509**	**68 225**	**57 207**	**133 132**		**368 878**

[1] These amounts include loans, for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
[2] The loans in risk-sharing operations amount to EUR 6 167 million as of 31 December 2010 (2009: EUR 5 229 million).
[3] This amount includes loans granted under Facilities.
[4] This amount does not include loan substitutes (2010: EUR 9 533 million; 2009: EUR 8 209 million).
[5] These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Subject to approval by the EIB Board of Governors 110

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

	2010 (in EUR million)			2009 (in EUR million)		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed		Disbursed	Undisbursed	
Greece	6 128	1 740	5 583	5 840	240	5 246
Poland	5 428	1 502	7 710	4 828	255	6 446
Hungary	3 714	1 168	1 565	3 424	1 136	1 249
Czech Republic	2 681	816	462	2 188	789	502
Spain	1 243	0	14 675	1 340	0	13 392
Italy	1 136	0	3 769	1 195	0	3 730
Lithuania	1 020	112	0	680	452	0
Romania	780	2 077	320	647	2 210	320
Portugal	513	0	7 161	0	0	6 606
Cyprus	471	280	722	492	120	544
Finland	452	0	1 146	531	0	1 253
Latvia	375	525	221	375	595	125
Estonia	165	385	75	165	385	0
Slovakia	152	1 300	0	159	0	0
Bulgaria	107	985	0	30	1 062	0
Slovenia	41	0	2 030	45	0	1 516
Germany	0	0	1 873	0	0	1 903
United Kingdom	0	0	1 522	0	0	1 721
France	0	0	932	0	0	972
Belgium	0	0	867	0	0	1 006
Sweden	0	0	838	0	0	42
Ireland	0	0	655	0	0	669
Denmark	0	0	560	0	0	808
Malta	0	0	290	0	0	190
Luxembourg	0	0	167	0	0	174
Austria	0	0	35	0	0	42
Netherlands	0	0	29	0	0	29
Non EU -Countries	736	1 363	1 747	573	749	1 320
TOTAL	**25 142**	**12 253**	**54 954**	**22 512**	**7 993**	**49 805**

The table below shows (in EUR million) the loan for projects outside the European Union (Apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	**31.12.2010**	**31.12.2009**
Member States	2 275	1 795
European Union budget [(1)]	35 758	32 340
Total [(2)]	**38 033**	**34 135**

(1) of which EUR 6 167 million in risk-sharing operations as explained above (2009: EUR 5 229 million).

(2) including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Subject to approval by the EIB Board of Governors

111

LOANS FOR PROJECTS OUTSIDE THE UNION (in EUR million)
(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE AS AT 31 DECEMBER

AGREEMENT	31.12.2010	31.12.2009
75% Member States global guarantee		
– ACP/OCT Group 4th Lomé Convention	76	108
– ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	381	415
Total 75% Member States global guarantee	457	523
75% Member States guarantee		
– Cotonou partnership agreement	722	783
– Cotonou partnership 2nd agreement	1 096	489
Total 75% Member States guarantee	1 818	1 272
Total Member States guarantee	2 275	1 795
100% European Union budget guarantee		
– South Africa – 300m – BG Decision 19.06.95	3	5
– ALA I – 750m	103	114
– ALA interim (100% guarantee) –153m	4	5
– CEEC – 1bn - BG Decision 29.11.89	76	90
– CEEC –3bn - BG Decision 02.05.94	372	455
– CEEC – 700m - BG Decision 18.04.91	0	2
– Russia – 100 m - 2001-2005	72	74
– Russia – 500 m - 2004-2007	230	230
Total 100% European Union budget guarantee	860	975
75% European Union budget guarantee		
– Mediterranean Protocols	661	800
– Yugoslavia – Art.18 (1984)	1	1
– Yugoslavia – 1st Protocol	1	3
– Yugoslavia – 2nd Protocol	5	10
– Slovenia – 1st Protocol	42	51
Total 75% European Union budget guarantee	710	865
70% European Union budget guarantee		
– South Africa – 375m – Decision 29.01.97	76	105
– ALA II – 900m	127	144
– ALA interim (70% guarantee: risk sharing) – 122m	5	7
– Bosnia–Herzegovina – 100m 99/2001	80	84
– Euromed (EIB) –2 310m – Decision 29.01.97	668	781
– FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	96	106
– CEEC–3 520m–Decision 29.01.97	1 295	1 457
Total 70% European Union budget guarantee	2 347	2 684
– **65% European Union budget guarantee**		
– South Africa – 825m – 7/2000-7/2007	670	621
– South Africa – Decision 2/2007–12/2013	549	486
– ALA III – 2 480m — 2/2000 – 7/2007	1 002	1 082
– ALA Decision – 2/2007–12/2013	2 557	1 926
– Euromed II – 6 520m – 2/2000 — 1/2007	5 103	5 339
– South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	7 684	8 022
– Turkey special action – 450m – 2001-2006	276	299
– Turkey TERRA – 600m – 11/1999 – 11/2002	502	527
– PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	918	403
– PEV MED 1/2/2007 – 31/12/2013	5 761	3 851
– Pre-Accession – 8 700m – 2007 – 2013	6 819	5 260
Total 65% European Union budget guarantee	31 841	27 816
Total European Union budget guarantee	35 758	32 340
TOTAL	38 033	34 135

Subject to approval by the EIB Board of Governors

112

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Group uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 18 004 million (2009: EUR 15 175 million), with the following composition:

As at 31 December 2010	**Loan Financial Collateral** (in EUR million) [1]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	**Total 2010**
	Govern-ment	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	728	169	2	1 284	1 291	493	0	0	**3 967**
Aa1 to Aa3	1 025	0	0	48	1 731	96	0	0	**2 900**
A1	2 431	0	0	0	670	86	0	0	**3 187**
Below A1	5 027	0	106	0	1 960	90	0	0	**7 183**
Non-Rated	0	0	0	0	0	0	208	559	**767**
Total 2010	**9 211**	**169**	**108**	**1 332**	**5 652**	**765**	**208**	**559**	**18 004**

[1] Bonds, equities and funds are valued at their market value.

As at 31 December 2009	**Loan Financial Collateral (in EUR million)** [2]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	**Total 2009**
	Govern-ment	Supra-national	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS			
Aaa	913	231	107	1 282	1 282	480	0	0	**4 295**
Aa1 to Aa3	742	0	0	19	1 971	203	0	0	**2 935**
A1	2 407	0	0	0	368	0	0	0	**2 775**
Below A1	3 075	0	0	0	1 569	0	0	0	**4 644**
Non-Rated	0	0	0	0	0	0	188	338	**526**
Total 2009	**7 137**	**231**	**107**	**1 301**	**5 190**	**683**	**188**	**338**	**15 175**

[2] Bonds, equities and funds are valued at their market value.

A breakdown of disbursed loans outstanding, including loan substitutes (in EUR million), at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2010**	Total 2009
Energy	2 283	12 919	26 817	**42 019**	35 424
Transport	4 510	23 292	78 278	**106 080**	98 930
Telecommunications	862	7 560	3 155	**11 577**	10 142
Water, sewerage	1 029	5 449	12 436	**18 914**	18 735
Miscellaneous infrastructure	895	5 005	12 659	**18 559**	18 821
Agriculture, forestry, fisheries	11	40	189	**240**	231
Industry	2 364	17 651	8 656	**28 671**	24 391
Services	354	8 356	7 151	**15 861**	13 385
Global loans[3]	8 399	42 332	39 984	**90 715**	83 020
Health, education	810	6 393	20 714	**27 917**	21 071
TOTAL 2010	**21 517**	**128 997**	**210 039**	**360 553**	
TOTAL 2009	**21 144**	**104 971**	**198 035**		**324 150**

[3] A Global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Subject to approval by the EIB Board of Governors

113

Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for projects located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, Zone A banks and corporate entities. Unsecured part of these loans amounts to EUR 154 588 million as at 31 December 2010 (2009: EUR 133 132 million).

As at 31 December 2010, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amounts to EUR 0.7 million (2009:nil).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for approximately 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on the loan portfolio of the Group outside the European Union can be analysed as follows (in EUR 000):

	Instalments overdue 30 to 90 days	Instalments overdue more than 90 days	Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU	Total
31.12.2010	210	2 450	103 834	**106 494**
31.12.2009	1 897	12 278	93 830	**108 005**

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers (as at 31 December):

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	2010	2009	**2010**	2009
Aaa	**31**	42	**0**	5
Aa1 to Aa3	**36**	35	**33**	39
A1 to A3	**12**	11	**56**	53
Below A3	**21**	12	**11**	2
A-1+P-1	**0**	0	**0**	1
Total	**100**	**100**	**100**	**100**

As part of its treasury management activities, the Group holds investments in capital guarantee notes, the coupons of which embed options on the performance of funds of hedge funds. At 31 December 2010, the total nominal amount of such notes stood at EUR nil (2009: EUR 125 million) and are part of the Securities portfolio.

Subject to approval by the EIB Board of Governors

114

Collateral on Treasury transactions

The Treasury transactions include EUR 25 406 million (2009: EUR 10 094 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2010 is EUR 25 535 million (2009: EUR 10 470 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)

At 31 December 2010	Bonds						Total 2010
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	643	749	5	2 125	3 830	3 885	11 237
Aa1 to Aa3	3 721	13	215	360	2 795	72	7 176
A1	594	0	254	0	1 140	0	1 988
Below A1	1 529	0	0	11	3 594	0	5 134
Total 2010	**6 487**	**762**	**474**	**2 496**	**11 359**	**3 957**	**25 535**

Tripartite Agreement Collateral (in EUR million)

At 31 December 2009	Bonds						Total 2009
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (Pfandbriefe, Cedulas)	Bank and Corporate Bonds	ABS	
Aaa	1 253	253	140	181	1 039	907	**3 773**
Aa1 to Aa3	237	0	395	99	2 383	16	**3 130**
A1	476	0	5	0	550	0	**1 031**
Below A1	354	0	27	0	2 155	0	**2 536**
Total 2009	**2 320**	**253**	**567**	**280**	**6 127**	**923**	**10 470**

U.2.3. Securities lending

The market value of the bonds lent in the securities lending activities amounts to EUR 696 million at 31 December 2010 (2009: EUR 507 million). These transactions are governed by an agreement signed with Northern Trust Global Investment, the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2010 is EUR 699 million (2009: EUR 539 million), with the following classification:

Securities Lending Collateral (in EUR million)

At 31 December 2010	Bonds		Time Deposit	Total 2010
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	61	4	0	**65**
Aa1 to Aa3	613	16	5	**634**
Total 2010	**674**	**20**	**5**	**699**

Securities Lending Collateral (in EUR million)

At 31 December 2009	Bonds		Time Deposit	Total 2009
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	130	21	0	**151**
Aa1 to Aa3	360	19	9	**388**
Total 2009	**490**	**40**	**9**	**539**

U.2.4. Guarantees granted by the Group in respect of loans granted by third parties

Credit risk arising from the Group's GS transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines. The Statute limit own-risk guarantees to approximately EUR 8.7 billion. The EUR 3.0 billion exposure at risk at the end of 2010 (2009: 3.2 billion) was well below the statutory limit of EUR 8.7 billion.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

Subject to approval by the EIB Board of Governors

115

In the context of the Group’s own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR ‘000 17 385 as at 31 December 2010 (2009: EUR ‘000 17 385). U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Value-at-Risk for the own funds of the Group (Economic perspective) Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management department quantifies the Value at Risk (‘VaR’) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2010, the VaR of the Group amounted to EUR 275 million (2009: EUR 188 million). The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the EIB’s positions. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2010, the impact of a 200 basis points upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 4.72 billion (2009: EUR 4.29 billion). Among the financial instruments in the Bank’s portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity. At cash flows level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity. Below is a summary of the features of the Group’s callable portfolio as of 31 December 2010 and 31 December 2009, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2010	Pay Currency					
(in EUR million)	CZK	EUR	JPY	PLN	USD	Total
EUR Pay Notional	- 114	- 5 108	- 18	- 23	- 5 616	- 10 879
Average maturity date	14.12.2016	24.03.2025	06.01.2029	05.05.2026	28.02.2034	04.10.2029
Average expected maturity	15.03.2011	03.10.2019	19.02.2024	18.08.2020	16.12.2026	18.05.2023

31.12.2009	Pay Currency					
(in EUR million)	CZK	EUR	GBP	PLN	USD	Total
EUR Pay Notional	- 108	- 6 976	- 14	- 21	- 5 793	- 12 912
Average maturity date	14.12.2016	16.01.2022	16.02.2020	05.05.2026	30.10.2032	05.11.2026
Average expected maturity	19.11.2012	13.03.2017	27.02.2017	11.09.2020	09.02.2025	18.09.2020

By risk factor involved:

31.12.2010	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	- 4 041	- 5 962	- 876	- 10 879
Average maturity date.	23.12.2033	29.03.2027	18.06.2027	04.10.2029
Average expected maturity	06.09.2029	07.11.2018	10.02.2025	18.05.2023

31.12.2009	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR Pay Notional (EUR million)	- 4 097	- 6 585	- 2 230	- 12 912
Average maturity date.	14.08.2033	07.12.2023	30.12.2022	05.11.2026
Average expected maturity	25.08.2027	09.07.2017	02.06.2017	18.09.2020

U.3.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of the Earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2010, the Earnings would increase by EUR 49.0 million (2009: EUR 68.8 million) if interest rates increased by 100 basis points and decrease by EUR 60.9 million (2009: EUR 72.0 million) if interest rates decreased by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the Earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

U.4. Liquidity risk

The main objective of liquidity policy is to ensure that the Group can always meet its payment obligations punctually and in full. The Group manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Group's needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement typically takes place at the borrower's request.

Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Group pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level.

The Group further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The

Subject to approval by the EIB Board of Governors
117

Group's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year.

The Group has in place a Contingency Liquidity Plan (CLP) that specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the "Principles for Sound Liquidity Risk Management and Supervision" by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval.

On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Group maintains a deposit to cover the minimum reserve requirement.

The table hereafter analyses the financial assets and liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

Liquidity risk (in EUR million)

Maturity (at 31 December 2010)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	**Total 2010**
ASSETS						
Cash in hand, central banks and post office banks	254	0	0	0	0	**254**
Treasury bills and other bills eligible for refinancing with central banks.	832	1 270	1 984	1 287	0	**5 373**
Other loans and advances:						
- Current accounts	491	0	0	0	0	**491**
- Others	31 636	0	0	0	0	**31 636**
	32 127	0	0	0	0	**32 127**
Loans:						
- Credit institutions	2 165	8 086	60 215	53 564	0	**124 030**
- Customers	2 180	8 739	67 287	148 692	0	**226 898**
	4 345	16 825	127 502	202 256	0	**350 928**
Debt securities including fixed-income securities.	5 253	712	2 412	7 982	0	**16 359**
Shares and other variable-yield securities.	0	0	0	0	1 850	**1 850**
Other assets (*)	- 113	794	862	3 009	9 015	**13 567**
Total assets	**42 698**	**19 601**	**132 760**	**214 534**	**10 865**	**420 458**
LIABILITIES						
Amounts owed to credit institutions . .	5 803	0	0	0	0	**5 803**
Amounts owed to customers	2 440	60	0	0	0	**2 500**
Debts evidenced by certificates.	19 481	36 512	159 874	142 142	0	**358 009**
Capital, reserves, profit and minority interest	0	0	0	0	40 673	**40 673**
Other liabilities (**).	- 4	28	0	0	13 449	**13 473**
Total liabilities	**27 720**	**36 600**	**159 874**	**142 142**	**54 122**	**420 458**

(*) Other assets include foreign exchange on long term currency swap contracts.

(**) Other liabilities include foreign exchange on short term currency swap contracts.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Group as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2011 - 2013 would amount to EUR 8.85 billion.

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Maturity (at 31 December 2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	**Total 2009**
ASSETS						
Cash in hand, central banks and post office banks	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks.	648	508	2 087	830	0	**4 073**
Other loans and advances:						
- Current accounts	368	0	0	0	0	**368**
- Others	19 226	0	0	0	0	**19 226**
	19 594	0	0	0	0	**19 594**
Loans:						
- Credit institutions	2 899	7 408	47 782	58 487	0	**116 576**
- Customers	1 831	8 352	55 497	133 574	0	**199 254**
	4 730	15 760	103 279	192 061	0	**315 830**
Debt securities including fixed-income securities.	7 644	1 914	2 799	5 910	0	**18 267**
Shares and other variable-yield securities.	0	0	0	0	1 618	**1 618**
Other assets.	0	0	0	0	8 398	**8 398**
Total assets	**32 843**	**18 182**	**108 165**	**198 801**	**10 016**	**368 007**
LIABILITIES						
Amounts owed to credit institutions . .	4 380	100	0	0	0	**4 480**
Amounts owed to customers	2 353	10	0	0	0	**2 363**
Debts evidenced by certificates.	10 765	27 868	136 834	130 291	0	**305 758**
Capital, reserves, profit and minority interest	0	0	0	0	38 575	**38 575**
Other liabilities (*)	477	826	3 115	763	11 650	**16 831**
Total liabilities	**17 975**	**28 804**	**139 949**	**131 054**	**50 225**	**368 007**

(*) Including foreign exchange on short and long term currency swap contracts

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U.5. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

Foreign exchange position (in EUR million)

Currency at 31 December 2010	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	**Total 2010**
ASSETS						
Cash in hand, balances with central banks and post office banks.	254	0	0	0	0	**254**
Treasury bills and other bills eligible for refinancing with central banks.	5 373	0	0	0	0	**5 373**
Other loans and advances:						
- Current accounts	288	34	17	152	203	**491**
- Others	28 696	101	552	2 287	2 940	**31 636**
	28 984	135	569	2 439	3 143	**32 127**
Loans:						
- Credit institutions	79 254	14 354	24 339	6 083	44 776	**124 030**
- Customers	185 012	18 595	9 691	13 600	41 886	**226 898**
	264 266	32 949	34 030	19 683	86 662	**350 928**
Debt securities including fixed-income securities.	13 057	634	1 267	1 401	3 302	**16 359**
Shares and other variable-yield securities.	1 479	267	29	75	371	**1 850**
Other assets (*).	- 82 228	17 141	46 584	32 070	95 795	**13 567**
Total assets	**231 185**	**51 126**	**82 479**	**55 668**	**189 273**	**420 458**
LIABILITIES						
Amounts owed to credit institutions . .	5 682	0	28	93	121	**5 803**
Amounts owed to customers	2 451	0	32	17	49	**2 500**
Debts evidenced by certificates:						
- Debt securities in issue	137 932	51 660	100 327	44 459	196 446	**334 378**
- Others	10 265	462	3 739	9 165	13 366	**23 631**
	148 197	52 122	104 066	53 624	209 812	**358 009**
Capital, reserves, profit and minority interest	40 673	0	0	0	0	**40 673**
Other liabilities (**).	34 232	- 998	- 21 687	1 926	- 20 759	**13 473**
Total liabilities	**231 235**	**51 124**	**82 439**	**55 660**	**189 223**	**420 458**
Net position	**- 50**	**2**	**40**	**8**	**50**	

(*) Other assets include foreign exchange on long term currency swap contracts

(**) Other liabilities include foreign exchange on short term currency swap contracts

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Currency at 31 December 2009	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	**Total 2009**
ASSETS						
Cash in hand, balances with central banks and post office banks.	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks.	4 073	0	0	0	0	**4 073**
Other loans and advances:						
- Current accounts	260	22	9	77	108	**368**
- Others	13 396	224	3 867	1 739	5 830	**19 226**
	13 656	246	3 876	1 816	5 938	**19 594**
Loans:						
- Credit institutions	72 760	15 227	23 924	4 665	43 816	**116 576**
- Customers	163 324	15 684	9 191	11 055	35 930	**199 254**
	236 084	30 911	33 115	15 720	79 746	**315 830**
Debt securities including fixed-income securities.	14 839	927	1 233	1 268	3 428	**18 267**
Shares and other variable-yield securities.	1 281	244	30	63	337	**1 618**
Other assets.	7 474	279	445	200	924	**8 398**
Total assets	**277 634**	**32 607**	**38 699**	**19 067**	**90 373**	**368 007**
LIABILITIES						
Amounts owed to credit institutions . .	4 242	0	177	61	238	**4 480**
Amounts owed to customers	2 178	81	0	104	185	**2 363**
Debts evidenced by certificates:						
- Debt securities in issue	127 403	50 478	74 926	33 441	158 845	**286 248**
- Others	9 444	555	3 422	6 089	10 066	**19 510**
	136 847	51 033	78 348	39 530	168 911	**305 758**
Capital, reserves, profit and minority interest	38 575	0	0	0	0	**38 575**
Other liabilities (*)	95 810	- 18 506	- 39 834	- 20 639	- 78 979	**16 831**
Total liabilities	**277 652**	**32 608**	**38 691**	**19 056**	**90 355**	**368 007**
Net position	**- 18**	**- 1**	**8**	**11**	**18**	

(*) Other liabilities include foreign exchange on short and long term currency swap contracts

U.6. Market risk

Market risk for the Bank:

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

Market risks are identified, measured, managed and reported according to a set of policies and procedures called the "Financial Risk and ALM Policy Guidelines" (FRPG), updated on a regular basis. The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process.

Market risk for the Fund:

The Fund's market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues.

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The specifics of Private Equity (PE) asset class make the use of traditional approaches to market risk analysis difficult to apply. Market risk analysis requires the estimation of the correlation between the assessed asset class and the public market. This can be done based on the capital asset pricing model. This model requires the beta, i.e. a measure of risk relative to the market, which is estimated by regressing returns on an asset against a public market index. While public market managers can rely on reliable statistical data to support their analysis, PE and in particular venture capital lacks such data. Indeed, the analysis of PE returns, volatility and correlations is limited by the relatively short time series of the publicly available data, which are not fully representative of the market. Most of all, data does not fully capture the uncertainty of the asset class. Furthermore, the standard performance measure used for PE funds, the internal rate of return (IRR), is capital-weighted, while for the public market assets, it is traditionally time-weighted. An analysis of correlation between PE and other asset classes is not possible without significant adjustments and therefore induces potentially important biases. The EIF uses a beta derived from the betas of three listed PE indexes, LPX Europe Price Index, LPX Venture Price Index and LPX Buyout Price Index in order to estimate the sensitivity of the valuation of EIF’s private equity investment to market prices. The regression has been done with the Dow Jones Euro Stoxx 50 over the last two years. Using the most conservative beta from the three indices mentioned above and assuming market price movements of ±10%, the final sensitivity (i.e. beta x ±10%) is applied to the net asset value giving an adjusted net asset value, which is then compared to the net paid in. Note V – Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. The nominal amounts corresponding to these operations are booked as off-balance sheet items at the date of the transaction. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global Assets and Liabilities Management (ALM) position. The corresponding interest is accounted for on a pro-rata temporis basis. The nominal amounts of these swaps are booked as off-balance sheet items at the date of the transaction. The Group also enters into short term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.). The Group also enters into credit default swaps as part of its credit risk mitigation. The corresponding amounts are booked as off-balance sheet items at the date of the transaction. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. V.1. As part of funding and hedging activity The Group uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs. Long term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long term nature. The derivatives used in the context of funding and ALM hedging activities are: • Currency swaps; • Interest rate swaps; • Structured swaps. V.1.1. Currency swaps Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. The following table shows the maturities of currency swaps (excluding short term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2010 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2010**
Notional amount	17 659	73 247	34 650	14 920	**140 476**
Fair value (i.e. net discounted value) (*)	731	1 811	2 128	1 633	**6 303**

Currency swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2009**
Notional amount	15 369	54 520	23 418	15 211	**108 518**
Fair value (i.e. net discounted value) (*)	- 1 344	- 2 158	- 765	467	**- 3 800**

(*) Including the fair value of macro-hedging currency swap which stood at EUR - 104 million as at 31 December 2010 (2009: EUR 35 million).

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.
Interest rate swaps allow the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.
The following table shows the maturities of interest rate swaps (including the credit default swap – see Note V.3. and synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2010 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2010**
Notional amount	38 649	150 999	74 325	95 623	**359 596**
Fair value (i.e. net discounted value) (*)	1 187	4 622	2 889	2 288	**10 986**

Interest rate swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2009**
Notional amount	30 053	135 875	63 223	87 425	**316 576**
Fair value (i.e. net discounted value) (*)	764	4 862	2 006	1 914	**9 546**

(*) Including the fair value of macro-hedging interest rate swap which stood at EUR - 575 million as at 31 December 2010 (2009: EUR - 524 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Option embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2010	2009	**2010**	2009	**2010**	2009
Number of transactions.	**365**	395	**6**	6	**325**	363
Notional amount (in EUR million).	**12 793**	13 598	**843**	843	**21 627**	21 346
Net discounted value (in EUR million).	**391**	132	**26**	- 10	**717**	380

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, which consists of valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss which the Group would incur where the counterparty would be unable to honour its contractual obligations.

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In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

- Contractual framework:

All the Group's long term derivative transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- Counterparty selection:

The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised and further supported by an independent amount of collateral specified in the Credit Support Annex. The EIB has the right of early termination if the rating drops below a certain level.

- Collateralisation:

  - Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and first-class bonds.
  - Very complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The collateral received for swaps amounts to EUR 20 334 million (2009: EUR 8 557 million), with the following composition:

	Swap collateral (in EUR million)			
Moody's or equivalent rating	Bonds		Cash	**Total 2010**
	Government	Agency		
Aaa	5 417	58	0	**5 475**
Aa1 to Aa3	7 320	0	0	**7 320**
A1	1 142	0	0	**1 142**
Below A1	857	0	0	**857**
Non-Rated	0	0	5 540	**5 540**
Total 2010	**14 736**	**58**	**5 540**	**20 334**

	Swap collateral (in EUR million)			
Moody's or equivalent rating	Bonds		Cash	**Total 2009**
	Government	Agency		
Aaa	2 219	0	0	**2 219**
Aa1 to Aa3	1 331	0	0	**1 331**
A1	0	0	0	**0**
Below A1	1 267	0	0	**1 267**
Non-Rated	0	0	3 740	**3 740**
Total 2009	**4 817**	**0**	**3 740**	**8 557**

- Credit Risk measurement for derivatives:

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Group computes the Net Market Exposure, which is the larger of zero and the market value or "fair value" of the portfolio of transactions within the netting set with a counterparty, less the collateral. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2010 the Net Market Exposure stood at EUR 721 million (EUR 600 million as of 31 December 2009).

In addition, the Group computes the Potential Future Exposure (PFE), which is the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The Group computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market

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participant. As of 31 December 2010 the total Potential Future Exposure (PFE) stood at EUR 9 453 million (EUR 8 900 million as of 31 December 2009).

- Limits:

The limit system for banks covers two types of exposure: Net Market Exposure and Potential Future Exposure.

The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collateral received. It is limited by the Threshold applicable to the bank as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Group receives collateral posted by the counterparty.

The Potential Future Exposure limit determines the maximum Potential Future Exposure, measured as explained above and reduced by overcollateralisation, accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	**2010**	2009	**2010**	2009	**2010**	2009
Aaa	3.0%	2.5%	0	10	307	161
Aa1 to Aa3	59.7%	60.7%	715	589	6 543	6 406
A1	33.7%	28.5%	6	1	2 213	1 843
A2 to A3	3.1%	7.8%	0	0	375	457
Below A3	0.5%	0.5%	0	0	15	33
Non-rated	0.0%	0.0%	0	0	0	0
Total	**100.0%**	**100.0%**	**721**	**600**	**9 453**	**8 900**

V.2. As part of liquidity management

The Group also enters into short term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short term currency swaps stood at EUR 26 265 million at 31 December 2010 against EUR 11 887 million at 31 December 2009. The notional amount of short term currency forwards was EUR 288 million at 31 December 2010 (2009: EUR 252 million). The fair value of these contracts was EUR - 34 million at 31 December 2010 (2009: EUR 255 million).

Long term futures are also used by the Bank to adjust the medium-term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long term futures stood at EUR 283 million at 31 December 2010 (2009: EUR 335 million), with a fair value of EUR nil (2009: EUR – 0.1 million).

V.3. Credit Default Swap

The Group entered into one Credit Default Swap for a nominal amount of EUR 193 million as at 31 December 2010 (2009: EUR 197 million) with a fair value of EUR 29.5 million (2009: EUR 1.5 million).

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Note W – Conversion rates

The following conversion rates were used for establishing the balance sheet at 31 December 2010 and 31 December 2009:

	31.12.2010	31.12.2009
NON-EURO CURRENCIES OF EU MEMBER STATES		
Bulgarian leva (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.061	26.473
Danish kroner (DKK)	7.4535	7.4418
Hungarian forint (HUF)	277.95	270.42
Polish zloty (PLN)	3.9750	4.1045
Pound sterling (GBP)	0.8608	0.8881
Romanian lei (RON)	4.2620	4.2363
Swedish kronor (SEK)	8.9655	10.252
NON-EU CURRENCIES		
Australian dollar (AUD)	1.3136	1.6008
Canadian dollar (CAD)	1.3322	1.5128
Hong Kong dollar (HKD)	10.3856	11.1709
Japanese yen (JPY)	108.65	133.16
Kenyan shilling (KES)	107.77	108.43
Moroccan dirham (MAD)	11.152	11.290
Mexican peso (MXN)	16.5475	18.9223
New Zealand dollar (NZD)	1.720	1.980
Norwegian krone (NOK)	7.8000	8.3000
Russian ruble (RUB)	40.820	43.154
South African rand (ZAR)	8.8625	10.6660
Swiss franc (CHF)	1.2504	1.4836
Turkish lira (TRY)	2.0694	2.1547
United States dollar (USD)	1.3362	1.4406

Note X – Management of third-party funds

X.1. Guarantee Fund

The European Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994.

X.2. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

X.3. FEMIP Trust Fund

The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund.

X.4. Risk-Sharing Finance Facility (the 'RSFF')

The RSFF has been established within the framework of the Co-operation Agreement entered into force on the 5 June 2007 between the European Commission on behalf of the European Union and the European Investment Bank. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF.

Subject to approval by the EIB Board of Governors
126

X.5. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the “Initiative”) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. X.6. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the EIB Group signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. X.7. FP7 Guarantee Fund The European Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. X.8. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument (‘ENPI’) through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. X.9. Loan Guarantee Instrument for Ten-T Projects (the ’LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the European Commission on behalf of the European Union and the EIB Group. The Commission and the EIB are setting up the LGTT, which aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. X.10. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). X.11. JESSICA (Contribution and Holding Funds) JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the European Commission and the EIB, in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JESSICA Holding Fund is used in the context of the JESSICA initiative. EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. X.12. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. X.13. JASMINE JASMINE (The Joint Action to Support Micro-finance Institutions in Europe) is a pilot initiative by the European Commission and the EIB Group for the development of Microfinance Institutions and Microcredit. X.14. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the European Commission. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. X.15. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission.

X.16. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. X.17. European Progress Microfinance Facility (EPMF) The EPMF aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of micro-enterprises with a particular view to providing jobs for the unemployed or the disadvantaged. X.18. European Parliament Preparatory Action (EPPA) In 2010, the EIF signed the EPPA with DG REGIO, under which the EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. X.19. Green for Growth Fund (GGF) The Green for Growth Fund was set up in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. X.20. Greater Anatolia Guarantee Facility (GAGF) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. X.21. Fiduciary operations Pursuant to Article 28 of its Statute, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Union, according to Fiduciary and Management Agreements concluded with the European Union (’ETF Start-up Facility’) and High Growth and Innovative SME Facility (‘GIF’), under two programs known as GIF1 and GIF2. X.22. LfA-EIF Facility LfA-EIF Facility, signed in 2009 is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. X.23. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the Commission. X.24. Technology Transfer Pilot Project (TTP) Under the TTP, financed by the European Commission and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. X.25. Bundesministerium fur Wirtschaft und Technologie The EIF manages funds on behalf of the Bundesministerium fur Wirtschaft und Technologie Federal Ministry of Economics and Technology (BWMi) and the European Recovery Programme (ERP). X.26. Guarantees The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union (‘SME Guarantee Facility’). X.27. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates.

Statement of Special Section (1)

as at 31 December 2010 and 2009 (in EUR '000)

AMOUNTS DISBURSED AND TO BE DISBURSED	31.12.2010	31.12.2009
Turkey		
From resources of Member States		
Disbursed loans outstanding	**8 990**	**10 076**
Total [(2)]	**8 990**	**10 076**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	117 069	127 673
Risk capital operations		
- amounts to be disbursed	186 843	212 218
- amounts disbursed	173 526	195 709
	360 369	**407 927**
Total [(3)]	**477 438**	**535 600**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	12 830	14 686
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [(4)]	**13 249**	**15 105**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	23 966	39 099
- amounts disbursed	695 415	813 171
	719 381	**852 270**
Operations from other resources		
- amounts disbursed	2 333	3 016
	2 333	**3 016**
Total [(5)]	**721 714**	**855 286**
TOTAL	**1 221 391**	**1 416 067**

Subject to approval by the EIB Board of Governors

129

FUNDS RECEIVED AND TO BE RECEIVED	31.12.2010	31.12.2009
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	290 595	323 383
- Yaoundé Conventions	13 249	15 105
- Lomé Conventions	695 415	813 171
- Other resources under the Lomé Conventions	2 333	3 016
	1 001 592	1 154 675
Under mandate from Member States	8 990	10 076
Total	**1 010 582**	**1 164 751**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	186 843	212 218
On operations from risk capital resources under the Lomé Conventions	23 966	39 098
Total	**210 809**	**251 316**
TOTAL	**1 221 391**	**1 416 067**

For information:
Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:
a) Under the First, Second and Third Lomé Conventions: at 31 December 2010: EUR '000 596 926 (at 31 December 2009: EUR '000 648 409)
b) Under Financial Protocols signed with the Mediterranean Countries: at 31 December 2010: EUR '000 97 371 (at 31 December 2009: EUR '000 103 000)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 134
less:	cancellations	215	
	repayments	416 828	
			- 417 043
			8 990

Subject to approval by the EIB Board of Governors

130

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			945 957
less:	exchange adjustments	45 803	
	cancellations	95 720	
	repayments	326 996	
			- 468 519
			477 438

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	137 996	
			- 139 754
			13 249

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interests		9 548
less:	cancellations	670 064	
	repayments	1 800 037	
	exchange adjustments	57 165	
			- 2 527 266
			719 381
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		68
less:	cancellations	8 264	
	repayments	5 971	
			- 14 235
			2 333
			721 714

Subject to approval by the EIB Board of Governors

131

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE RÉVISEUR D’ENTREPRISES AGRÉÉ We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2010, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2010, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 10 March 2011 KPMG Audit S.à r.l. Cabinet de révision agréé E. Dollé

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank, prepared in accordance with the general principles of the EU Directives, for the year ended 31 December 2010 is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ending on 31 December 2010 as drawn up by the Board of Directors at its meeting on 10 March 2011; - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated profit and loss account and the consolidated cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the consolidated financial position of the Bank as at 31 December 2010 in respect of its assets and liabilities, and of the consolidated results of its operations and its consolidated cash flows for the year then ended, in accordance with the general principles of the EU Directives. Luxembourg, 10 March 2011 The Audit Committee G. SMYTH E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA M. ÜÜRIKE

CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS AS AT 31 DECEMBER 2010 • Consolidated balance sheet • Consolidated income statement • Consolidated statement of comprehensive income • Consolidated statement of changes in equity • Consolidated cash flow statement • Notes to the consolidated financial statements In conformity with the Bank’s Statute and Rules of Procedure, the EIB Financial Statements as at 31 December 2010 were endorsed by the Board of Directors on 10 March 2011; subsequently the Audit Committee issued its “Statement by the Audit Committee” on the same date as the external auditors issued their “Independent Auditor’s Report”. The Financial Statements have not yet been approved by the Board of Governors as required by Article 7.3 of the Bank’s Statute and therefore not all decisions required by the Bank’s Statute have been taken.

Consolidated Results for the Year The EIB Group balance sheet total increased by EUR 60.2 billion (+15.6%) compared to 2009. The result of the Group for the reporting date stands at a profit of EUR 2 645 million compared to the consolidated loss of EUR - 2 281 million for 2009, representing an increase of EUR 4 926 million. The main contributing factor influencing the consolidated financial statements is the result on financial operations, which mainly comprises the net results on derivatives, loans and borrowings, with application of the fair value option under IAS 39; it increased by EUR 4 249 million (see Consolidated Income Statement under IFRS – 6. Result on Financial Operations). The impact is mostly due, on the one hand, to the gains related to borrowings designated at fair value and their related swaps for EUR 2 497 million, and on the other, to the gains related to loans designated at fair value and their related swaps for EUR 2 164 million. It should be noted that in the last few years these two items have shown a high level of fluctuation, increasing the volatility of the Bank’s consolidated IFRS results (see graph on page 5). As it is the intention of the Group to hold the financial instruments involved until maturity, it is expected that any positive or negative result will be completely neutralised when the cash flows of the bonds and the hedging swaps are unwound. Other positive or negative factors are the following: • The net result of interest and similar income and charges stands at EUR 2 689 million in 2010, i.e. an increase of EUR 419 million (items 1 and 2 of the Income Statement). • The impairment losses on shares and other variable-yield securities resulted in a negative impact of EUR - 57 million, compared to a loss of EUR - 105 million in 2009, resulting in a positive variation of EUR 48 million. • The change in impairment on loans and advances resulted in a loss of EUR 29 million, compared to larger losses of EUR 149 million in 2009, resulting in a positive variation of EUR +120 million. • The number of persons employed by the Group at the end-of 2010 increased by 9.5% as compared to at the end-of 2009 with the average increase being 10.1%. Main evolution of loans and borrowing activity: • The volume of loans disbursed in 2010 increased by 10.4% to EUR 57.5 billion from EUR 51.9 billion in 2009. • The volume of loan signatures for 2010 decreased by 9.2% to EUR 71.8 billion from EUR 79.1 billion in 2009. • The volume of borrowing proceeds, before swap operations, received during the financial year 2010 decreased by 14.9% versus 2009 to EUR 67.3 billion from EUR 79.1 billion. In 2010, the Group launched Climate Awareness Bonds (‘CABs’) for a total value of EUR 543 million. The funds were raised in four currencies: synthetic Brazilian real (payable in Japanese yen), South African rand, Australian dollar and Turkish lira. Most of the proceeds from 2010 CABs issuance (EUR 487 million), as well as the remaining part of the proceeds from 2009 issuance (EUR 164 million), were disbursed to eligible projects in the course of the year. The residual treasury balance as at end-December 2010 was EUR 57 million.

Consolidated balance sheet

as at 31 December 2010 (in EUR '000)

ASSETS		31.12.2010		31.12.2009
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		253 692		227 227
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		5 456 695		4 161 685
3. **Loans and advances to credit institutions**				
a) repayable on demand	491 476		367 694	
b) other loans and advances (Note C)	31 651 842		19 236 477	
c) loans (Note D.1)	125 222 957		117 560 917	
		157 366 275		137 165 088
4. **Loans and advances to customers**				
a) loans (Note D.1)	232 955 365		203 106 638	
b) Impairment on loans and advances, net of reversals (Note D.2)	- 87 108		- 106 300	
		232 868 257		203 000 338
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	1 818 977		1 985 302	
b) issued by other borrowers	14 587 786		16 315 398	
		16 406 763		18 300 700
6. **Shares and other variable-yield securities** (Note B.3)		2 315 023		2 017 903
7. **Derivative assets** (Note R)		31 353 400		20 868 332
8. **Property, furniture and equipment** (Note E.1)		316 513		307 319
9. **Investment property** (Note E.2)		3 024		3 373
10. **Intangible assets** (Note E.1)		8 266		4 817
11. **Other assets** (Note G)		83 657		106 914
12. **Subscribed capital and reserves, called but not paid** (Note W.2)		55 945		107 637
13. **Prepayments**		34 016		35 479
TOTAL ASSETS		**446 521 526**		**386 306 812**

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors 136

LIABILITIES AND EQUITY		31.12.2010		31.12.2009
1. **Amounts owed to credit institutions** (Note H.1)				
a) repayable on demand	5 675 399		4 380 414	
b) with agreed maturity dates or periods of notice	127 881		100 147	
		5 803 280		**4 480 561**
2. **Amounts owed to customers** (Note H.2)				
a) repayable on demand	1 524 466		1 256 333	
b) with agreed maturity dates or periods of notice	976 419		1 106 828	
		2 500 885		**2 363 161**
3. **Debts evidenced by certificates** (Note I)				
a) debt securities in issue	356 569 667		303 978 963	
b) others	24 016 098		19 869 005	
		380 585 765		**323 847 968**
4. **Derivative liabilities** (Note R)		**14 097 951**		**14 866 773**
5. **Other liabilities** (Note G)		**767 474**		**713 303**
6. **Deferred income** (Note F)		**170 739**		**177 228**
7. **Provisions**				
a) pension plans and health insurance scheme (Note J)	1 316 574		1 242 292	
b) provisions for guarantees (Note D.4)	107 469		70 412	
		1 424 043		**1 312 704**
TOTAL LIABILITIES		**405 350 137**		**347 761 698**
8. **Capital** (Note W)				
- Subscribed	232 392 989		232 392 989	
- Uncalled	- 220 773 340		- 220 773 340	
		11 619 649		**11 619 649**
9. **Consolidated reserves**				
a) reserve fund	20 082 400		18 205 506	
b) additional reserves	1 601 274		5 777 469	
c) special activities reserve	3 299 370		3 299 370	
d) general loan reserve	1 923 734		1 923 734	
		26 906 778		**29 206 079**
10. **Profit/loss for the financial year (Note K)**		**2 644 962**		**- 2 280 614**
TOTAL EQUITY		**41 171 389**		**38 545 114**
TOTAL LIABILITIES AND EQUITY		**446 521 526**		**386 306 812**

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors

137

Consolidated income statement

for the year ended 31 December 2010 (in EUR '000)

			2010		2009
1.	**Interest and similar income** (Note L)		19 354 614		17 130 541
2.	**Interest expense and similar charges** (Note L)		- 16 665 960		- 14 860 497
3.	**Income from shares and other variable-yield securities**		67 310		8 930
4.	**Fee and commission income** (Note O)		236 025		207 005
5.	**Fee and commission expense**		- 204		- 117
6.	**Result on financial operations** (Note M)		200 789		- 4 048 359
7.	**Other operating income** (Note N)		10 501		10 759
8.	**Change in impairment on loans and advances and provisions for guarantees, net of reversals** (Notes D.2, D.4)		- 28 623		- 149 099
9.	**Change in impairment on shares and other variable-yield securities, net of reversals** (Note B.3)		- 57 497		- 104 599
10.	**General administrative expenses** (Notes J, P)				
	a) staff costs (Note J)	-323 646		- 328 696	
	b) other administrative costs	- 117 956		- 117 800	
			- 441 602		- 446 496
11.	**Depreciation and amortisation: property, furniture and equipment, investment property and intangible assets** (Note E)				
	a) property, furniture and equipment	- 26 860		- 26 198	
	b) investment property	- 161		- 188	
	c) intangible assets	- 3 370		- 2 296	
			- 30 391		- 28 682
12.	**Profit/loss for the financial year**		2 644 962		- 2 280 614
	Attributable to:				
	Equity holders of the Bank		2 644 962		- 2 280 614

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors 138

Consolidated statement of comprehensive income for the year ended 31 December 2010 (in EUR ‘000) 2010 2009 Profit/loss for the financial year 2 644 962 - 2 280 614 Other comprehensive income / loss Available for sale financial assets – Fair value reserve 1. Net unrealised gains and losses on financial assets available for sale - 65 059 - 51 162 2. Impairment charges transferred to the consolidated income statement 48 624 40 149 3. Realised gains and losses transferred to the consolidated income statement 1 807 43 778 Total available for sale financial assets - 14 628 32 765 Total other comprehensive loss / income - 14 628 32 765 Total comprehensive income / loss for the financial year 2 630 334 - 2 247 849 Attributable to: Equity holders of the Bank 2 630 334 - 2 247 849 The accompanying notes form an integral part of these consolidated financial statements. Subject to approval by the EIB Board of Governors 139

Consolidated statement of changes in equity

for the year ended 31 December 2010 (in EUR '000)

	Subscribed capital	Callable capital	Funds allocated to structured finance facility	Funds allocated to venture capital operations	Reserve Fund	Special activities reserve	General loan reserve	Additional reserves		Profit/Loss for the year before appropriation	Total consolidated equity
								Other	Fair value reserve		
At 31 December 2008	**164 808 169**	**- 156 567 760**	**2 750 000**	**1 764 305**	**16 480 817**	**0**	**0**	**4 688 642**	**507 613**	**6 355 715**	**40 787 501**
Appropriation of prior year's profit	0	0	0	0	1 650 877	0	0	4 704 838	0	- 6 355 715	0
Total comprehensive income / loss for the year. .	0	0	0	0	0	0	0	0	32 765	- 2 280 614	- 2 247 849
Transfer to Reserve Fund .	0	0	0	- 147 177	147 177	0	0	0	0	0	0
Contributions by and distributions to owners and transfer from reserves. . . .	67 584 820	- 64 205 580	2 000 000	0	- 73 365	0	0	- 5 305 875	0	0	0
Changes in ownership interests in subsidiaries that do not result in a loss of control.	0	0	0	0	0	0	0	5 462	0	0	5 462
Transfer to special activities reserve and general loan reserve	0	0	- 4 750 000	- 1 617 128	0	3 299 370	1 923 734	1 144 024	0	0	0
At 31 December 2009	**232 392 989**	**- 220 773 340**	**0**	**0**	**18 205 506**	**3 299 370**	**1 923 734**	**5 237 091**	**540 378**	**- 2 280 614**	**38 545 114**
Appropriation of prior year's loss.	0	0	0	0	1 876 894	0	0	- 4 157 508	0	2 280 614	0
Total comprehensive income / loss for the year	0	0	0	0	0	0	0	0	- 14 628	2 644 962	2 630 334
Changes in ownership interests in subsidiaries that do not result in a loss of control.	0	0	0	0	0	0	0	- 4 059	0	0	- 4 059
At 31 December 2010	**232 392 989**	**- 220 773 340**	**0**	**0**	**20 082 400**	**3 299 370**	**1 923 734**	**1 075 524**	**525 750**	**2 644 962**	**41 171 389**

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors 140

Consolidated cash flow statement

for the year ended 31 December 2010 (in EUR '000)

	2010	2009
A. Cash flows from operating activities:		
Profit/loss for the financial year	**2 644 962**	**- 2 280 614**
Adjustments for:		
Changes in impairment on loans and advances, net of reversals	- 19 192	88 800
Change in provisions for pension plans and health insurance scheme	74 282	119 492
Unwinding of the discount relating to capital and reserve called, but not paid in	- 5 972	- 4 763
Increase in provision for guarantees	47 815	60 299
Depreciation/amortisation on property, furniture and equipment, investment property and intangible assets	30 391	28 682
Changes in impairment of shares and other variable-yield securities	57 497	104 599
Investment portfolio amortisation and accrued interest	- 386	38 065
Net results on loans under the fair value option and associated swaps	- 875 420	1 834 019
Net results on borrowings under the fair value option and associated swaps	- 4 937 698	- 1 328 392
Change in fair value of other derivatives	5 800 520	1 679 479
Effects of exchange rate changes on loans, debts evidenced by certificates and swaps	1 298 879	805 837
Disbursements of loans and advances to credit institutions and customers	- 57 523 013	- 51 895 204
Repayments of loans and advances to credit institutions and customers	27 713 767	23 200 287
Change in deposits with central banks	- 26 456	- 227 144
Net additions to available for sale and trading debt securities	- 942 879	- 1 503 132
Net additions to available for sale venture capital operations	- 188 672	- 148 590
Net additions to available for sale shares and other variable-yield securities	- 101 096	- 53 806
Change in amounts owed to credit institutions and customers	1 460 443	- 317 489
Change in interest accrued on cash and cash equivalents	- 5 032	23 217
Change in prepayments	1 463	1 992
Change in other assets	23 257	52 853
Change in deferred income	- 6 488	6 073
Change in other liabilities	54 171	- 20 941
Net cash used in operating activities	**- 25 424 857**	**- 29 736 381**
B. Cash flows from investing activities:		
Sale of securities from investment portfolio matured during the year	266 581	301 440
Purchase of loan substitutes included in the treasury portfolios	- 2 906 619	- 2 622 000
Redemption of loan substitutes included in the treasury portfolios	1 582 002	179 474
Purchase of property, furniture and equipment, investment property and intangible assets	- 42 873	- 20 130
Net cash used in investing activities	**- 1 100 909**	**- 2 161 216**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	129 855 314	101 587 443
Redemption of debts evidenced by certificates	- 92 619 273	- 66 715 132
Member States contribution	57 664	358 659
Net cash from financing activities	**37 293 705**	**35 230 970**

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors

141

Summary statement of cash flows:	2010	2009
Cash and cash equivalents at beginning of financial year	**27 232 501**	**24 100 435**
Net cash from:		
(1) operating activities	- 25 424 857	- 29 736 381
(2) investing activities	- 1 100 909	- 2 161 216
(3) financing activities	37 293 705	35 230 970
(4) effects of exchange rate changes on cash held	- 786 146	- 201 307
Cash and cash equivalents at end of financial year	**37 214 294**	**27 232 501**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	92	83
Bills maturing within three months of issue (Note B.2; A1 portfolio excluding accrued interest)	5 086 491	7 638 941
Loans and advances to credit institutions:		
- Accounts repayable on demand	491 476	367 694
- Term deposit accounts (excluding accrued interest) (Note C)	31 636 235	19 225 783
	37 214 294	**27 232 501**

Supplementary disclosures of operating cash flows:	2010	2009
Interest received	19 244 954	17 011 322
Dividends received	67 081	7 862
Interest paid	- 3 315 342	- 2 502 316

The accompanying notes form an integral part of these consolidated financial statements.

Subject to approval by the EIB Board of Governors 142

European Investment Bank Group Notes to the consolidated financial statements as at and for the year ended 31 December 2010 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (EU). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets which it lends on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The European Investment Fund (the "Fund" or “EIF”) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (“SME”); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 61.17% (2009: 62.11%) of the subscribed capital of the EIF. The Bank and the Fund are defined together as the “Group”. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank consolidated financial statements (the “Financial Statements”) have been prepared in accordance with International Financial Reporting Standards (IFRS), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2011 and authorised their submission to the Board of Governors for approval at their meeting on 17 May 2011. A.1.2. Basis of measurement The Financial Statements have been prepared on an historical cost basis, except for derivative financial instruments, available-for-sale financial assets and assets and liabilities designated at fair value through profit or loss that have been measured at fair value. The liability for defined benefit obligation is recognised as the present value of the defined benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgements and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgements and estimates are as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the Subject to approval by the EIB Board of Governors 143 allowance. In addition to specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arms length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgement. The Group treats “significant” generally as 30% or more and “prolonged” greater than 9 months. In addition, the Group evaluates other factors, including normal volatility in share price for quoted equities and the future cash flows and the discount factors for unquoted equities. Pension and other post employment benefits The cost of defined benefit pension plans and other post employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. A.3. Changes in accounting policies The accounting policies adopted are consistent with those of the previous financial year except as follows: The Group has adopted the following amended IFRS during the year. Adoption of these revised standards and interpretations did not have any significant effect on the financial performance or position of the Group. IAS 27R – Consolidated Financial Statements This standard is applicable for annual periods beginning on or after 1 July 2009 and has been adopted simultaneously with the adoption of IFRS 3R (see below). The revised IAS 27 requires entities to account for changes in the ownership of a subsidiary, which do not result in the loss of control, as an equity transaction and therefore such transactions do not give rise to a gain or loss in the income statement. In addition losses incurred by a subsidiary are required to be allocated between the controlling and non-controlling interests, even if the losses exceed the non- controlling equity investment in the subsidiary. Finally on loss of control of a subsidiary, entities are required to re-measure to fair value any retained interest, which impacts the gain or loss recognised on the disposal linked to the loss of control. The Group has adopted this revised standard at its effective date. The adoption of this standard has no significant impact on the reported financial position or performance of the Group. IFRS 3R – Business Combinations IFRS 3 (Revised) introduces significant changes in the accounting for business combinations occurring after 1 July 2009. Changes affect the valuation of non-controlling interest, the accounting for transaction costs, the initial recognition and subsequent measurement of a contingent consideration and the accounting for business combinations achieved in stages. The Group has adopted this revised standard at its effective date. The adoption of this standard has no significant impact on the reported financial position or performance of the Group. Standards issued but not yet effective A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2011, and have not been applied in preparing these financial statements. None of these is expected to have a significant effect on the consolidated financial statements of the Group, except for IFRS 9 Financial Instruments, which becomes mandatory for the Group’s 2013 consolidated financial statements and could change the classification and measurement of financial assets. The Group does not plan to adopt this standard early and the extent of the impact has not yet been determined. Subject to approval by the EIB Board of Governors 144

A.4. Summary of significant accounting policies A.4.1. Basis of consolidation The Financial Statements comprise those of the European Investment Bank and those of its subsidiary, the European Investment Fund. The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 61.17% (2009: 62.11%) of the subscribed capital of the EIF and therefore has applied the principles pronounced by IAS 27 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Non-controlling interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank and is presented under “Interest expense and similar charges” in the consolidated income statement and under “Other liabilities” in the consolidated balance sheet (see Note A.4.21). Assets held in an agency or fiduciary capacity are not assets of the Group. They are reported in Note V. The Group does not control any Special Purpose Entities. A.4.2. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency of the Bank and the unit of measure for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies and are held, invested or lent in the same currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than in euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. In general, derivative instruments transacted as economic hedges are treated in the same way as derivative instruments used for trading purposes, i.e. Subject to approval by the EIB Board of Governors 145 realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Financial instruments that are measured in the balance sheet at fair value require disclosure of fair value measurements by level of the following fair value measurement hierarchy: • Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2 – Input other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly ( i.e. derived from prices). • Level 3 – Inputs for the asset or liability that are not based on observable market data (unobservable inputs). A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with original maturities of 90 days or less. A.4.6. Fee income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: • income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and • income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accrual basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.7. Securities lending In April 2003, the Group signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment, B1 ‘Credit Spread’, B3 ‘Global Fixed Income’, B4 “Inflation Linked Investment” and the EIF operational portfolios. Securities received as collateral under securities lending transactions are not recognised in the consolidated balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent under securities lending transactions are not derecognised from the consolidated balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. The Group monitors the market value of the securities lent on a daily basis and requests additional collateral in accordance with the underlying agreement. Fees and interest received or paid are recorded as interest income or interest expense on an accrual basis. A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities With a view of clarifying management of its liquid assets and consolidating its solvency, the Group has established the following portfolio categories: A.4.8.1. Held for trading portfolio The held for trading portfolio (see Operational portfolios B3 and B4 in Note B.2) comprises listed debt securities issued and guaranteed by financial institutions. The debt securities are owned by the Group (“long” positions). Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Subject to approval by the EIB Board of Governors 146

Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income”. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management’s estimates, as applicable. A.4.8.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises the Group’s Investment portfolio, the operational money market portfolio A1 of EIB and the Loan substitutes portfolio (see Note B.2). The Investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: – Governments of the European Union, G10 countries and their agencies; or – Supranational public institutions, including multinational development banks. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The Group has decided to phase out the investment portfolio, by ceasing to reinvest the redemption proceeds of matured securities in the portfolio. The Operational portfolio A1 of the Group is held for the purpose of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of three months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortised cost. The Loan substitute portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by a Special Purpose Vehicle (SPV) or a trust vehicle. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. A.4.8.3. Available-for-sale portfolio The available-for-sale portfolio comprises the securities of the operational money market portfolio A2 and the securities of the operational bond portfolios B1 and B2 (see Note B.2), the operational portfolio of the Fund, shares and other variable-yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. "held for trading" or "held-to-maturity". The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio have always the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses, excluding foreign currency translation gains and losses, are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. Foreign currency translation gains and losses are reported in the consolidated income statement. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in consolidated income statement for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available-for-sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the weighted average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available. Subject to approval by the EIB Board of Governors 147

Venture capital operations held represent medium and long term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (NAV) method. This valuation method implicitly assumes that if the NAVs of underlying funds can be considered as equivalent to the fair value as determined under IAS 39, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IAS 39. For specific investments where NAV cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, IPEV Guidelines, as published by the EVCA) might be used and more detailed monitoring and review will be required. In accordance with this method, the venture capital funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered as in line with IAS 39 a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category III –funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IAS 31 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IAS 39, with changes in fair value recognised in profit or loss during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. Said joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or a venture capital fund do not determine policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice, ensuring that the Group neither controls nor exercises any form of significant influence within the meaning of IAS 27 and IAS 28 over any of these investments, including those investments in which the Group holds over 20 % of the voting rights either on its own account or on behalf of any of its mandates. A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. A participation in a loan from another lender is considered to be originated by the Group, provided it is funded on the date the loan is originated by the lender. Loans and receivables are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. Subject to approval by the EIB Board of Governors 148

A.4.9.2. Reverse repurchase and repurchase operations (reverse repos and repos) A reverse repurchase (repurchase) operation is one under which the Group lends (borrows) liquid funds to (from) a credit institution which provides (receives) collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower (lender) of the liquid funds transfers the securities to the Group’s (counterparty’s) custodian in exchange for settlement at the agreed price, which generates a return (cost) for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan (borrowing) at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”; repos are entered on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions - a) with agreed maturity dates or periods of notice”. Securities received under reverse repurchase agreements and securities delivered under repurchase agreements are not recognised in or derecognised from the consolidated balance sheet, unless control of the contractual rights that comprise these securities is relinquished. The Group monitors the market value of the securities received or delivered on a daily basis, and provides or requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements and interest incurred on repurchase agreements is recognised as interest income or interest expense, over the life of each agreement. A.4.9.3. Fees on loans Front-end fees and commitment fees are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. A.4.9.4. Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairment on loans and advances and provisions on guarantees Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or the equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product. The impairment is reported as a reduction of the carrying value of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. A.4.10.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value exists. Changes to these provisions are recorded in the consolidated income statement as "Change in impairment on loans and advances, net of reversals". Allowances and provisions for credit losses are evaluated on the following counterparty-specific principles. A claim is considered impaired when the Management Committee determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or the equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realizable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and its estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. Subject to approval by the EIB Board of Governors 149

Upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value, using the original effective interest rate; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income. A.4.10.2. Guarantees In the normal course of business, the Group issues various forms of guarantees to support some institutions. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for Derivatives is disclosed under Note A.4.2. When a guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under Financial guarantees is transferred to the caption “Provisions for guarantees” on the balance sheet. Financial guarantees are initially recognised at fair value, being the premium received, in the consolidated balance sheet under “Other liabilities”. Subsequent to initial recognition, the Group’s liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37. Any increase in the liability relating to financial guarantee is taken to the consolidated income statement in “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.11. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group's headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.4.12. Investment property Investment property is property held to earn rentals or for capital appreciation or both. Investment property is stated at cost less accumulated depreciation and impairment losses and is reviewed for signs of impairment at the balance sheet date. Depreciation is calculated on a straight-line basis using the same estimated useful lives as property, furniture and equipment. A.4.13. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic life. At each consolidated balance shet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amount is fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. Subject to approval by the EIB Board of Governors 150

A.4.14. Pension plans and health insurance scheme The Group operates defined benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees in EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined benefit pension plan is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries. A.4.14.1. Pension plan for staff The Bank’s main pension plan is a defined benefit pension plan funded by contributions from staff and from the Bank which covers all employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2010, with an extrapolation to 31 December 2010. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits in excess of 10% of the obligations of the plan (“the corridor”) are recognised in the income statement over the expected average remaining service lives of the plan active participants, on a straight-line basis. Interest cost on the defined benefit obligation is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined benefit plan funded by contributions from staff and from the EIF which covers all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff and Management Committee at retirement age, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by contribution from the Fund and its employees. The entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The Pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by contributions from staff. It is accounted for on the basis of the contributions from staff and the corresponding liability is recorded in “Other liabilities”. A.4.15. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value and are recorded in the balance sheet at fair value. Changes in fair value are recorded in “Result on financial operations”. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a swap agreement to fully hedge the exposure. It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note R – Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.16. Reserves A.4.16.1. Special activities reserve and General loan reserve Subject to approval by the EIB Board of Governors 151

The Statute of the Bank, which came into force with the Lisbon Treaty, no longer requires the maintenance of specific reserves for Funds allocated to structured finance facility and similar undertakings (SFF/SFE) or Funds allocated to venture capital operations. Instead, the Statute foresees a reserve allocation for “special activities” to be defined. A proposal was put forward and approved at the Management Committee meeting on 2 February 2010 for a definition of special activities and corresponding reserve allocation, which is in line with existing credit risk practise and external agreements. The redefining of the Bank’s reserve framework for its lending activities provides the opportunity to separate more clearly reserves for the expected loss (EL) of the entire loan portfolio and the capital allocation (CA) for special activities. As a result, two reserves were created as at 31 December 2009. These reserves are described as follows: - Special activities reserve: As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. - General loan reserve: With the coming into force of the Statute, a non-specific reserve is introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. Upon the creation of the general loan reserve, the practice of calculating the Fund for general banking risk (‘FGBR’) was discontinued. The FGBR was previously reported in the notes to the Financial Statements as an approximation of the aggregate expected loss of the Bank’s loan portfolio. A.4.16.2. Funds allocated to the Structured Finance Facility This item comprised the cumulative amount of appropriations from the additional reserves of the Group, determined each year by the Board of Governors to facilitate implementation of operations with a greater degree of risk for this type of activity. Impairments on structured finance operations are accounted for in the consolidated income statement. Upon appropriation of the Group’s result, such impairments were taken into consideration for determining the amounts to be recorded in the “Funds allocated to the Structured Finance Facility” accounts. This reserve has now been eliminated in favour of the reserves above. A.4.16.3. Funds allocated to venture capital operations This item comprised the cumulative amount of appropriations from the additional reserves of the Group, determined each year by the Board of Governors to facilitate instruments providing venture capital in the context of implementing the European Council Resolution on Growth and Employment. Impairments on venture capital operations are accounted for in the consolidated income statement. Upon appropriation of the Group’s result, such impairments were taken into consideration for determining the amounts to be recorded in the “Funds allocated to venture capital operations”. This reserve has now been eliminated in favour of the reserves above. A.4.17. Taxation The Protocol on the Privileges and Immunities of the European Communities, appended to the Treaty of 8 April 1965 establishing a Single Council and a Single Commission of the European Communities, stipulates that the assets, revenues and other property of the Group are exempt from all direct taxes. A.4.18. Prepayments – Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.19. Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accrual basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. Interest is recognised on impaired loans through unwinding the discount used in the present value calculations applied to expected future cash flows. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 – Financial Instruments: Recognition and Measurement - the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of those related loans instead of amortising the indemnities over the remaining life of loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.21), non- controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. Subject to approval by the EIB Board of Governors 152

A.4.20. Dividend income Dividends are recognised in the income statement when the entity’s right to receive payment is established. A.4.21. Commitment to purchase EIF shares Under the terms of a replacement share purchase undertaking in respect of the 1 165 shares held by EIF’s non-controlling shareholders (2009: 1 114 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of EIF and corresponds to the part of each share in the called capital of EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit of the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under “Other liabilities” (see also Note G). IAS 27 requires that the acquisition of non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under “Changes in ownership interests in subsidiaries that do not result in a loss of control” and attributed to owners of the parent. Any changes in fair value of the financial liability subsequent to the acquisition date are recognised in the income statement under “Interest expense and similar charges”. A.4.22. Reclassification of prior year figures Where necessary, certain prior year figures have been reclassified to conform with the current year’s presentation for comparative purposes. The main reclassifications relate to the investment property (reclassification from Assets held for sale) and the de-netting of interest receivable and payable on swap transactions under: - interest and similar income - interest expense and similar charges Subject to approval by the EIB Board of Governors 153

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio and shares and other variable-yield securities (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 253 692 at 31 December 2010 (2009: EUR '000 227 227).

EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 253 600 as at 31 December 2010 (2009: EUR '000 227 144).

B.2. Debt securities portfolio

The debt securities portfolio is made up of trading financial assets (portfolios B3 and B4), available-for-sale financial assets (portfolios A2, B1, B2 and operational portfolio-EIF), financial assets held-to-maturity (portfolio A1, Investment portfolio) and the Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions. The detail of each portfolio as at 31 December 2010 and 2009 is as follows:

	31.12.2010	31.12.2009
Treasury bills and other bills eligible for refinancing with central banks (listed)	5 456 695	4 161 685
Debt securities including fixed-income securities (of which EUR '000 9 413 399 unlisted in 2010 and EUR'000 9 071 544 in 2009)	16 406 763	18 300 700
	21 863 458	**22 462 385**

At 31.12.2010	Classification	Book value		Market value (*)
Group Investment portfolio	Held-to-maturity	1 668 620		1 694 551
Operational money market portfolios:				
- money market securities with a max. 3 month maturity A1	Held-to-maturity	5 081 835		5 083 714
- money market securities with a max. 18 month maturity A2	Available for sale	2 214 923	(1)	2 214 923
Operational bond portfolios:				
- B1 – Credit Spread	Available for sale	1 012 729	(2)	1 012 729
- B2 – Alternative Investment	Available for sale	0		0
- B3 – Global Fixed Income	Trading	631 636		631 636
- B4 – Inflation Linked Investment	Trading	1 081 239		1 081 239
Operational portfolio – EIF	Available for sale	617 225	(3)	617 225
Loan substitutes portfolio (Note D)	Held-to-maturity	9 555 251	(4)	8 855 846
		21 863 458		**21 191 863**

(*) Market value including accrued interest

(1) including unrealised loss of EUR '000 - 9 461

(2) including unrealised loss of EUR '000 - 45 489

(3) including unrealised loss of EUR '000 - 42 379

(4) The Loan substitutes portfolio set out above is accounted for as HTM debt securities and as such is considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no impairment has occurred on any asset in this portfolio and hence no impairment has thus been accounted for as at 31 December 2010.

Subject to approval by the EIB Board of Governors 154

At 31.12.2009	Classification	Book value		Market value (*)
Group Investment portfolio	Held-to-maturity	1 944 504		2 024 751
Operational money market portfolios:				
- money market securities with a max. 3 month maturity A1	Held-to-maturity	7 634 166		7 634 166
- money market securities with a max. 18 month maturity A2	Available for sale	1 804 148	(1)	1 804 148
Operational bond portfolios:				
- B1 – Credit Spread	Available for sale	1 135 842	(2)	1 135 842
- B2 – Alternative Investment	Available for sale	124 131	(3)	124 131
- B3 – Global Fixed Income	Trading	568 567		568 567
- B4 – Inflation Linked Investment	Trading	499 910		499 910
Operational portfolio – EIF	Available for sale	530 174	(4)	530 174
Loan substitutes portfolio (Note D)	Held-to-maturity	8 220 943	(5)	7 728 304
		22 462 385		**22 049 993**

(*) Market value including accrued interest
(1) including unrealised gain of EUR '000 423
(2) including unrealised loss of EUR '000 - 6 625
(3) including unrealised loss of EUR '000 - 869
(4) including unrealised loss of EUR '000 - 213
(5) The Loan substitutes portfolio set out above is accounted for as HTM debt securities and as such is considered as part of the aggregate loans (see Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no impairment has occurred on any asset in this portfolio and hence no impairment has thus been accounted for as at 31 December 2009.

The Group enters into collateralised securities lending transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Group when deemed necessary.

The nominal value of securities lending activity amounts to EUR '000 655 982 at 31 December 2010 (2009: EUR '000 471 434).

B.3. Shares and other variable-yield securities

The balance comprises:

	Venture Capital operations	EBRD shares	Investment funds	TOTAL
Cost				
At 1 January 2010	1 889 354	157 500 (1)	222 388	2 269 242
Net additions	188 672	0	101 096	289 768
At 31 December 2010	**2 078 026**	**157 500**	**323 484**	**2 559 010**
Unrealised gains / losses				
At 1 January 2010	333 820	197 192	16 650	547 662
Unrealised gains	70 641	0	10 839	81 480
Unrealised losses	- 975	- 6 302	- 9 354	- 16 631
At 31 December 2010	**403 486**	**190 890**	**18 135**	**612 511**
Impairment				
At 1 January 2010	- 799 001	0	0	- 799 001
Additions	- 50 312	0	- 7 185	- 57 497
At 31 December 2010	**- 849 313**	**0**	**- 7 185**	**- 856 498**
Net book value				
At 31 December 2010	**1 632 199**	**348 390**	**334 434**	**2 315 023**
At 31 December 2009	**1 424 173**	**354 692**	**239 038**	**2 017 903**

(1) The actual capital paid in by the Group in respect of its subscription of EUR '000 600 000 to the capital of the European Bank for Reconstruction and Development (EBRD) amounts to EUR '000 157 500 at 31 December 2010 (2009: EUR '000 157 500). The Group holds 3.03% of the subscribed capital (2009: 3.03%).

Subject to approval by the EIB Board of Governors 155

Note C – Loans and advances to credit institutions (other loans and advances) (in EUR '000)

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned by the Group when deemed necessary.

	31.12.2010	31.12.2009
Term deposits	6 237 211	9 137 758
Tripartite reverse repos (*)	25 414 631	10 098 719
	31 651 842	**19 236 477**

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

Subject to approval by the EIB Board of Governors 156

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2010	Total 2009
Disbursed portion (book value)	125 222 957	232 955 365	358 178 322	320 667 555
Undisbursed loans (nominal value)	17 562 869	72 988 160	90 551 029	81 843 248
Aggregate loans granted	**142 785 826**	**305 943 525**	**448 729 351**	**402 510 803**

	31.12.2010	31.12.2009
Aggregate loans granted	448 729 351	402 510 803
Loan substitutes portfolio (Note B.2)	9 555 251	8 220 943
Aggregate loans including Loan substitutes portfolio	**458 284 602**	**410 731 746**

D.2. Impairment on loans and advances, net of reversals

Specific impairment is created against all F-graded loans and against E-graded ones (see Note S) when an impairment loss is assessed. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific impairment are tabulated below:

	2010	2009
Specific impairment at beginning of the year	106 300	17 500
Allowance during the year	808	88 800
Release during the year	- 20 000	0
Specific impairment at end of the year	**87 108**	**106 300**

The accrued interest on impaired loans as at 31 December 2010 amounts to EUR '000 2 047 (2009: EUR '000 3 723). As at 31 December 2009 and 2010, there is no related collateral held for impaired loans (Note S.2.3.4.).

Subject to approval by the EIB Board of Governors 157

D.3. Geographical breakdown of lending by country in which projects are allocated

Loans for projects within the Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Spain	696	67 388 000	63 517 730	3 870 270	14.94%	15.19%
Germany	688	57 312 575	48 133 100	9 179 475	12.70%	13.45%
Italy	548	55 563 064	43 221 824	12 341 240	12.32%	12.51%
France	403	41 006 821	34 224 356	6 782 465	9.09%	9.56%
United Kingdom	233	30 523 750	24 813 567	5 710 183	6.77%	6.81%
Portugal	320	24 032 904	21 411 740	2 621 164	5.33%	5.34%
Poland	189	23 104 374	16 507 833	6 596 541	5.12%	4.46%
Greece	150	17 197 611	13 872 929	3 324 682	3.81%	3.65%
Hungary	125	10 710 227	8 437 892	2 272 335	2.37%	2.33%
Austria	196	9 815 879	9 239 879	576 000	2.18%	2.14%
Czech Republic	113	9 705 203	7 729 744	1 975 459	2.15%	2.11%
Belgium	94	8 737 168	7 149 325	1 587 843	1.94%	1.90%
Netherlands	66	7 807 107	5 423 587	2 383 520	1.73%	1.67%
Sweden	73	7 520 745	5 171 663	2 349 082	1.67%	1.26%
Finland	114	6 900 878	6 116 078	784 800	1.53%	1.64%
Romania	74	6 553 558	3 277 402	3 276 156	1.45%	1.58%
Ireland	50	4 265 456	3 356 818	908 638	0.95%	1.06%
Slovenia	54	3 089 494	2 185 805	903 689	0.68%	0.67%
Slovakia	44	2 617 823	1 116 366	1 501 457	0.58%	0.33%
Bulgaria	42	2 429 605	1 090 550	1 339 055	0.54%	0.59%
Denmark	44	2 370 991	2 069 158	301 833	0.53%	0.60%
Cyprus	33	1 835 111	1 362 472	472 639	0.41%	0.35%
Latvia	27	1 602 681	817 681	785 000	0.35%	0.39%
Lithuania	17	1 328 129	1 176 629	151 500	0.29%	0.33%
Estonia	14	1 068 217	489 908	578 309	0.24%	0.25%
Luxembourg	27	790 713	693 263	97 450	0.17%	0.21%
Malta	5	301 055	145 555	155 500	0.07%	0.05%
Total (nominal value)	**4 439**	**405 579 139**	**332 752 854**	**72 826 285**	**89.91%**	**90.43%**

Subject to approval by the EIB Board of Governors

158

Loans for projects outside the Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2010	% of total 2009
Candidate Countries.	161	16 131 785	11 250 724	4 881 061	3.58%	3.51%
Mediterranean Countries.	225	13 216 312	8 060 884	5 155 428	2.93%	2.79%
Balkans.	135	4 596 934	1 978 108	2 618 826	1.02%	0.94%
Asia	37	2 992 212	1 413 737	1 578 475	0.66%	0.56%
Central and Latin America	46	2 593 426	1 841 511	751 915	0.57%	0.52%
ACP States	101	2 263 344	1 054 626	1 208 718	0.50%	0.44%
South Africa	30	1 298 577	844 401	454 176	0.29%	0.30%
Eastern Europe, Southern Caucasus and Russia.	21	1 219 686	293 541	926 145	0.27%	0.18%
EFTA Countries	17	1 200 968	1 060 968	140 000	0.27%	0.33%
Overseas Countries and Territories . .	4	11 850	1 850	10 000	0.00%	0.00%
Total (nominal value)	**777**	**45 525 094**	**27 800 350**	**17 724 744**	**10.09%**	**9.57%**
TOTAL 2010 (nominal value)	**5 216**	**451 104 233(*)**	**360 553 204(*)**	**90 551 029**	**100%**	
TOTAL 2009 (nominal value)	**5 032**	**405 992 927(*)**	**324 149 679(*)**	**81 843 248**		**100.00%**

(*) Aggregate loans including loan substitutes

	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion
TOTAL 2010 (nominal value)	**5 216**	**451 104 233**	**360 553 204**	**90 551 029**
Fair value adjustment on loans (**)		7 180 369	7 180 369	
TOTAL 2010	**5 216**	**458 284 602(*)**	**367 733 573(*)**	**90 551 029**
TOTAL 2009	**5 032**	**410 731 746(*)**	**328 888 498(*)**	**81 843 248**

(*) Aggregate loans including loan substitutes

(**) Refer to Note A.4.9 for the definition of Fair value on loans

D.4. Change in impairment on guarantee operations

A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a credit loss in respect of guarantees granted. This provision amounts to EUR '000 107 469 as at 31 December 2010 (2009: EUR '000 70 412).

The impairment on guarantees issued totalled EUR '000 - 47 815 in 2010 (2009: EUR '000 - 60 299). A foreign exchange adjustment of EUR '000 10 758 was recorded for the year ended 31 December 2010 (2009: EUR '000 4 653).

Subject to approval by the EIB Board of Governors 159

Note E – Property, furniture, equipment, investment property and intangible assets (in EUR '000)

E.1. Property, furniture and equipment and intangible assets

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Historical cost					
At 1 January 2010	10 387	357 234	82 668	450 289	6 908
Additions	14 000	12 800	9 254	36 054	6 819
Disposals	0	0	- 10 569	- 10 569	- 1 937
At 31 December 2010	**24 387**	**370 034**	**81 353**	**475 774**	**11 790**
Accumulated depreciation					
At 1 January 2010	0	- 104 121	- 38 849	- 142 970	- 2 091
Depreciation	0	- 12 603	- 14 257	- 26 860	- 3 370
Disposals	0	0	10 569	10 569	1 937
At 31 December 2010	**0**	**- 116 724**	**- 42 537**	**- 159 261**	**- 3 524**
Net book value					
At 31 December 2010	**24 387**	**253 310**	**38 816**	**316 513**	**8 266**
At 31 December 2009	**10 387**	**253 113**	**43 819**	**307 319**	**4 817**

All land and buildings are used by the Group for its own activities. The cumulative cost relating to the construction of the new building amounts to EUR '000 228 026 (2009: EUR '000 215 226). For subsequent measurement purposes the Group uses the "cost model" under IAS 16.

E.2. Investment property

	Land	Building	Total investment property
Historical cost			
At 1 January 2010	330	5 020	5 350
Additions	0	0	0
Disposals	0	- 188	- 188
At 31 December 2010	**330**	**4 832**	**5 162**
Accumulated depreciation			
At 1 January 2010	0	- 1 977	- 1 977
Depreciation	0	- 161	- 161
Disposals	0	0	0
At 31 December 2010	**0**	**- 2 138**	**- 2 138**
Net book value			
At 31 December 2010	**330**	**2 694**	**3 024**
At 31 December 2009	**330**	**3 043**	**3 373**

The fair value of the investment property is EUR '000 8 500. The valuation was performed by external experts in October 2008 and is presumed not to have changed materially since then.

Other operating income includes income from leased office space amounting to EUR '000 138 (2009: EUR nil).

In 2008 the carrying value of land and Luxembourg buildings of the EIF was transferred from Property, furniture and equipment to Assets held for sale. Due to the downturn in the commercial property market the property was not sold as foreseen and was reclassified as Investment property. The comparative figures have been restated.

Subject to approval by the EIB Board of Governors 160

Note F – Deferred income (in EUR '000)

Deferred income	31.12.2010	31.12.2009
– Interest subsidies received in advance [1]	170 739	177 228
	170 739	**177 228**

[1] Part of the amounts received from the European Commission through the European Monetary System (EMS) arrangements has been made available as a long term advance which is entered on the liabilities side under item *deferred income*, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2010	31.12.2009
– Commission receivable on guarantees and venture capital operations	18 777	15 205
– Staff housing loans and advances [2]	13 621	15 712
– Loan instalments receivable	11 765	23 677
– Advances on salaries and allowances	373	248
– Other	39 121	52 072
	83 657	**106 914**

Other liabilities	31.12.2010	31.12.2009
– Commitment to purchase non-controlling interest [3]	369 762	352 085
– Optional Supplementary Provident Scheme (Note J)	222 961	194 947
– Payable on HIPC Initiative	46 872	46 872
– Financial guarantees issued in respect of venture capital operations	26 902	20 942
– Personnel costs payable	19 175	8 781
– Western Balkans infrastructure fund	10 000	10 000
– Other	71 802	79 676
	767 474	**713 303**

[2] The Group has entered into arrangements with an external financial institution, whereby permanently employed staff members may be granted staff loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

[3] As at 31 December 2010, the portion of non-controlling interest on the balance sheet amounts to EUR 370 million (2009: EUR 352 million) and on the consolidated result (Note L) amounts to EUR 3 million (2009: EUR - 3 million). Under the terms of replacement share purchase undertaking in respect of the 1 165 shares held by EIF's non-controlling interests (2009: 1 114 shares), the Bank is offering to buy these at an exercise price of EUR 408 million (2009: EUR 389 million) determined on the basis of the audited 2009 annual accounts net of the dividend decided by the EIF's General Meeting.

Subject to approval by the EIB Board of Governors 161

Note H – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2010	31.12.2009
Repayable on demand	5 675 399	4 380 414
Short term borrowings	27 859	0
Repo with central banks	100 022	100 147
	5 803 280	**4 480 561**

H.2. Amounts owed to customers

	31.12.2010	31.12.2009
Repayable on demand (*)	1 524 466	1 256 333
Short term borrowings	976 419	1 106 828
	2 500 885	**2 363 161**

(*) Includes European Union and Member States accounts:

	31.12.2010	31.12.2009
European Union and Member States accounts:		
• For Special Section operations and related unsettled amounts	354 872	332 310
• Deposit accounts	1 130 649	899 908

Subject to approval by the EIB Board of Governors 162

Note I – Debts evidenced by certificates as at 31 December (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption '*Debts evidenced by certificates*' includes '*Debt securities in issue*' (securities offered to the general investing public) and '*Others*' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2010 and 2009, together with the average rates and due dates.

Debts evidenced by certificates

PAYABLE IN	OUTSTANDING AT 31.12.2010	AVERAGE RATE 2010 [1]	DUE DATES	OUTSTANDING AT 31.12.2009	AVERAGE RATE 2009 [1]
EUR	148 194 630	3.56	2011/2057	136 846 665	3.77
GBP	52 122 801	4.54	2011/2054	51 032 542	4.77
DKK	550 077	2.55	2024/2026	604 692	2.77
SEK	3 241 649	3.68	2011/2028	1 961 373	3.72
CZK	635 750	4.15	2013/2030	598 190	4.00
HUF	371 470	6.29	2011/2016	525 109	6.83
PLN	445 658	6.33	2011/2026	378 058	6.24
BGN	171 285	5.52	2011/2013	171 285	5.72
RON	105 584	8.88	2014/2016	106 225	8.88
USD	104 067 249	2.75	2011/2058	78 348 270	3.42
CHF	7 499 881	2.38	2011/2036	5 763 009	2.41
JPY	13 946 268	0.85	2011/2047	10 607 943	0.73
NOK	3 386 667	4.16	2011/2025	2 383 494	4.42
CAD	781 727	4.68	2037/2045	778 221	4.72
AUD	14 628 590	5.93	2011/2021	9 099 260	5.85
HKD	225 315	1.05	2012/2019	227 380	1.46
NZD	2 180 233	6.75	2012/2017	2 749 583	7.13
ZAR	1 990 653	8.21	2011/2018	1 256 187	8.49
MXN	38 275	6.07	2015/2015	30 550	6.65
TWD	25 667	4.75	2013/2013	65 574	4.21
TRY	2 831 379	10.63	2011/2022	1 991 631	12.37
ISK	48 182	7.91	2011/2011	95 036	8.74
RUB	519 598	6.82	2011/2019	138 110	8.14
TOTAL (notional value)	**358 008 588**			**305 758 387**	

[1] Weighted average rate at the balance sheet date

Subject to approval by the EIB Board of Governors 163

	OUTSTANDING AT 31.12.2010	OUTSTANDING AT 31.12.2009
Total debts (notional value) (*)	**358 008 588**	**305 758 387**
Fair value adjustment on borrowings	22 577 177	18 089 581
Total debts	**380 585 765**	**323 847 968**

(*) The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2010 amounts to EUR 323 million (2009: EUR 284 million). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2010 amounts to EUR 35 million (2009: EUR 22 million).

Refer to Note A.4.15 for the definition of Fair value on borrowings.

Note J – Pension plans and health insurance scheme (in EUR '000)

The Group operates 3 defined benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of EIB. These benefits are unfunded as defined by IAS19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2010 and was rolled forward to 31 December 2010.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 223 million (2009: EUR 195 million) is entered under "*Other liabilities*" (Note G).

Net benefit expense (recognised in consolidated income statement) in 2010:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2010
Current service cost (1)	26 208	1 070	1 409	5 402	34 089
Interest cost on benefit obligation (2).	68 860	1 796	1 218	5 691	77 565
Recognition of actuarial (gains)/losses (1) .	- 5 634	405	36	- 8 862	- 14 055
Net benefit expense	**89 434**	**3 271**	**2 663**	**2 231**	**97 599**

Net benefit expense (recognised in consolidated income statement) in 2009:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2009
Current service cost(1).	26 543	994	1 655	13 853	43 045
Interest cost on benefit obligation(2)	62 541	1 741	938	5 193	70 413
Special termination benefits(1).	10 719	0	0	0	10 719
Recognition of actuarial (gains)/losses(1). .	5 634	10	- 6	- 170	5 468
Net benefit expense	**105 437**	**2 745**	**2 587**	**18 876**	**129 645**

(1) Recognised in General administrative expenses

(2) Recognised in Interest expense and similar charges

Benefit liabilities as at 31 December 2010:

	EIB Pension	Management Committee Pension(1)	EIF Pension	Health Insurance	Total 2010
Benefit obligation.	1 600 779	36 408	35 457	140 337	1 812 981
Unrecognised net actuarial (losses)/gains .	- 450 329	- 161	- 12 018	- 33 899	- 496 407
Net liability	**1 150 450**	**36 247**	**23 439**	**106 438**	**1 316 574**

Subject to approval by the EIB Board of Governors 164

Benefit liabilities as at 31 December 2009:

	EIB Pension	Management Committee Pension(1)	EIF Pension	Health Insurance	Total 2009
Benefit obligation	1 137 436	34 204	19 677	102 097	1 293 414
Unrecognised net actuarial (losses) / gains	- 56 842	761	- 469	5 428	- 51 122
Net liability	**1 080 594**	**34 965**	**19 208**	**107 525**	**1 242 292**

In 2010, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR'000 496 407. EUR'000 315 109 was reported in excess of the 10% corridor and this excess will be recognised over the expected average remaining service lives of the plans' participants on a straight line basis. The expense that will be recognised in the next financial year amounts to EUR'000 24 564.

Movements in the benefit liability during the year ended 31 December 2010 are as follows (in EUR '000):

	EIB Pension	Management Committee Pension(1)	EIF Pension	Health Insurance	Total
At 1 January 2010	1 080 594	34 965	19 208	107 525	1 242 292
Net benefit expense	89 434	3 271	2 663	2 231	97 599
Benefit payments net of employee contributions.	- 19 578	- 1 989	1 568	- 3 318	- 23 317
At 31 December 2010	**1 150 450**	**36 247**	**23 439**	**106 438**	**1 316 574**

(1) This amount includes indemnities of EUR '000 4 705 (2009: EUR '000 4 291) that are not subject to IAS 19 actuarial valuations.

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

	2010	2009
	in %	in %
Discount rate for pension plans.	5.06	6.19
Discount rate for health insurance plan.	4.50	4.50
Future salary increase (including inflation).	4.50	4.50
Future pension increases	2.00	2.00
Healthcare cost increase rate.	4.00	4.00
Actuarial tables (1)	ISCLT	LPP 2005

(1) It was decided in 2010 to use the ISCLT longevity table instead of the LPP 2005 tables in the actuarial calculations, as this table is considered more appropriate for the EIB Group as a European Institution.

The table below shows the sensitivity of both benefit expenses for 2010 and defined benefit obligation as at 31 December 2010 of the Health Insurance Plan to a 1% increase and decrease in the healthcare cost increase rate (in EUR '000):

	1% increase	1% decrease
Benefit expenses.	5 341	- 3 915
Defined benefit obligation	37 518	- 28 745

The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total	Total defined benefit obligation
2010.	63 767	- 408	1 137	1 833	**66 329**	**1 812 981**
2009.	12 016	- 495	1 452	41	**13 014**	**1 293 414**
2008.	29 895	- 434	653	- 1 084	**29 030**	**1 196 897**
2007.	19 790	1 481	1 230	- 6 151	**16 350**	**1 180 828**

Subject to approval by the EIB Board of Governors 165

The table below shows the evolution of the Defined Benefit Obligation during the year under review:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2010
Obligation at the beginning of the year . . .	1 137 436	34 204	19 677	102 097	1 293 414
Current service cost	26 208	1 070	1 409	5 402	34 089
Employee contributions.	16 102	0	1 365	0	17 467
Interest cost	68 860	1 796	1 218	5 691	77 565
Benefit payments.	- 35 680	- 1 989	203	- 3 318	- 40 784
Experience (gain)/loss	63 767	- 408	1 137	1 833	66 329
Change in assumptions.	324 086	1 735	10 448	28 632	364 901
Benefit obligation as at 31 December 2010	**1 600 779**	**36 408**	**35 457**	**140 337**	**1 812 981**

Note K – Result for the financial year

On 17 May 2011 the appropriation of the balance of the profit and loss account of the stand-alone financial statements of the Bank for the year ended 31 December 2010, prepared under EU Accounting Directives, which amounts to EUR '000 2 116 642 will be submitted for approval by the Board of Governors.

Note L – "Interest and similar income" and "Interest expense and similar charges" (in EUR '000)

L.1. Net interest income

	2010	2009
Interest and similar income		
Loans and advances to credit institutions and customers	8 044 712	8 940 131
Derivatives	10 858 228	7 745 889
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	407 603	400 122
Interest subsidy from the EU	35 301	38 439
Cash in hand, balances with central banks and post office banks	2 798	1 027
Other	5 972	4 933
TOTAL	**19 354 614**	**17 130 541**
Interest expense and similar charges		
Debts evidenced by certificates.	- 13 347 532	- 12 361 090
Derivatives.	- 3 159 661	- 2 360 780
Interest cost on benefit obligation (Note J).	- 77 565	- 70 413
Interest on third party mandates	- 11 520	- 18 082
Amounts owed to credit institutions and to customers	- 23 374	- 34 653
Non-controlling interest (Note A.4.21).	- 3 086	2 909
Other	- 43 222	- 18 388
TOTAL	**- 16 665 960**	**- 14 860 497**
Net interest income	**2 688 654**	**2 270 044**

Subject to approval by the EIB Board of Governors

166

The table below sets out the net interest income relating to each class of financial assets and liabilities:

	2010	2009
Interest and similar income		
Derivatives	10 858 228	7 745 889
Loans and receivables[(1)]	6 302 839	7 201 599
Designated at fair value through profit and loss	1 779 973	1 777 998
Available-for-sale	297 756	280 852
Held-to-maturity	109 660	119 219
Trading debt securities	186	51
Non-financial assets	0	170
Other	5 972	4 763
TOTAL	**19 354 614**	**17 130 541**
Interest expense and similar charges		
Designated at fair value through profit and loss	- 13 239 784	- 11 596 868
Derivatives	- 3 159 661	- 2 360 780
Non-financial liabilities	- 135 392	-103 974
Financial liabilities measured at amortised cost	- 131 123	- 742 556
Trading debt securities	0	- 56 319
TOTAL	**- 16 665 960**	**- 14 860 497**
Net interest income	**2 688 654**	**2 270 044**

(1) Included in this class of financial assets is accrued interest on impaired loans as at 31 December 2010 amounting to EUR '000 2 047 (2009: EUR '000 3 723).

Subject to approval by the EIB Board of Governors

167

L.2. Geographical analysis of “Interest and similar income”

EU Countries	2010	2009
Spain	1 118 081	1 305 158
Italy	777 630	996 206
Germany	759 781	1 049 761
France	691 864	880 744
United Kingdom	607 887	634 245
Greece	520 074	534 391
Poland	501 789	411 585
Portugal	470 975	531 264
Hungary	200 643	226 252
Belgium	189 751	184 813
Austria	187 842	188 155
Czech Republic	141 227	166 249
Netherlands	137 953	124 903
Finland	126 205	158 306
Romania	109 465	98 174
Sweden	81 110	92 704
Ireland	73 561	83 529
Slovenia	50 371	55 612
Lithuania	32 871	19 867
Bulgaria	27 786	26 467
Denmark	26 177	46 001
Slovakia	25 606	29 513
Luxembourg	19 834	22 554
Cyprus	19 820	22 880
Latvia	19 774	21 107
Estonia	7 201	5 806
Malta	3 486	1 084
Total	**6 928 764**	**7 917 330**
Outside the European Union	823 239	765 476
Total	**7 752 003**	**8 682 806**
Income not analysed per country [(1)]	11 602 611	8 447 735
Total interest and similar income	**19 354 614**	**17 130 541**

[(1)] Income not analysed per country:

	2010	2009
1. Revenue from investment and loan substitutes portfolios	219 040	220 277
2. Revenue from Operational bond portfolios	70 009	56 031
3. Revenue from Operational money market portfolios	118 236	122 359
4. Revenue from money market operations	190 040	328 437
5. Income from derivatives	10 858 228	7 745 889
6. Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	5 972	4 763
7. Adjustment on early repayments of loans	141 086	-30 021
	11 602 611	**8 447 735**

Subject to approval by the EIB Board of Governors 168

Note M – Result on financial operations (in EUR '000)

M.1. Per nature of result

	2010	2009
Net result on derivatives [(1)]	- 122 676	207 797
Net result on loans under the fair value option and associated swaps [(2)]	927 991	- 1 235 826
Net result on borrowings under the fair value option and associated swaps [(3)]	- 532 662	- 3 029 215
	272 653	**- 4 057 244**
Fair value gains and losses on operational treasury portfolio	-36 776	10 663
Realised gains and losses on operational treasury portfolio	888	- 30 284
Foreign exchange gain and loss	- 5 424	2 388
Gain and loss on buy back of debts evidenced by certificates	- 4 570	6 555
Gain and loss on unwind of ALM swaps	- 85 882	14 826
Realised gain/loss on sale of shares	30 997	- 2 142
Result on release of guarantees	28 903	0
Realised gain on loans	0	6 879
Total result on financial operations	**200 789**	**- 4 048 359**

[(1)] The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2010 these swaps evidence a negative impact of EUR '000 122 676 compared to a positive impact of EUR '000 207 797 in 2009.

[(2)] The Fair Value Option is applied on loans hedged by derivatives. As at 31 December 2010, the carrying value of loans designated at fair value stands at EUR 87.7 billion (2009: EUR 69.2 billion), as only loans at a fixed rate are being hedged. The use of Fair Value Option on loans generates an increase of EUR ' 000 927 991 on the income statement at 31 December 2010 (2009: EUR' 000 -1 235 826). The positive variation in the combined fair value of the EIB loans and their associated swaps is essentially due to the decreases of the lending base rates since the beginning of 2010. The lending base rates are used to discount the prospective contractual cash flows of the designated loans under the Fair Value Option. In the valuation of the associated swaps, however, the lending base rates levels do not intervene, as they have to be valued with the swap market rates. Motivated by the need to translate into lending spreads the decreasing borrowing spreads that the Bank can pay on the primary capital markets there have been downward shifts on the lending base rates during 2010. These downward shifts of the lending base rates, resulted in lower discount rates for the loans and have generated a positive impact on the consolidated result as at 31 December 2010.

[(3)] The Fair Value Option is applied on borrowings hedged by derivatives. The majority of the borrowings are systematically hedged, and the carrying value of borrowings designated at fair value amounts to EUR 345.1 billion (2009: EUR 301.6 billion) as at 31 December 2010. The net impact on the income statement at 31 December 2010 on borrowings and associated swaps is a decrease of the profit for the year by EUR '000 532 662 (2009: decrease of EUR '000 – 3 029 215). The changes in Fair Value of the EIB borrowings tend to be only partially compensated by those of the related hedging swaps as the value of the borrowing – being calculated on a model basis – is not directly affected by credit-related factors.

M.2. Per category of assets and liabilities

	2010	2009
Financial assets available-for-sale	30 430	- 38 072
Financial assets designated at fair value through profit or loss	2 306 205	- 993 178
Financial liabilities designated at fair value through profit or loss	- 3 260 637	459 478
Financial instruments held for trading	1 191 763	- 3 507 234
Other	- 66 972	30 647
	200 789	**- 4 048 359**

Subject to approval by the EIB Board of Governors

169

Note N – Other operating income (in EUR '000)

	2010	2009
Reversal of previous year's unutilised accruals of general administrative expenses	6 313	4 119
Other	4 188	6 640
	10 501	10 759

Note O – Fee and commission income (in EUR '000)

	2010	2009
Commission on Investment Facility – Cotonou (Note V)	34 086	36 405
Commission income from advisory activities	64 899	50 165
Commission on loans	31 096	22 364
Commission on guarantees	29 191	43 422
Commission on Jaspers (Note V)	22 473	16 948
Commission on Jessica (Note V)	11 900	4 976
Commission on Jeremie (Note V)	10 457	6 961
Commission on Jasmine (Note V)	713	257
Commission on Yaoundé/Lomé conventions (Note Y)	7 569	8 458
Commission from other EU institutions and EU countries	23 641	17 049
	236 025	207 005

Note P – General administrative expenses (in EUR '000)

	2010	2009
Salaries and allowances (*)	- 236 164	- 208 747
Welfare contributions and other social costs	- 87 482	- 119 949
Staff costs	**- 323 646**	**- 328 696**
Other general and administrative expenses	- 117 956	- 117 800
	- 441 602	- 446 496

(*) of which the amount for members of the Management Committee is EUR '000 2 960 (2009: EUR '000 2 924).

The number of persons employed by the Group was 2 077 at 31 December 2010 (1 896 at 31 December 2009).

Subject to approval by the EIB Board of Governors 170

Note Q – Derivative financial instruments Q.1. Usage of derivative financial instruments In the funding activity of the Group The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised in line with those of loans granted and also to reduce funding costs. It uses also long term swaps to hedge certain treasury transactions and for ALM purposes. Long term derivatives transactions are not used for trading, but only in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure. All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long term nature. The derivatives most commonly used are: Currency swaps Currency swaps are contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its swap counterparties. In the liquidity management of the Group The Group enters into short term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short term currency swaps stood at EUR 26 265 million at 31 December 2010 against EUR 11 887 million at 31 December 2009. The notional amount of short term currency forwards was EUR 288 million at 31 December 2010 (2009: EUR 252 million). Long term futures are also used by the Group to adjust the medium-term (2 years) interest rate exposure of its treasury bond portfolios. The notional amount of long term futures stood at EUR 283 million at 31 December 2010 (2009: EUR 335 million). In the Asset Liability Management of the Group The Group’s policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group. Accordingly, the Group: • has adopted an own funds investment profile ensuring a stable and high flow of income; and • manages residual interest rate risks in relation to this investment profile. With a view of managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. • Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and Subject to approval by the EIB Board of Governors 171 currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm's length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross currency models and in the estimation of volatilities for some long dated equity linked and inflation linked transactions.

The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at the year end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2010 (in EUR million)

	Level 1		Level 2		Level 3			
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps.	0	0	344 913	11 353	14 490	- 396	**359 403**	**10 957**
Cross Currency Swaps	0	0	133 998	5 866	6 478	437	**140 476**	**6 303**
Credit Default Swaps	0	0	0	0	193	29	**193**	**29**
Forward foreign exchange contracts	0	0	26 265	- 34	0	0	**26 265**	**- 34**
Futures contracts.	283	0	0	0	0	0	**283**	**0**
Total	**283**	**0**	**505 176**	**17 185**	**21 161**	**70**	**526 620**	**17 255**

Derivatives by valuation method as at 31 December 2009 (in EUR million)

	Level 1		Level 2		Level 3			
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs		Total	
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps.	0	0	299 702	9 546	16 677	- 2	**316 379**	**9 544**
Cross Currency Swaps	0	0	102 225	- 3 819	5 623	19	**107 848**	**- 3 800**
Credit Default Swaps	0	0	0	0	197	2	**197**	**2**
Forward foreign exchange contracts	0	0	12 139	255	0	0	**12 139**	**255**
Futures contracts.	335	0	0	0	0	0	**335**	**0**
Total	**335**	**0**	**414 066**	**5 982**	**22 497**	**19**	**436 898**	**6 001**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date.

Subject to approval by the EIB Board of Governors 172

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison by category of the carrying amounts and fair values of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

	Carrying value 31.12.2010	Fair value 31.12.2010	Carrying value 31.12.2009	Fair value 31.12.2009
Assets carried at fair value				
Available-for-sale financial assets	6 160	6 160	5 613	5 613
Financial assets designated at fair value through profit or loss	87 743	87 743	69 214	69 214
Financial assets held for trading	33 066	33 066	21 936	21 936
Total	**126 969**	**126 969**	**96 763**	**96 763**
Assets carried at amortised cost				
Held-to-maturity investments	16 306	15 634	17 800	17 387
Loans and receivables	302 745	306 840	271 178	269 690
Total	**319 051**	**322 474**	**288 978**	**287 077**
Total financial assets	**446 020**	**449 443**	**385 741**	**383 840**
Liabilities carried at fair value				
Financial liabilities held for trading	14 098	14 098	14 867	14 867
Financial liabilities designated at fair value through profit or loss	345 066	345 066	301 642	301 642
Total	**359 164**	**359 164**	**316 509**	**316 509**
Liabilities carried at amortised cost				
Liabilities measured at amortised cost	43 824	44 606	29 050	30 115
Total	**43 824**	**44 606**	**29 050**	**30 115**
Total financial liabilities	**402 988**	**403 770**	**345 559**	**346 624**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and the financial liabilities.

Assets for which fair value approximates carrying value
For financial assets and financial liabilities that are liquid or having a short term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value
Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based whenever possible on observable market data prevailing at the balance sheet date.

Fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

Subject to approval by the EIB Board of Governors 173

The following tables show an analysis of financial assets and financial liabilities recorded at fair value, between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs.

2010	Level 1	Level 2	Level 3	Total 2010
	Quoted market price	Valuation techniques – market observable input	Valuation techniques – non market observable input	Total
Financial assets				
Financial assets held for trading	1 713	29 842	1 511	33 066
Financial assets designated at fair value through profit or loss.	0	69 738	18 005	87 743
Financial investments – available-for-sale	3 176	638	2 346	6 160
Total	**4 889**	**100 218**	**21 862**	**126 969**
Financial liabilities				
Financial liabilities held for trading . . .	0	12 657	1 441	14 098
Financial liabilities designated at fair value through profit or loss.	294 465	36 853	13 748	345 066
Total	**294 465**	**49 510**	**15 189**	**359 164**

2009	Level 1	Level 2	Level 3	Total 2009
	Quoted market price	Valuation techniques – market observable input	Valuation techniques – non market observable input	Total
Financial assets				
Financial assets held for trading	1 068	19 834	1 034	21 936
Financial assets designated at fair value through profit or loss.	0	57 177	12 037	69 214
Financial investments – available-for-sale	2 265	777	2 571	5 613
Total	**3 333**	**77 788**	**15 642**	**96 763**
Financial liabilities				
Financial liabilities held for trading . . .	0	13 851	1 016	14 867
Financial liabilities designated at fair value through profit or loss.	254 550	33 770	13 322	301 642
Total	**254 550**	**47 621**	**14 338**	**316 509**

In 2010, the Group made transfers from level 1 to 2 of the fair value hierarchy:
- Financial liabilities designated at fair value through profit or loss of EUR 6 811 million (2009: EUR 1 957 million).
- Investment securities (available for sale) of EUR nil (2009: EUR 59 million).

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:
- Financial liabilities designated at fair value through profit or loss of EUR 12 037 million (2009: EUR 8 601 million).
- Investment securities (available for sale) of EUR 4 million (2009: EUR nil).

Subject to approval by the EIB Board of Governors 174

The following table presents the changes in Level 3 instruments for the year ended 31 December 2010:

	Financial assets held for trading[(*)]	Financial assets designated at fair value through P/L	Financial investments – Available-for -Sale	Financial liabilities held for trading	Financial liabilities designated at fair value through P/L	Total
Balance at 1 January 2010	**1 034**	**12 037**	**2 571**	**- 1 016**	**- 13 322**	**1 304**
Total gains or losses						
- in profit or loss	691	642	- 57	- 338	- 1 432	**- 494**
- in other comprehensive income	0	0	66	0	0	**66**
Purchases	29	2 807	290	- 95	0	**3 031**
Issues	0	0	0	0	- 868	**- 868**
Settlement	- 112	0	- 482	8	2 055	**1 469**
Aggregate transfers into Level 3	109	2 519	0	- 2	- 2 007	**619**
Aggregate transfers out of Level 3	- 240	0	- 42	2	1 826	**1 546**
Balance at 31 December 2010	**1 511**	**18 005**	**2 346**	**- 1 441**	**- 13 748**	**6 673**

[(*)] Derivative balances are included within Financial assets held for trading.

Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non market observable input, due to alternative assumptions

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR 114 million using less favourable assumptions and an increase of approximately EUR 49 million using more favourable assumptions for 31 December 2010 and a reduction of approximately EUR 9 million using less favourable assumptions and an increase of approximately EUR 74 million using more favourable assumptions for 31 December 2009.

The alternative assumptions are used to calculate the fair value of derivatives, borrowings and loans belonging to the level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped in five swap types according to underlying asset and valuation model:

a. Single currency, multiple-rate swaps
b. Cross currency and FX-linked swaps
c. Inflation-linked swaps
d. Equity-linked swaps
e. Credit-linked swaps

For single currency, multiple rate swaps, alternative assumptions are applied to forward rate correlations used in calibration of BGM models. For cross currency and FX-linked swaps alternative assumptions are applied to correlations between interest and FX rates used in the calibration of hybrid Black Scholes / Hull & White models. For inflation-linked swaps alternative assumptions are applied to inflation index and real rate volatilities used in the calibration of hybrid Black Scholes / Hull & White models. For equity-linked swaps alternative assumptions are applied to equity or index volatilities and dividend yields (forwards) used in the calibration of hybrid Black Scholes / Hull & White models. For credit-linked swap alternative assumptions are applied to default probabilities and correlations used in the calibration of credit event intensity model.

Financial assets designated at fair value through profit or loss

Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps.

The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit or loss amounts to EUR 81 499 million (2009: EUR 69 214 million). The cumulative change in fair value of the loans attributable to change in credit risk of Group's counterparts amounts to a loss of EUR 50 million (2009: loss of EUR 38 million) and the change for the current year is a loss of EUR 12 million (2009: loss of EUR 26 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss.

Financial liabilities designated at fair value through profit or loss

The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

Subject to approval by the EIB Board of Governors 175

The cumulative change in fair value of quoted financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounts to a profit of EUR 2 238 million (2009: profit of EUR 1 804 million) and the change for the current year is a gain of EUR 434 million (2009: loss of EUR 3 180 million). The changes in fair value of financial liabilities designated at fair value through profit or loss attributable to the change in credit risk have been calculated by determining the difference between the changes in the quoted fair value and the changes in fair value due to market risk based on valuation techniques. The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 21 921 million (2009: EUR 17 424 million) less than the carrying amount as at 31 December 2010. Note S – Risk Management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; • Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and • Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund. S.1. Risk Management Organisation S.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank’s objective is to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) has, since November 2003, initially been structured around two departments – namely the Credit Risk (CRD) and the Assets and Liabilities Management (ALM), Derivatives, Financial and Operational Risk (FRD) Departments – and a Coordination Division. In 2006, the Bank formalised credit risk policies for own resource operations outside the European Union, expanding CRD’s remit. RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created. An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. The Bank continued to develop its capacity to manage loans post signature, thereby also preparing for the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio it is the responsibility of Transaction Management & Restructuring (TMR), an autonomous department, reporting to a separate Vice-President. In 2010, TMR focused on monitoring the higher risk counterparts and certain forms of security; it also managed transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the Risk Management Directorate. Subject to approval by the EIB Board of Governors 176

S.1.1.1 Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do in fact occur. Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, Value at Risk (‘VaR’), liquidity ratios and risk profile changes. In addition, key risk indicators of the loan portfolio and liquidity mismatch risks are presented to the Management Committee on a monthly basis. The Bank maintains two reserves for the expected and unexpected losses – the general loan reserve and the special activities reserve respectively. The general loan reserve is a dedicated reserve for the expected loss of the Bank's loan portfolio. It is updated quarterly according to the evolution of the underlying assets and reported to the Bank's senior management. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank. It is updated quarterly according to the evolution of the underlying assets. S.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, sets its financial risk tolerance to a minimum level as defined by approved limits, and applies a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Group’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Guarantees & Securitisation (GS) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an ongoing basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. An independent Risk Management and Monitoring (RMM) division reports directly to the Deputy Chief Executive. This segregation of duties and the “four-eyes” principle ensures an unbiased review of the Fund’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the European Investment Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the PE operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RMM is divided into three teams: a PE Risk team, a GS Risk team and an Operations team covering both business lines. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines, which follow closely the relevant sections of the EIB’s own treasury guidelines . S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund of funds approach, taking minority equity participations in funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in early-stage and seed capital, but also in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Subject to approval by the EIB Board of Governors 177

Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond investing in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of a still volatile economic situation following the financial crisis, the Fund continues to closely monitor the valuations reported by PE fund managers, and also other specific risks linked to the macroeconomic and financial environment. Throughtout the year, the Fund also runs stringent stress test scenarios on its PE funds portfolios and regularly updates the EIF Board of Directors on the results. S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing, and by taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured financial transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly. A four-eyes principle applies throughout the process, with actions initiated by the front office and reviewed by RMM. The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. In particular following the financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration closely. The improvement of the monitoring is not only based on the reaction to the financial crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation, expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activity and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivatives transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The Group's policies on credit risk are approved by the Group’s governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterpart and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group's loan portfolio. The Group's limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. As regards lending, treasury and derivatives operations, credit risk is managed by the independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risk taking in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Subject to approval by the EIB Board of Governors 178

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	31.12.2010	31.12.2009
Financial assets		
Loans and receivables	302 745	271 178
Financial assets held for trading	33 066	21 936
Financial assets designated at fair value through profit or loss	87 743	69 214
Financial assets – Available-for-sale	6 160	5 613
Financial assets – Held-to-maturity	16 306	17 800
Total	**446 020**	**385 741**
Off-balance-sheet		
Contingent liabilities	3 016	3 161
Commitments		
– Undisbursed loans	90 551	81 843
– Undisbursed Venture Capital operations	1 706	1 393
– Other	902	954
Total	**96 175**	**87 351**
Total credit risk exposure	**542 195**	**473 092**

S.2.3. Credit risk on loans

S.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions

In line with best practice in the banking sector, an internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This has become an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. At the Group, LGs reflect the present value of the estimated level of the "expected loss", this being the product of the probability of default of the main obligors, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks;
- as help in distributing monitoring efforts;
- as a description of the loan's portfolio quality at any given date;
- as a benchmark for calculating the annual additions to the General loan reserve; and
- as one input in risk-pricing decisions based on the expected loss.

The following factors enter into the determination of an LG:

i) The borrower's creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel II Advanced Approach chosen, the Group has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default probabilities, the lower the value of the guarantee and therefore the lower the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer's creditworthiness and the type of instrument used.

iv) The contractual framework: a sound contractual framework will add to the loan's quality and enhance its internal grading.

v) The loan's duration: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

Subject to approval by the EIB Board of Governors 179

(1) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. (2) Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. A loan's expected loss is computed by combining the five elements discussed above and is used as a component of the fair value measurement technique used for loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this loss, a loan is assigned to one of the following LG classes listed below. A Prime quality loans: there are three sub-categories. A° comprises all EU sovereign risks, i.e. loans granted to or fully, explicitly and unconditionally guaranteed by Member States, where no repayment difficulties are expected and for which an unexpected loss of 0% is allocated. A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration. A- includes those lending operations where there is some doubt about the maintenance of their current status (for instance because of a long maturity, or for the high volatility of the future price of an otherwise excellent collateral), but where any downside is expected to be quite limited. B High quality loans: these represent an asset class with which the Group feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement. D This rating class represents the borderline between "acceptable quality" loans and those that have experienced some difficulties. This watershed in loan grading is more precisely determined by the sub-classifications D+ and D-. Loans rated D- require heightened monitoring. E This LG category includes loans that have explicitly been approved as Special Activities (SFF/RSFF/LGTT) with a risk profile greater than generally accepted, and for which an allocation in the Bank’s Special Activity Reserve has been made accordingly, in line with the Bank’s statute and Credit Risk Policy Guidelines. It also includes loans which in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. For this reason, a corresponding allocation to the Special Activities Reserve is being made and the loans are subject to close and high monitoring. The sub-classes E+ and E- differentiate the intensity of this special monitoring process, with those operations graded E- being in a position where there is a strong possibility that debt service can not be maintained on a timely basis and therefore some form of debt restructuring is required, possibly leading to an impairment loss. F F (fail) denotes loans representing unacceptable risks. F- graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal to the Group are graded F and a specific provision is applied. Generally, loans internally graded D- or below are placed on the Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List as a result of a material credit event causing a deterioration of its LG classification. In addition to the deal-by-deal analysis of each loan, the Group, using an external credit software package, also develops a portfolio view of credit exposures, integrating the concentration and correlation effects created by the dependence of various exposures on common risk factors. By adding a portfolio dimension of credit risks, it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the Group’s loan book. S.2.3.2. Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities(1)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 75% and 100% of pool of signed(2) operations in each portfolio. This results in an effectively full coverage of the Group's exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Group's lending activities). The carrying value of the disbursed part of loans signed under this category amounts to EUR 19 700 million as at 31 December 2010 (2009: EUR 17 130 million) and the undisbursed part amount to EUR 12 562 million as at 31 December 2010 (2009: EUR 12 039 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States. Subject to approval by the EIB Board of Governors 180

S.2.3.3. Analysis of lending credit risk exposure

In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and sound guarantees. In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2010 (in EUR million)		Guarantor				Not guaranteed (1)	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	34 024	29 462	6 523	16 681	38 284	**124 974**	**29 377**
	Bank	14 294	32 062	38 951	8 940	21 408	**115 655**	**19 589**
	Public	4 110	407	12 629	21 616	32 922	**71 684**	**16 770**
	State	0	0	0	0	26 165	**26 165**	**12 253**
Total disbursed (2) (3) (4)		**52 428**	**61 931**	**58 103**	**47 237**	**118 779**	**338 478**	**77 989**
Signed not disbursed (2) (3) (4)		**13 796**	**8 659**	**8 480**	**8 725**	**38 329**	**77 989**	

2009 (in EUR million)		Guarantor				Not guaranteed (1)	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	27 724	28 321	6 462	14 921	32 509	**109 937**	**27 917**
	Bank	13 159	31 057	37 240	7 291	19 584	**108 331**	**18 882**
	Public	4 341	697	9 903	20 024	27 127	**62 092**	**15 012**
	State	0	0	0	0	23 178	**23 178**	**7 993**
Total disbursed (2) (3) (4)		**45 224**	**60 075**	**53 605**	**42 236**	**102 398**	**303 538**	**69 804**
Signed not disbursed (2) (3) (4)		**12 949**	**8 997**	**7 298**	**8 342**	**32 218**	**69 804**	

(1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) These amounts include loans granted under Facilities.

(3) These amounts do not include Loan substitutes (2010: EUR 9 555 million; 2009: EUR 8 221 million).

(4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[5] to the banking sector amounts to EUR 135 244 million at the end of December 2010 (2009: EUR 127 213 million), which is equal to 32.5% (2009: 34.1%) of the total of EUR 416 467 million in loans disbursed and undisbursed as at 31 December 2010 (2009: EUR 373 342 million).

Unsecured loans to corporates at the end of December 2010 amounted to EUR 49 117 million[5], (2009: EUR 41 843 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

S.2.3.3.1. Credit quality on loans

The overall credit quality of risk portfolio continues to present a strong profile, with loans internally graded A to D+ representing 95.9% of the loan portfolios as at 31 December 2010, compared with 96.4% at 31 December 2009. The share of loans internally graded D-and below (for which allocations to the Special Activities Reserve are being made), was 4.1% (2009: 3.6%) of the risk portfolio, corresponding to EUR 17.3 billion (2009: EUR 13.3 billion).

The evolution of the LG breakdown was largely driven by the continuing significant share of new Special Activities signatures (SFF/LGTT/RSFF) as part of the overall new business volume.

---

(5) Including exposure signed but not disbursed yet.

Subject to approval by the EIB Board of Governors 181

The internal Loan Grading is also used to determine the Watch List (all loans with an internal grading of D- to F, other than SFF/LGTT/RSFF transactions unless downgraded post signature), which reduced slightly to EUR 1 370 million (EUR 1 386 million end 2009).

To mitigate credit risk, the Group uses, amongst others, the following instruments:
- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

All credit risk mitigation instruments accepted by the Group have been defined in the Credit Risk Policy Guidelines.

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2010 and 31 December 2009 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2010 (in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	18 549	57 900	36 975	24 865	16 062	**154 351**
	Bank	9 112	114 181	9 930	1 342	679	**135 244**
	Public	22 189	61 528	3 238	979	520	**88 454**
	State	36 666	0	1 752	0	0	**38 418**
TOTAL		**86 516**	**233 609**	**51 895**	**27 186**	**17 261**	**416 467**

2009 (in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	16 463	60 026	30 579	18 101	12 685	**137 854**
	Bank	8 389	112 155	5 660	442	567	**127 213**
	Public	20 818	54 360	1 336	572	18	**77 104**
	State	29 998	0	1 173	0	0	**31 171**
TOTAL		**75 668**	**226 541**	**38 748**	**19 115**	**13 270**	**373 342**

With the decision in favour of the Internal ratings based approach of Basel II, the Group has introduced an internal rating methodology in 2006. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the higher of the ratings of the borrower or guarantor (where applicable), based on the internal rating, where available. In cases where an internal rating is not available yet, the external rating has been used for this analysis.

Subject to approval by the EIB Board of Governors 182

Credit risk exposure for each internal risk rating

The table shows both the exposures signed (disbursed and undisbursed), as well as the risk-weighted exposures, based on an internal methodology that the Group uses for limit management. The exposures presented in this table are based on the best internal rating between the borrowers and the guarantors by operation.

				2010 (in EUR million)		2009 (in EUR million)	
	Rating Grade	Moody's equiv. grade	1-year history Def. Rate(*)	Exposures Signed	Weighted Exposures (**)	Exposures Signed	Weighted Exposures (**)
Internal Rating 1	1	Aaa	0%	28 814	2 767	46 023	3 917
Internal Rating 2	2+	Aa1	0%	47 555	2 804	29 108	2 536
	2	Aa2	0%	21 506	6 347	26 688	7 465
	2-	Aa3	0%	47 609	23 427	61 589	28 882
Internal Rating 3	3+	A1	0%	69 004	25 005	51 421	19 655
	3	A2	0%	40 806	24 127	29 704	21 020
	3-	A3	0%	53 611	27 989	40 341	20 908
Internal Rating 4	4+	Baa1	0%	34 694	27 054	7 439	4 969
	4	Baa2	0%	15 461	7 361	3 672	2 518
	4-	Baa3	0%	24 325	12 551	1 543	810
Internal Rating 5	5+	Ba1	0%	25 445	7 734	42 297	24 633
	5	Ba2	0%	3 388	2 523	18 152	6 515
	5-	Ba3	0%	1 837	1 009	13 841	9 657
Internal Rating 6	6+	B1	0%	1 484	1 314	1 161	1 042
	6	B2	0%	441	334	33	33
	6-	B3	0%	92	91	76	76
Internal Rating 7	7	C	0%	395	40	254	0
TOTAL				**416 467**	**172 477**	**373 342**	**154 636**

(*) based on actual losses obtained in 2010.

(**) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

The Group continually monitors events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking appropriate mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or appropriate action is taken in a timely manner.

The monolines, insuring EUR 4 464 million of the Group's loans (2009: EUR 5 127 million), have suffered material downgrades. In view of the non-accelerable nature of their credit enhancement, the Group policies provides for the borrowers to be of acceptable credit standing from the outset. In view of the weakened credit of the monolines, the Group has further enhanced its direct monitoring of the underlying borrowers and projects. Due to the poor performance of an underlying borrower, one project finance operation was put on the Watch List in 2009. For the remainder of the monoline backed exposures the performance of the underlying operation remains in line with expectations. The Bank will continue to monitor this portfolio closely.

As an immediate response to the developments in the financial markets that have taken place since September 2008, the Group has acted to reinforce its arrangements for the monitoring and management of risks. To this end, an inter-directorate risk monitoring group has been set up. Its purpose is to promote the exchange of information among departments and to suggest reporting and operational management procedures for use at times of financial crisis with the objective of rapid reaction if required.

Taking into account the above and the Group's contractual protections, which if breached enable the Group to negotiate remedies, there was no need for a collective impairment allowance as at 31 December 2010.

Subject to approval by the EIB Board of Governors 183

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

	2010 (in EUR million)			2009 (in EUR million)		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	**Disbursed**	**Undisbursed**		Disbursed	Undisbursed	
Greece	**6 703**	**1 740**	**5 768**	6 259	240	5 362
Poland	**5 614**	**1 502**	**7 978**	4 968	255	6 604
Hungary	**3 770**	**1 168**	**1 567**	3 430	1 136	1 249
Czech Republic	**2 695**	**816**	**466**	2 179	789	505
Spain	**1 247**	**0**	**14 856**	1 345	0	13 583
Italy	**1 265**	**0**	**3 832**	1 269	0	3 778
Lithuania	**1 029**	**112**	**0**	694	452	0
Romania	**784**	**2 077**	**324**	636	2 210	320
Portugal	**499**	**0**	**7 205**	0	0	6 627
Cyprus	**473**	**280**	**723**	493	120	544
Finland	**457**	**0**	**1 169**	537	0	1 278
Latvia	**400**	**525**	**221**	383	595	125
Estonia	**165**	**385**	**75**	165	385	0
Slovakia	**170**	**1 300**	**0**	168	0	0
Bulgaria	**110**	**985**	**0**	30	1 062	0
Slovenia	**43**	**0**	**2 050**	47	0	1 534
Germany	**0**	**0**	**1 877**	0	0	1 906
United Kingdom	**0**	**0**	**1 652**	0	0	1 861
France	**0**	**0**	**937**	0	0	976
Belgium	**0**	**0**	**881**	0	0	1 020
Sweden	**0**	**0**	**844**	0	0	42
Ireland	**0**	**0**	**689**	0	0	691
Denmark	**0**	**0**	**560**	0	0	808
Malta	**0**	**0**	**291**	0	0	190
Luxembourg	**0**	**0**	**171**	0	0	175
Austria	**0**	**0**	**35**	0	0	43
Netherlands	**0**	**0**	**30**	0	0	30
Non EU-countries	**741**	**1 363**	**1 761**	575	749	1 327
TOTAL	**26 165**	**12 253**	**55 962**	23 178	7 993	50 578

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The nominal amount of loans signed under this category as at 31 December 2010 amounts to EUR 38 033 million (2009: EUR 34 135). Out of this EUR 38 033 million, EUR 35 758 million (2009: EUR 32 340 million) were guaranteed by the European Union and EUR 2 275 million by the Member States (2009 EUR 1 795 million).

Subject to approval by the EIB Board of Governors 184

S.2.3.3.2.Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2010		2009	
	Exposures signed	Weighted exposures [4]	Exposures signed	Weighted exposures [4]
EU [1]	401 751	166 667	361 964	149 504
Thereof :				
– Germany	54 842	17 756	52 644	17 130
– Spain	65 437	18 890	60 541	16 839
– Italy	52 710	29 979	47 879	25 952
– France	40 788	19 342	38 702	18 674
– United Kingdom	29 981	22 482	27 506	20 994
ENLARGEMENT COUNTRIES [2] .	7 273	1 825	5 731	1 881
PARTNER COUNTRIES [3]	7 443	3 985	5 647	3 251
TOTAL	**416 467**	**172 477**	**373 342**	**154 636**

[1] Including loans outside the EU, approved by the Board of Governors according to Article 18 of the Bank's Statute, as well as loans in EFTA countries.
[2] Enlargement Countries as per end 2009 include Albania, Bosnia and Herzegovina, Croatia, Serbia, Montenegro, Turkey, and FYROM.
[3] Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.
[4] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2010		2009	
	Exposures signed	Weighted exposures [1]	Exposures signed	Weighted exposures [1]
Energy	38 974	28 621	32 716	24 701
Transport.	46 799	17 362	43 979	15 068
Telecommunications	7 741	6 035	1 105	752
Water and sewerage	12 477	6 852	11 967	6 751
Miscellaneous Infrastructure.	3 925	1 776	3 599	1 553
Agriculture, forestry and fisheries .	66	34	72	36
Industry.	27 593	21 068	22 640	18 301
Services [2].	273 961	89 430	252 538	86 004
Health and education	4 931	1 299	4 726	1 470
TOTAL	**416 467**	**172 477**	**373 342**	**154 636**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).
[2] The category "Services" includes the credit exposure of the banking sector. At the end of 2010, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 135 244 million (EUR 127 213 million at the end of 2009), or EUR 52 510 million in risk-weighted terms (EUR 50 844 million at the end of 2009). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group systematically follows on daily basis publicly available news and, in particular, external rating movements. On top of the traditional loan exposures to the banking sector there is an amount of EUR 61 931 million (2009: EUR 60 075 million) in the form of guarantees received from financial institutions at the end of December 2010, of which EUR 4 464 million (2009: EUR 5 127 million) represents exposure to monoline insurers.

The principle of risk diversification is at the core of sound banking practices. The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

Subject to approval by the EIB Board of Governors 185

The table below shows the concentration indexes the Group follows as at 31 December 2010 and 31 December 2009:

End-of-Period		2010	2009
Largest nominal and risk-weighted Group exposures(*)			
Nominal exposures (% of Group Loan Portfolio)			
	–Top 3	5.8%	6.4%
	–Top 5	8.8%	9.5%
	–Top 10	14.4%	15.5%
N° of exposures (% of Group Own Funds)			
	–over 10%	10	11
	–over 15%	4	4
	–over 20%	2	2
N° of SSSR exposures over 5% of Group Own Funds(**)		2	2
Sum of all large risk-weighted exposures (% of Group Own Funds)(***)		112%	90%

(*) Including also the net market exposure of treasury operations.

(**) The term "single signature and single risk" (or for brevity, "unsecured" or "SSSR") is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

(***) The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States.

S.2.3.4. Collateral on loans

In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3. the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 18 004 million at the end of 2010 (2009: EUR 15 175 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 1 804 million (2009: EUR 1 729 million). None of these collaterals has been sold or re-pledged to third parties.

Fair value of collateral held against disbursed loans is shown below:

In EUR million	Gross exposure	Collateral held				Net exposure
		Bonds	Equities	Cash	Total	
1. Against individually impaired	381	-	-	-	-	381 (1)
2. Against collectively impaired	-	-	-	-	-	-
3. Against past due but not impaired	10	-	-	-	-	10
4. Against neither past due nor impaired	270 360	15 004	208	366	15 578	254 782
5. Against fair value through profit and loss	87 427	2 232	-	194	2 426	85 001
TOTAL 2010	358 178	17 236	208	560	18 004	340 174
TOTAL 2009	320 668	14 649	188	338	15 175	305 493

(1) The carrying value of loans individually impaired amounts to EUR 381 million as at 31 December 2010 (2009: EUR 495 million). Impairments on these loans have been accounted for and amount to EUR 87.1 million as of 31 December 2010 (2009: EUR 106 million). The Group has also received additional security from the counterparties of these loans in the form of debts acknowledgement which cover the remaining exposure.

Subject to approval by the EIB Board of Governors 186

S.2.3.5 Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for which the projects are located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, Zone A banks and corporate entities. Unsecured part of these loans amounts to EUR 157 108 million as at 31 December 2010 (2009: EUR 134 616 million).

As at 31 December 2010, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amounts to EUR 0.7 million (2009: nil).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for over 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on these loans can be analysed as follows (in EUR 000):

	Instalments overdue 30 to 90 days	Instalments overdue more than 90 days	Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU	Total
31.12.2010	210	2 450	103 834	**106 494**
31.12.2009	1 897	12 278	93 830	**108 005**

S.2.3.6. Securitised loans and loan substitutes

Regarding the Group's exposure to securitised loans and loan substitutes, this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

As of 31 December 2010, the securitised loans and loan substitutes amount to EUR 18 514 million (2009: EUR 18 659 million). This amount is composed of loan substitutes included in debt securities portfolio (Note B.2) for an amount of EUR 9 555 million (2009: EUR 8 221 million) and securitised loans included in loans and advances to credit institutions and to customers (Note D) for an amount of EUR 8 959 million (2009: EUR 10 438 million).

The following table summarises the breakdown of the securitised loans and loan substitutes portfolio by asset class (Mortgages exposure in ABS is primarily residential):

Securitised loans	Asset class	TOTAL 31.12.2010 (in EUR million)	TOTAL 31.12.2009 (in EUR million)
Asset Backed Securities	Diversified Payment Rights	617	473
Asset Backed Securities	Mortgage Backed Securities	1 988	2 818
Asset Backed Securities	Small and Medium Entities	3 259	3 651
Covered Bonds	Mortgage Backed Securities	10 855	10 705
Covered Bonds	Public Sector	1 784	999
Structured Public Sector Bonds	Public Sector	11	13
TOTAL		**18 514**	**18 659**

While for Covered Bonds, the majority of covered assets are based on residential mortgages, most of the ABS structures are based on SME.

Aside from two Diversified Payments Rights (DPR) transactions with Turkish promoters (amounting to EUR 617 million (2009: EUR 473 million)), all the promoters of the Bank's Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (67%), in Italy (16%) and in Portugal (5%).

Subject to approval by the EIB Board of Governors 187

Most of the outstanding securitised loans have a AAA rating provided by at least one of the three major rating agencies, except for 23 transactions (13.7% of the Group's securitised loans portfolio in terms of nominal amount) with a AA rating for EUR 1 362 million, a single A rating for EUR 548 million and a BBB rating for EUR 617 million (this category represents transactions to promoters located in Turkey and Poland).

The Group's securitised loan and loan substitute transactions have to date performed well, especially when considering the market environment. This is mainly due to the highly regulated environment and requirements to achieve for Covered Bonds the highest ratings set by the rating agencies and embedded credit enhancements for ABS, along with the selection of sound structures and asset classes.

In the securitised loan and loan substitute portfolio four transactions experienced a downgrade by at least one external rating agency during 2010 with a total amount of the affected transactions of EUR 473 million. Out of these rating actions, one was a downgrade to AA ratings, two downgrades to A ratings and three to BBB ratings. As for Covered Bonds, eight issuance programmes with a total amount of EUR 3 417 million experienced external ratings downgrades by one rating agency in 2010. Out of these downgrades six were from an AAA to an AA rating, while two of these were simultaneously upgraded to AAA by another rating agency, and two programmes were downgraded from an AA to an A rating.

Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall, the credit quality of the Group's securitised loan and loan substitute portfolio remains satisfactory and no securitised loan or loan substitute transaction is on the Bank's Watch List.

S.2.4. Credit risk on treasury transactions

S.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) an investment portfolio composed of EU sovereign bonds. In September 2006, the Management Committee decided to gradually phase out the investment portfolio (see Note A.4.7.2.).

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions and short term derivatives. The weighted exposure for each counterpart must not exceed the authorised limits.

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2010 and 31 December 2009:

Credit Risk Exposures as at 31 December 2010 (in EUR million) (based on book values)

			External rating			Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max maturity 3 months	10	4 126	20 584	11 973	41	**36 734**
Deposits	*0*	*96*	*4 339*	*1 786*	*16*	***6 237***
Tripartite reverse repos	*0*	*2 635*	*14 037*	*8 743*	*0*	***25 415***
Discount paper, Bonds	*10*	*1 395*	*2 208*	*1 444*	*25*	***5 082***
A2 Portfolio max maturity 18 months	56	706	391	926	136	**2 215**
Total Monetary Treasury Assets	**66**	**4 832**	**20 975**	**12 899**	**177**	**38 949**
Repartition	0%	13%	54%	33%	0%	**100%**
B1 Portfolio	0	224	41	396	352	**1 013**
B2 Portfolio	0	0	0	0	0	**0**
B3 Portfolio	0	73	21	175	363	**632**
B4 Portfolio	0	5	0	352	724	**1 081**
EIF - AFS	0	164	60	215	178	**617**
Total Operational Bond Portfolios	**0**	**466**	**122**	**1 138**	**1 617**	**3 343**
Repartition	0%	14%	4%	34%	48%	**100%**
Investment Portfolio	**0**	**236**	**201**	**594**	**638**	**1 669**
Repartition	0%	14%	12%	36%	38%	**100%**
Loan substitutes	**472**	**94**	**1 233**	**1 481**	**6 275**	**9 555**
Repartition	5%	1%	13%	15%	66%	**100%**
Total Treasury Funds	**538**	**5 628**	**22 531**	**16 112**	**8 707**	**53 516**
Repartition	1%	11%	42%	30%	16%	**100%**

Subject to approval by the EIB Board of Governors 188

Credit Risk Exposures as at 31 December 2009 (in EUR million) (based on book values)						
			External rating			Total
	A-1+/P-1	< A or NR	A	AA	Aaa	
A1 Portfolio max maturity 3 months	165	551	15 493	9 502	1 159	**26 870**
Deposits	*0*	*117*	*5 085*	*3 388*	*548*	***9 138***
Tripartite reverse repos	*0*	*334*	*7 628*	*2 137*	*0*	***10 099***
Discount paper, Bonds	*165*	*100*	*2 780*	*3 977*	*611*	***7 633***
A2 Portfolio max maturity 18 months	0	349	484	587	385	**1 805**
Total Monetary Treasury Assets	**165**	**900**	**15 977**	**10 089**	**1 544**	**28 675**
Repartition	1%	3%	56%	35%	5%	**100%**
B1 Portfolio	0	134	84	441	478	**1 137**
B2 Portfolio	0	0	0	99	25	**124**
B3 Portfolio	0	50	15	101	402	**568**
BH Portfolio (futures)	0	0	0	234	266	**500**
EIF - AFS	0	70	19	163	278	**530**
Total Operational Bond Portfolios	**0**	**254**	**118**	**1 038**	**1 449**	**2 859**
Repartition	0%	9%	4%	36%	51%	**100%**
Investment Portfolio	**0**	**232**	**111**	**608**	**993**	**1 944**
Repartition	0%	12%	6%	31%	51%	**100%**
Loan substitutes	**0**	**687**	**328**	**313**	**6 893**	**8 221**
Repartition	0%	8%	4%	4%	84%	**100%**
Total Treasury Funds	**165**	**2 073**	**16 534**	**12 048**	**10 879**	**41 699**
Repartition	0%	5%	40%	29%	26%	**100%**

The credit risk associated with treasury (the securities portfolio, commercial paper, term accounts, etc.) is rigorously managed through selecting first-class counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of the ratings awarded to counterparties by the rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The total Treasury Funds of the Group outstanding as at 31 December 2010 amount to EUR 53.2 billion (2009: EUR 41.6 billion), distributed over different portfolios and invested in diversified products (deposits, securities and derivative/structured products).

Structured credit products amount to EUR 0.12 billion at 31 December 2010 (2009: EUR 0.3 billion). Those held in the Bank's short term portfolio (EUR 0.01 billion in the A1 portfolio) are booked at historic cost, whereas the others are recorded in the Bank's balance sheet as available-for-sale and are marked to market. The quality of the ABS/RMBS portfolio remains stable and there are no defaults by their issuers to report.

Excluding the investment portfolio (which is held to maturity and is being wound down), the long term holdings amounted to EUR 4.9 billion as of 31 December 2010 (2009: EUR 4.2 billion), of which 2.27% consisted of securities emanating from a securitization process.

The Group has a portfolio of Asset Backed Commercial Paper; all of it rated A-1+/P-1. The outstanding as at 31 December 2010 amounted to EUR 0.01 billion (2009: EUR 0.2 billion).

S.2.4.2. Collateral on treasury transactions

Part of treasury transactions are tripartite reverse repurchase agreements with a balance of EUR 25 415 million (2009: EUR 10 099 million). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral and valuations parameters. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement.

The Group also makes use of master netting agreements with counterparties.

As part of the Tripartite Agreements, the Group has received securities that it is allowed to sell or re-pledge. The fair value of the securities accepted under these terms as at 31 December 2010 amounts to EUR 25 535 million (2009: EUR 10 470 million). None of these securities has been sold or re-pledged to third parties in 2010 and 2009. During the 2010 and 2009 years, the Group did not take possession of any of the above mentioned collaterals.

Subject to approval by the EIB Board of Governors 189

S.2.4.3. Securities lending activity

The market value of the bonds lent in the securities lending activities is at the end of 2010 of EUR 696 million (2009: EUR 507 million). These transactions are governed by an agreement signed with Northern Trust Global Investment and the exposure arising from these transactions is fully collateralised, with daily margin calls.

As part of the securities lending agreement, the Group receives securities, it is allowed to sell or repledge. The fair value of the collateral portfolio at 31 December 2010, accepted under these terms, amounts to EUR 699 million (2009: EUR 539 million). None of these securities has been sold or re-pledged to third parties in 2009 and 2010.

S.2.5. Credit risk on derivatives

S.2.5.1. Credit risk policies for derivatives

The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with the majority of its swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

Contractual framework:

All the Group's long term derivatives transactions are concluded in the contractual framework of Master Swap Agreements and, where non-standard structures are covered, of Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

Counterparty selection:

The minimum rating at the outset is set at A1, but exceptionally certain counterparties rated A2/A3 have also been authorised, all their exposures being fully collateralised and further supported by an independent amount of collateral specified in the Credit Support Annex. The EIB has the right of early termination if the rating drops below a certain level.

Collateralisation:

- Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds for unsecured exposure) are collateralised by cash and first-class bonds.
- Very complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. During the 2009 and 2010 years, the Group did not take possession or re-pledged to third parties any of these collaterals. The fair value of the securities accepted under these terms as at 31 December amounts to EUR 20 334 million (2009: EUR 8 557 million) with the following composition:

	Swap collateral (in EUR million)			
Moody's or equivalent rating	Bonds		Cash	**Total 2010**
	Government	Agency		
Aaa	5 417	58	0	**5 475**
Aa1 to Aa3	7 320	0	0	**7 320**
A1	1 142	0	0	**1 142**
Below A1	857	0	0	**857**
Non-Rated	0	0	5 540	**5 540**
Total 2010	**14 736**	**58**	**5 540**	**20 334**

Subject to approval by the EIB Board of Governors 190

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	**Total 2009**
	Government	Agency		
Aaa	2 219	0	0	**2 219**
Aa1 to Aa3	1 331	0	0	**1 331**
A1	0	0	0	**0**
Below A1	1 267	0	0	**1 267**
Non-Rated	0	0	3 740	**3 740**
Total 2009	**4 817**	**0**	**3 740**	**8 557**

S.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.
The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The EIB computes the Net Market Exposure, which is the larger of zero and the market value or "fair value" of the portfolio of transactions within the netting set with a counterparty, less the collaterals. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2010 the Net Market Exposure stood at EUR 721 million (EUR 600 million as of 31 December 2009)

In addition, the EIB computes the Potential Future Exposure (PFE), which is the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2010 the total Potential Future Exposure (PFE) stood at EUR 9 453 million (EUR 8 900 million as of 31 December 2009).

Limits:

The limit system for banks covers two types of exposure: Net Market Exposure and Potential Future Exposure.

The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collaterals received. It is limited by the Threshold applicable to the bank as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Bank receives collaterals posted by the counterparty.

The Potential Future Exposure limit determines the maximum Potential Future Exposure, measured as explained above and reduced by overcollateralization, accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	**2010**	2009	**2010**	2009	**2010**	2009
Aaa	**3.0%**	2.5%	**0**	10	**307**	161
Aa1 to Aa3	**59.7%**	60.7%	**715**	589	**6 543**	6 406
A1	**33.7%**	28.5%	**6**	1	**2 213**	1 843
A2 to A3	**3.1%**	7.8%	**0**	0	**375**	457
Below A3	**0.5%**	0.5%	**0**	0	**15**	33
Non-rated	**0.0%**	0%	**0**	0	**0**	0
Total	**100.0%**	**100.0%**	**721**	**600**	**9 453**	**8 900**

Subject to approval by the EIB Board of Governors

191

The table below shows the concentration on main derivative counterparts as at 31 December 2010 and 2009:

	2010	2009
Nominal Exposure (% of Group derivative portfolio)		
– Top 3	25.9%	28.3%
– Top 10	64.0%	67.3%
– Top 25	91.9%	93.9%
Net Market Exposure		
– Top 3	46.0%	50.6%
– Top 10	88.2%	91.5%
– Top 25	100.0%	100.0%
Potential Future Exposure		
– Top 3	28.9%	32.62%
– Top 10	62.0%	67.46%
– Top 25	90.2%	93.49%

The following table shows the maturities of currency swaps (excluding short term currency swaps), sub-divided according to their notional amount and fair value.

Currency swaps at 31 December 2010 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2010**
Notional amount	17 659	73 247	34 650	14 920	**140 476**
Fair value (i.e. net discounted value) (*)	731	1 811	2 128	1 633	**6 303**

Currency swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2009**
Notional amount	15 369	54 520	23 418	15 211	**108 518**
Fair value (i.e. net discounted value) (*)	- 1 344	- 2 158	- 765	467	**- 3 800**

(*) Including the fair value of macro-hedging currency swap which stood at EUR - 104 million as at 31 December 2010 (2009: EUR 35 million).

Subject to approval by the EIB Board of Governors 192

The following table shows the maturities of interest rate swaps (including the credit default swap), sub-divided according to their notional amount and fair value.

Interest rate swaps at 31 December 2010 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2010**
Notional amount	38 649	150 999	74 325	95 623	**359 596**
Fair value (i.e. net discounted value) (*)	1 187	4 622	2 889	2 288	**10 986**

Interest rate swaps at 31 December 2009 (in EUR million)	less than 1 year	1 year to 5 years	5 years to 10 years	more than 10 years	**Total 2009**
Notional amount	30 053	135 875	63 223	87 425	**316 576**
Fair value (i.e. net discounted value) (*)	764	4 862	2 006	1 914	**9 546**

(*) Including the fair value of macro-hedging interest rate swap which stood at EUR - 575 million as at 31 December 2010 (2009: EUR - 524 million).

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps:

	Option embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2010	**2009**	**2010**	**2009**	**2010**	**2009**
Number of transactions	**365**	395	**6**	6	**325**	363
Notional amount (in EUR million)	**12 793**	13 598	**843**	843	**21 627**	21 346
Net discounted value (in EUR million)	**391**	132	**26**	- 10	**717**	380

The 'fair value' of 'plain vanilla' swap transactions is their market value. For structured deals, the 'fair value' is computed using the income approach, using valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

As at 31 December 2010, notional amounts of EUR 283 million (2009: EUR 335 million) of futures contracts, with fair value of EUR nil (2009: EUR - 0.1 million) and a maturity less than 1 year are outstanding.

The Bank also entered in to one credit default swap contract for a nominal amount of EUR 193 million as at 31 December 2010 (2009: EUR 197 million) with a fair value of EUR 29.5 million (2009: EUR 1.6 million).

S.2.5.3. Credit risk on guarantees and securitisation (GS)

Credit risk arising from the Group's GS transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines. The Statute limits own-risk guarantees to approximately EUR 8.7 billion. The EUR 3.0 billion exposure at risk at the end of 2010 (2009: 3.2 billion) was well below the statutory limit of EUR 8.7 billion.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Subject to approval by the EIB Board of Governors 193

Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR ‘000 17 385 as at 31 December 2010 (2009: EUR ‘000 17 385). S.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to enssure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. The Bank’s liquidity risk framework was strengthened in 2010 in line with best banking practices. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. Subject to approval by the EIB Board of Governors 194

Liquidity risk management of the Fund

Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk.

S.3.2. Liquidity risk measurement

The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures.

Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket.

Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps.

Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2010)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	**Gross nominal outflow**	**Carrying amount**
Amounts owed to clients and credit institutions	8 244	60	0	0	0	**8 304**	**8 304**
Commercial paper	12 078	2 000	0	0	0	**14 078**	**14 066**
Debts evidenced by certificates – first call date scenario	14 470	50 026	194 749	181 643	0	**440 888**	**366 520**
Others (issued guarantees, share subscription commitments etc.)	0	408	0	0	3 941	**4 349**	**4 349**
Outflows for committed but un-disbursed loans, investment funds and loan substitutes	12 116	0	0	0	78 895	**91 011**	
TOTAL	**46 908**	**52 494**	**194 749**	**181 643**	**82 836**	**558 630**	

Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	maturity undefined	**Gross nominal outflow**	**Carrying amount**
Amounts owed to clients and credit institutions	6 684	160	0	0	0	**6 844**	**6 844**
Commercial paper	3 606	0	0	0	0	**3 606**	**3 606**
Debts evidenced by certificates – first call date scenario	14 431	42 890	170 851	166 768	0	**394 940**	**320 242**
Others (issued guarantees, share subscription commitments etc.)	0	389	0	0	4 746	**5 135**	**5 135**
Outflows for committed but un-disbursed loans, investment funds and loan substitutes	12 951	0	0	0	70 485	**83 436**	
TOTAL	**37 672**	**43 439**	**170 851**	**166 768**	**75 231**	**493 961**	

Subject to approval by the EIB Board of Governors 195

Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2010)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	Gross nominal inflow/ outflow
Net Settling Interest Rate Derivatives	481	4 112	5 687	1 687	**11 967**
Gross Settling Interest Rate Derivatives – Inflows	6 739	19 403	85 431	53 606	**165 179**
Gross Settling Interest Rate Derivatives – Outflows	- 5 359	- 17 134	- 81 719	- 50 404	**- 154 616**
Foreign Exchange Derivatives – Inflows	24 083	1 649	137	0	**25 869**
Foreign Exchange Derivatives – Outflows	- 24 088	- 1 681	- 141	0	**- 25 910**
TOTAL	**1 856**	**6 349**	**9 395**	**4 889**	**22 489**

Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2009)	not more than 3 months	3 months to 1 year	1 year to 5 years	more than 5 years	Gross nominal inflow/ outflow
Net Settling Interest Rate Derivatives	- 235	4 579	4 356	976	**9 676**
Gross Settling Interest Rate Derivatives – Inflows	9 080	13 661	64 212	42 653	**129 606**
Gross Settling Interest Rate Derivatives – Outflows	- 8 778	- 13 152	- 65 921	- 43 569	**- 131 420**
Foreign Exchange Derivatives – Inflows	11 588	99	118	0	**11 805**
Foreign Exchange Derivatives – Outflows	- 11 341	- 94	- 115	0	**- 11 550**
TOTAL	**314**	**5 093**	**2 650**	**60**	**8 117**

S.4. Market risk

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

S.4.1. Market risk management

Market risk for the Bank:

As is the case with the "four-eyes principle" applied in lending activities via the Bank's credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the "Financial Risk and ALM Policy Guidelines" (FRPG). The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process.

Market risk for the Fund:

The Fund's market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues.

S.4.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

Interest rate risk management of the Group:

In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to movements in the funding or lending spread of the Group.

Subject to approval by the EIB Board of Governors 196

The Group manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective)

Group's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing Group's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Risk Management Directorate quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2010, the VaR of the Group's own funds amounted to EUR 275 million (2009: EUR 188 million).

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. The evolution of the VaR of own funds reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the EIB's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2010, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 4.72 billion (2009: EUR 4.29 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered being synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they might be called before their final maturity.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2010 and 31 December 2009, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2010			**Pay currency**			
	CZK	**EUR**	**GBP**	**PLN**	**USD**	**Total**
EUR pay notional (EUR million) .	- 114	- 5 108	-18	- 23	- 5 616	- 10 879
Average maturity date.	14.12.2016	24.03.2025	06.01.2029	05.05.2026	28.02.2034	04.10.2029
Average expected maturity	15.03.2011	03.10.2019	19.02.2024	18.08.2020	06.12.2026	18.05.2023

31.12.2009			**Pay currency**			
	CZK	**EUR**	**GBP**	**PLN**	**USD**	**Total**
EUR pay notional (EUR million) . .	- 108	- 6 976	- 14	- 21	- 5 793	- 12 912
Average maturity date.	14.12.2016	16.01.2022	16.02.2020	05.05.2026	30.10.2032	05.11.2026
Average expected maturity	19.11.2012	13.03.2017	27.02.2017	11.09.2020	09.02.2025	18.09.2020

By risk factor involved:

31.12.2010		**Risk factor**		**Total**
	FX level	**IR curve level**	**IR curve shape**	
EUR pay notional (EUR million)	- 4 041	- 5 962	- 876	- 10 879
Average maturity date.	23.12.2033	29.03.2027	18.06.2027	04.10.2029
Average expected maturity	06.09.2029	07.11.2018	10.02.2025	18.05.2023

Subject to approval by the EIB Board of Governors 197

31.12.2009	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR pay notional (EUR million)	- 4 097	- 6 585	- 2 230	- 12 912
Average maturity date.	14.08.2033	07.12.2023	30.12.2022	05.11.2026
Average expected maturity	25.08.2027	09.07.2017	02.06.2017	18.09.2020

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that Group accepts within the approved limits.

With the positions in place as of 31 December 2010, the earnings would increase by EUR 49.0 million (2009: EUR 68.8 million) if interest rate increase by 100 basis points and decrease by EUR 60.9 million (2009: EUR 72.0 million) if interest rates decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ''ongoing'' assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

Subject to approval by the EIB Board of Governors 198

S.4.3. Foreign exchange risk (in EUR million)

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A FX hedging program was set up in 2004 in order to systematically protect the known future loan margins in USD and in GBP on a 3-year horizon.

S.4.3.1. Foreign exchange position

Currency (at 31 December 2010)	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2010
ASSETS						
Cash in hand, balances with central banks and post office banks.	254	0	0	0	0	**254**
Treasury bills and other bills eligible for refinancing with central banks.	5 457	0	0	0	0	**5 457**
Other loans and advances:						
• Current accounts	288	34	17	152	203	**491**
• Others	28 709	101	552	2 290	2 943	**31 652**
	28 997	135	569	2 442	3 146	**32 143**
Loans and advances to:						
• Credit institutions	80 334	14 408	24 364	6 117	44 889	**125 223**
• Customers	190 757	18 712	9 751	13 649	42 112	**232 869**
	271 091	33 120	34 115	19 766	87 001	**358 092**
Debt securities including fixed-income securities.	13 097	635	1 267	1 408	3 310	**16 407**
Shares and other variable-yield securities.	1 944	267	29	75	371	**2 315**
Derivative assets.	28 624	828	758	1 143	2 729	**31 353**
Other assets.	459	2	6	34	42	**501**
Total assets	**349 923**	**34 987**	**36 744**	**24 868**	**96 599**	**446 522**
LIABILITIES						
Amounts owed to credit institutions . .	5 682	0	28	93	121	**5 803**
Amounts owed to customers	2 452	0	32	17	49	**2 501**
Debts evidenced by certificates:						
• Debt securities in issue	156 462	53 106	101 313	45 689	200 108	**356 570**
• Others	10 493	503	3 803	9 217	13 523	**24 016**
	166 955	53 609	105 116	54 906	213 631	**380 586**
Derivative liabilities	131 366	- 18 629	- 68 480	- 30 159	- 117 268	**14 098**
Capital, reserves and profit	41 172	0	0	0	0	**41 172**
Other liabilities	2 346	5	8	3	16	**2 362**
Total liabilities	**349 973**	**34 985**	**36 704**	**24 860**	**96 549**	**446 522**
Net position	**- 50**	**2**	**40**	**8**	**50**	

Subject to approval by the EIB Board of Governors 199

Currency (at 31 December 2009)	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2009
ASSETS						
Cash in hand, balances with central banks and post office banks.	227	0	0	0	0	**227**
Treasury bills and other bills eligible for refinancing with central banks.	4 162	0	0	0	0	**4 162**
Other loans and advances:						
• Current accounts	260	22	9	77	108	**368**
• Others	13 402	224	3 869	1 741	5 834	**19 236**
	13 662	246	3 878	1 818	5 942	**19 604**
Loans and advances to:						
• Credit institutions	73 639	15 283	23 945	4 694	43 922	**117 561**
• Customers	166 860	15 799	9 244	11 097	36 140	**203 000**
	240 499	31 082	33 189	15 791	80 062	**320 561**
Debt securities including fixed-income securities.	14 871	928	1 233	1 269	3 430	**18 301**
Shares and other variable-yield securities.	1 680	244	30	64	338	**2 018**
Derivatives assets	20 868	0	0	0	0	**20 868**
Other assets.	106	76	270	114	460	**566**
Total assets	**296 075**	**32 576**	**38 600**	**19 056**	**90 232**	**386 307**
LIABILITIES						
Amounts owed to credit institutions . .	4 243	0	177	61	238	**4 481**
Amounts owed to customers	2 178	81	0	104	185	**2 363**
Debts evidenced by certificates:						
• Debt securities in issue	141 292	51 759	75 787	35 141	162 687	**303 979**
• Others	10 235	665	3 602	5 367	9 634	**19 869**
	151 527	52 424	79 389	40 508	172 321	**323 848**
Derivative liabilities	97 537	- 19 947	- 41 045	- 21 678	- 82 670	**14 867**
Capital, reserves and profit	38 469	10	23	43	76	**38 545**
Other liabilities	2 138	8	48	9	65	**2 203**
Total liabilities	**296 092**	**32 576**	**38 592**	**19 047**	**90 215**	**386 307**
Net position	**- 17**	**0**	**8**	**9**	**17**	

S.4.3.2. Foreign exchange risk management

In compliance with its statutes, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note T.4.2.1.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2010, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; equity-like investments in the Structured Finance Facility; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques. These value indications must be used in compliance with recommended best practices.

Subject to approval by the EIB Board of Governors 200

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2010 and 31 December 2009) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	Change in equity price 2010 %	Effect on Own Funds 2010 in EUR'000	Change in equity price 2009 %	Effect on Own Funds 2009 in EUR'000
Venture Capital Operations	- 10	-198 352 (1)	- 10	-184 253 (1)
EBRD shares	- 10	- 34 839	- 10	-15 750
Investment funds.	- 10	- 33 443	- 10	-22 154

(1) The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

S.5. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank's senior management and to the Management Committee.

Subject to approval by the EIB Board of Governors 201

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities.

31 December 2010	Note	Trading	Designa-ted at fair value through P/L	Held-to-maturity	Loans and receiv-ables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	**Total carrying amount**
Cash in hand, balances with central banks and post office banks	B.1	0	0	0	254	0	0	0	**254**
Treasury bills and debt securities portfolios	B.2	1 713	0	16 306	0	3 845	0	0	**21 864**
Loans and advances to credit institutions and to customers	C/D	0	87 743	0	302 491	0	0	0	**390 234**
Shares and other variable-yield securities	B.3	0	0	0	0	2 315	0	0	**2 315**
Derivative assets	R	31 353	0	0	0	0	0	0	**31 353**
Property, furniture and equipment	E.1	0	0	0	0	0	0	317	**317**
Investment property	E.2	0	0	0	0	0	0	3	**3**
Intangible assets	E.1	0	0	0	0	0	0	8	**8**
Other assets	G	0	0	0	0	0	0	84	**84**
Prepayments		0	0	0	0	0	0	34	**34**
		33 066	**87 743**	**16 306**	**302 745**	**6 160**	**0**	**446**	**446 466**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	8 304	0	**8 304**
Debts evidenced by certificates	I	0	345 066	0	0	0	35 520	0	**380 586**
Derivative liabilities	R	14 098	0	0	0	0	0	0	**14 098**
Other liabilities	G	0	0	0	0	0	0	767	**767**
Deferred income	F	0	0	0	0	0	0	171	**171**
Provisions	J	0	0	0	0	0	0	1 424	**1 424**
		14 098	**345 066**	**0**	**0**	**0**	**43 824**	**2 362**	**405 350**

Subject to approval by the EIB Board of Governors 202

31 December 2009	Note	Trading	Designa-ted at fair value through P/L	Held-to-maturity	Loans and receiv-ables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	**Total carrying amount**
Cash in hand, balances with central banks and post office banks	B.1	0	0	0	227	0	0	0	**227**
Treasury bills and debt securities portfolios	B.2	1 068	0	17 800	0	3 595	0	0	**22 463**
Loans and advances to credit institutions and to customers	C/D	0	69 214	0	270 951	0	0	0	**340 165**
Shares and other variable-yield securities	B.3	0	0	0	0	2 018	0	0	**2 018**
Derivative assets	R	20 868	0	0	0	0	0	0	**20 868**
Property, furniture and equipment	E.1	0	0	0	0	0	0	307	**307**
Investment property	E.2	0	0	0	0	0	0	3	**3**
Intangible assets	E.1	0	0	0	0	0	0	5	**5**
Other assets	G	0	0	0	0	0	0	107	**107**
Prepayments		0	0	0	0	0	0	35	**35**
		21 936	**69 214**	**17 800**	**271 178**	**5 613**	**0**	**457**	**386 198**
Amounts owed to credit institutions and to customers	H	0	0	0	0	0	6 844	0	**6 844**
Debts evidenced by certificates	I	0	301 642	0	0	0	22 206	0	**323 848**
Derivative liabilities	R	14 867	0	0	0	0	0	0	**14 867**
Other liabilities	G	0	0	0	0	0	0	713	**713**
Deferred income	F	0	0	0	0	0	0	177	**177**
Provisions	J	0	0	0	0	0	0	1 313	**1 313**
		14 867	**301 642**	**0**	**0**	**0**	**29 050**	**2 203**	**347 762**

Subject to approval by the EIB Board of Governors

203

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2010	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	0	0	0	254	0	0	0	**254**
Treasury bills and debt securities portfolios	1 713	0	15 634	0	3 845	0	0	**21 192**
Loans and advances to credit institutions and to customers	0	87 743	0	306 586	0	0	0	**394 329**
Shares and other variable-yield securities	0	0	0	0	2 315	0	0	**2 315**
Derivative assets	31 353	0	0	0	0	0	0	**31 353**
Property, furniture and equipment	0	0	0	0	0	0	317	**317**
Investment property	0	0	0	0	0	0	9	**9**
Intangible assets	0	0	0	0	0	0	8	**8**
Other assets	0	0	0	0	0	0	84	**84**
Prepayments	0	0	0	0	0	0	34	**34**
	33 066	**87 743**	**15 634**	**306 840**	**6 160**	**0**	**452**	**449 895**
Amounts owed to credit institutions and to customers	0	0	0	0	0	8 304	0	**8 304**
Debts evidenced by certificates	0	345 066	0	0	0	36 302	0	**381 368**
Derivatives liabilities	14 098	0	0	0	0	0	0	**14 098**
Other liabilities	0	0	0	0	0	0	767	**767**
Deferred income	0	0	0	0	0	0	171	**171**
Provisions	0	0	0	0	0	0	1 424	**1 424**
	14 098	**345 066**	**0**	**0**	**0**	**44 606**	**2 362**	**406 132**

Subject to approval by the EIB Board of Governors 204

31 December 2009	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	**Total fair value**
Cash in hand, balances with central banks and post office banks	0	0	0	227	0	0	0	**227**
Treasury bills and debt securities portfolios	1 068	0	17 387	0	3 595	0	0	**22 050**
Loans and advances to credit institutions and to customers	0	69 214	0	269 463	0	0	0	**338 677**
Shares and other variable-yield securities	0	0	0	0	2 018	0	0	**2 018**
Derivative assets	20 868	0	0	0	0	0	0	**20 868**
Property, furniture and equipment	0	0	0	0	0	0	307	**307**
Investment property	0	0	0	0	0	0	9	**9**
Intangible assets	0	0	0	0	0	0	5	**5**
Other assets	0	0	0	0	0	0	107	**107**
Prepayments	0	0	0	0	0	0	35	**35**
	21 936	**69 214**	**17 387**	**269 690**	**5 613**	**0**	**463**	**384 303**
Amounts owed to credit institutions and to customers	0	0	0	0	0	6 844	0	**6 844**
Debts evidenced by certificates	0	301 642	0	0	0	23 271	0	**324 913**
Derivatives liabilities	14 867	0	0	0	0	0	0	**14 867**
Other liabilities	0	0	0	0	0	0	713	**713**
Deferred income	0	0	0	0	0	0	177	**177**
Provisions	0	0	0	0	0	0	1 313	**1 313**
	14 867	**301 642**	**0**	**0**	**0**	**30 115**	**2 203**	**348 827**

Subject to approval by the EIB Board of Governors 205

The table below sets out the maximum exposure to credit risks of each of the Group's classes and categories of assets:

31 December 2010	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Non financial assets	**Total maximum exposure**
Cash in hand, balances with central banks and post office banks	0	0	0	254	0	0	**254**
Debt securities portfolios	1 713	0	16 306	0	3 845	0	**21 864**
Loans and advances to credit institutions and to customers (including undisbursed amounts)	0	91 912	0	388 873	0	0	**480 785**
Shares and other variable-yield securities	0	0	0	0	2 315	0	**2 315**
Derivative assets	31 353	0	0	0	0	0	**31 353**
Other assets	0	0	0	0	0	84	**84**
	33 066	**91 912**	**16 306**	**389 127**	**6 160**	**84**	**536 655**

31 December 2009	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Non financial assets	**Total maximum exposure**
Cash in hand, balances with central banks and post office banks	0	0	0	227	0	0	**227**
Debt securities portfolios	1 068	0	17 800	0	3 595	0	**22 463**
Loans and advances to credit institutions and to customers (including undisbursed amounts)	0	72 527	0	349 481	0	0	**422 008**
Shares and other variable-yield securities	0	0	0	0	2 018	0	**2 018**
Derivative assets	20 868	0	0	0	0	0	**20 868**
Other assets	0	0	0	0	0	107	**107**
	21 936	**72 527**	**17 800**	**349 708**	**5 613**	**107**	**467 691**

Subject to approval by the EIB Board of Governors 206

Note U – Segment reporting The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition for segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long term finance activity on at least a quarterly basis. The second EIB Group operating segment, the financial support of SME’s carried out by the European Investment Fund through venture capital investments and the provision of guarantees does not meet any of the quantitative thresholds for determining a reportable segment in 2010 or 2009. Information about reportable segment (in EUR million) Long term lending finance activity 2010 2009 External revenues Net interest income 2 660 2 239 Net income from shares 56 8 Net fee and commission income 160 148 Other operating income 0 7 Total segment revenue 2 876 2 402 Other material non-cash items Result on financial operations 200 - 4 065 Impairment losses on loans and shares - 30 - 167 170 - 4 232 Reportable segment profit/loss 2 645 - 2 268 Reportable segment assets 445 363 385 667 Reportable segment liabilities 404 804 347 285 Subject to approval by the EIB Board of Governors 207

Reconciliation of reportable segment revenues, profit and loss and assets and liabilities (in EUR million) 2010 2009 Revenues Total revenues for reportable segment 2 876 2 402 Other revenues 109 91 Consolidated revenue 2 985 2 493 Profit or loss Total profit or loss for reportable segment 2 645 - 2 268 Other profit or loss 0 - 13 Consolidated profit 2 645 - 2 281 Assets Total assets for reportable segment 445 363 385 667 Other assets 1 159 640 Consolidated total assets 446 522 386 307 Liabilities Total liabilities for reportable segment 404 804 347 285 Other liabilities 546 477 Consolidated total liabilities 405 350 347 762 Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR ’000) The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties. The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies. The assets pledged by the Group are strictly for the purpose of providing collateral to counterparties and at 31 December 2010 amount to EUR 2.3 million (2009: EUR 2.1 million) in relation to its activities on futures. The pledged assets will be returned to the Group when the underlying transaction is terminated but, in the event of the Group’s default, the counterparty is entitled to apply the collateral in order to settle the liability. Subject to approval by the EIB Board of Governors 208

As at 31 December 2010 and 2009, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2010		31.12.2009
Commitments				
- **EBRD capital** (Note B.3)				
• uncalled		**442 500**		**442 500**
- **Undisbursed loans** (Note D.1)				
• credit institutions	17 562 869		18 686 622	
• customers	72 988 160		63 156 626	
		90 551 029		**81 843 248**
- Undisbursed venture capital operations (Note B.3) ..		**1 706 189**		**1 392 559**
- Undisbursed investment funds		**459 914**		**511 895**
Contingent liabilities and guarantees				
- In respect of loans granted by third parties		**3 015 621**		**3 161 290**
- In respect of venture capital operations		**17 385**		**17 385**
Fiduciary operations(*)		**12 377 331**		**11 309 770**
Assets held on behalf of third parties(**)				
- SMEG 2007	80 964		93 703	
- GIF 2007	73 577		99 999	
- SME Guarantee Facility	59 550		61 992	
- European Technology Facility	9 896		6 573	
- MAP Equity	46 349		65 795	
- MAP guarantee	44 748		72 590	
- Guarantee Fund treasury management	1 347 331		1 240 505	
- Investment Facility – Cotonou	1 555 391		1 289 209	
- Special Section	1 221 391		1 416 067	
- RSFF	509 193		432 266	
- NIF	57 913		44	
- EU-Africa Infrastructure Trust Fund	259 728		144 151	
- HIPC	161 550		65 768	
- FEMIP Trust Fund	29 588		30 236	
- LGTT	152 348		105 198	
- FP7 Guarantee Fund treasury management	859 620		547 761	
- JASPERS	934		119	
- JESSICA (Contribution and Holding Fund)	1 382 955		16 805	
- LfA-EIF Facility	114		24	
- JEREMIE	928 876		763 175	
- TTP	1 809		2 010	
- GEEREF	1 633		57 999	
- GEEREF Technical Support Facility	3 750		2 390	
- EFSE	0		10 000	
- BWMi	517		102	
- EPMF	6 004		0	
- EPPA	1 003		0	
- GGF	5 000		0	
- GAGF	31 332		0	
		8 833 064		**6 524 481**

Subject to approval by the EIB Board of Governors 209

	31.12.2010	31.12.2009
Special deposits for service of borrowings (*)	**34 568**	**52 292**
Securities portfolio		
- Securities receivable	**0**	**100 000**
Interest-rate swap and deferred rate-setting contracts (Notes Q & S)	**359 402 781**	**316 379 917**
Currency swap contracts payable (Notes Q & S)	**161 700 288**	**125 166 944**
Currency swap contracts receivable (Notes Q & S)	**166 163 922**	**119 986 609**
Put option granted to EIF minority shareholders (Note A.4.21)	**407 645**	**388 842**
Borrowings launched but not yet settled	**44 044**	**360 631**
Swaps launched but not yet settled	**3 327**	**11 590**
Securities lent (Note B.2)	**655 982**	**471 430**
Future contracts (Notes Q & S)	**283 413**	**334 676**
FX Forwards (Notes Q & S)	**287 518**	**251 938**
Credit default swap	**192 883**	**196 796**

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

(**) **Fiduciary operations**

Pursuant to Article 28 of its Statutes, the EIF acquires, manages and disposes of investments in venture capital enterprises, in its own name but on behalf and at the risk of the European Union, according to Fiduciary and Management Agreements concluded with the European Union ("ETF Start-up Facility" and "High Growth and Innovative SME Facility (GIF), under two programs known as GIF1 and GIF2).
The EIF is also empowered to issue guarantees in its own name but on behalf and at the risk of the European Union.

(***) **Assets held for third parties**

Assets held for third parties, as set out below, represent trust accounts opened and maintained in the name of the Group entities but for the benefit of the Commission. Sums held in these accounts remain the property of the Commission so long as they are not disbursed for the purposes set out in relation to each project.

Under the Growth and Environment Pilot Project, the EIF provides a free guarantee to the financial intermediaries for loans extended to SME's with the purpose of financing environmentally friendly investments. The ultimate risk from the guarantee rests with the EIF and the guarantee fee is paid out of European Union budget funds.

Under the SME Guarantee Facility and the MAP Guarantee programme (followed by the CIP programme), the EIF is empowered to issue guarantees in its own name but on behalf of and at the risk of the Commission.

Under the ETF Start-Up Facility and the MAP Equity programme (followed by the CIP programme), the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the Commission.

The support currently provided by the Seed Capital Action is aimed at the long term recruitment of additional investment managers by the venture capital funds to increase the number of qualified personnel and to reinforce the capacity of the venture capital and incubator industries to cater for investments in seed capital.

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

The Commission entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

The FEMIP Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view to directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for The FEMIP Trust Fund.

The Risk-Sharing Finance Facility (the "RSFF") has been established within the framework of the Co-operation Agreement, entered into force on the 5 June 2007, between the European Commission on behalf of the European Union and the EIB. The EIB is setting up the RSFF, an instrument aimed at fostering investment for Europe in research, technological development and demonstration, as well as innovation, in particular in the private sector. The EIB prepares separate financial statements for the RSFF.

Subject to approval by the EIB Board of Governors 210

The Heavily Indebted Poor Countries (HIPC) Initiative (the “Initiative”) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund (IMF). The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable. The EIB prepares separate financial statements for the Initiative. The EU-Africa Infrastructure Trust Fund (the “Trust Fund”) has been created within the framework of the Trust Fund Agreement between The European Commission on behalf of the European Union as Founding Donor and the European Investment Bank as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the European Commission and the European Investment Bank signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EU-Africa Infrastructure Trust Fund. The Commission entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. The Neighbourhood Investment Facility (the “NIF”) Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument (ENPI) through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the Trust Fund. JASPERS (Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, European Commission (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development (EBRD). JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the European Commission and the Group, in collaboration with the Council of Europe Development Bank (CEB). Under new procedures, Member States are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JEREMIE (Joint European Resources for Micro to Medium Enterprises initiative) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. JASMINE (Joint Action to Support Micro-finance Institutions in Europe) is a pilot initiative by the European Commission and the EIB Group for the development of Microfinance Institutions and Microcredit. GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the European Commission. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The Loan Guarantee Instrument for Ten-T Projects (the “LGTT”) has been established within the framework of the Co-operation Agreement, entered into force on this 11 January 2008, between The European Commission on behalf of the European Union and the EIB Group. The Commission and the EIB have set up the LGTT which aims at facilitating a greater private sector involvement in the financing of trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The European Progress Microfinance Facility (EPMF) aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of micro-enterprises with a particular view to providing jobs for the unemployed or the disadvantaged. In 2010, the EIF signed the European Parliament Preparatory Action (EPPA) with DG REGIO, under which the EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. Green for Growth (GGF) was set up in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Under the Greater Anatolia Guarantee Facility (GAGF) signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. LfA-EIF Facility, signed in 2009 is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Under the Technology Transfer Pilot Project (TTP), financed by the European Commission and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF manages on behalf of the German Federal Ministry of Economics and Technology (Bundesministerium fur Wirtschaft und Technologie; BWMi) and the European Recovery Programme (ERP). The Special Section (Note Y) was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. Subject to approval by the EIB Board of Governors 211

Note W – Capital and Reserves

W.1. Share capital and share premium

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital.

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 10 and 12 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure. Voting powers in the Bank's Management Committee are not based on the Bank's capital criterion.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force.

W.2. Subscribed capital and reserves, called but not paid

On 1 January 2007, the subscribed capital increased from EUR 163 653 737 000 to EUR 164 808 169 000, by virtue of the contributions of two new Member States that joined on 1 January 2007: Bulgaria and Romania. As a consequence of this capital increase, the two new Member States had to contribute to their share of Paid-in capital (EUR 57.7 million), and also their share of the Reserves and General Provisions (EUR 172.9 million) for the amounts outstanding as of 31 December 2006. The total amount to be paid has been equally spread over 8 instalments: 31 May 2007, 31 May 2008, 31 May 2009, 30 November 2009, 31 May 2010, 30 November 2010, 31 May 2011 and 30 November 2011. The instalments up to and including 30 November 2010 have been entirely settled.

The related net receivable from the Member States is shown in the consolidated balance sheet as follows under the caption "*Subscribed capital and reserves, called but not paid*":

in EUR ´000	31.12.2010	31.12.2009
Subscribed capital called but not paid (nominal value)	14 430	28 861
Net present value adjustment	- 432	- 1 938
Subscribed capital called but not paid (carrying value)	**13 998**	**26 923**
Reserve called but not paid (nominal value)	43 233	86 466
Net present value adjustment	- 1 286	- 5 752
Reserve called but not paid (carrying value)	**41 947**	**80 714**
	55 945	**107 637**

W.3. Capital management

Even though the Group is not subject to formal supervision, it has generally voluntarily submitted to major EU banking regulations and adopted market "best practice". In particular, this applies to the new banking regulation ("Basel II"), issued in 2004 by the Basel Committee on Banking Supervision, approved by the EU and the Member States in 2006, and applied in Internal Rating Based EU financial institutions since 1 January 2008 (2006/48/EC as of 14 June 2006).

The implementation of the "Advanced Internal Ratings Based Approach (Advanced IRB)" for credit risk and Advanced Measurement Approach (AMA) for operational risk has been done under the technical assistance of the Commission de Surveillance du Secteur Financier (CSSF).

In addition to the monitoring of Basel II minimum capital requirements, stress tests assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group.

As at 31 December 2010, the Group's capital adequacy ratio stood at 27.2% (30.1% at the end of 2009), compared to the Basel II minimum capital adequacy level of 8%.

Subject to approval by the EIB Board of Governors 212

Note X – Conversion rates The following conversion rates were used for establishing the balance sheet at 31 December 2010 and 31 December 2009: 31.12.2010 31.12.2009 NON-EURO CURRENCIES OF EU MEMBER STATES Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 25.061 26.473 Danish kroner (DKK) 7.4535 7.4418 Hungarian forint (HUF) 277.95 270.42 Polish zloty (PLN) 3.9750 4.1045 Pound sterling (GBP) 0.8608 0.8881 Romanian lei (RON) 4.2620 4.2363 Swedish kronor (SEK) 8.9655 10.252 NON-EU CURRENCIES Australian dollar (AUD) 1.3136 1.6008 Canadian dollar (CAD) 1.3322 1.5128 Hong Kong dollar (HKD) 10.3856 11.1709 Japanese yen (JPY) 108.65 133.16 Kenyan shilling (KES) 107.77 108.43 Moroccan dirham (MAD) 11.1523 11.2900 Mexican peso (MXN) 16.5475 18.9223 New Zealand dollar (NZD) 1.750 1.980 Norwegian krone (NOK) 7.800 8.300 Russian ruble (RUB) 40.820 43.154 South African rand (ZAR) 8.8625 10.6660 Swiss franc (CHF) 1.2504 1.4836 Turkish lira (TRY) 2.0694 2.1547 United States dollar (USD) 1.3362 1.4406 Subject to approval by the EIB Board of Governors 213

Note Y – Statement of Special Section [1]

as at 31 December 2010 and 2009 (in EUR '000)

AMOUNTS DISBURSED AND TO BE DISBURSED	31.12.2010	31.12.2009
Turkey		
From resources of Member States		
Disbursed loans outstanding	**8 990**	**10 076**
Total [2]	**8 990**	**10 076**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	117 069	127 673
Risk capital operations		
- amounts to be disbursed	186 843	212 218
- amounts disbursed	173 526	195 709
	360 369	**407 927**
Total [3]	**477 438**	**535 600**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	12 830	14 686
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [4]	**13 249**	**15 105**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	23 966	39 099
- amounts disbursed	695 415	813 171
	719 381	**852 270**
Operations from other resources		
- amounts disbursed	2 333	3 016
	2 333	**3 016**
Total [5]	**721 714**	**855 286**
TOTAL	**1 221 391**	**1 416 067**

Subject to approval by the EIB Board of Governors 214

FUNDS RECEIVED AND TO BE RECEIVED	31.12.2010	31.12.2009
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	290 595	323 383
- Yaoundé Conventions	13 249	15 105
- Lomé Conventions	695 415	813 171
- Other resources under the Lomé Conventions	2 333	3 016
	1 001 592	1 154 675
Under mandate from Member States	8 990	10 076
Total	**1 010 582**	**1 164 751**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	186 843	212 218
On operations from risk capital resources under the Lomé Conventions	23 966	39 098
Total	**210 809**	**251 316**
TOTAL	**1 221 391**	**1 416 067**

For information:
Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:
a) Under the First, Second and Third Lomé Conventions: at 31 December 2010: EUR '000 596 926 (at 31 December 2009: EUR '000 648 409)
b) Under Financial Protocols signed with the Mediterranean Countries: at 31 December 2010: EUR '000 97 371 (at 31 December 2009: EUR '000 103 000)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 134
less:	cancellations	215	
	repayments	416 828	
			- 417 043
			8 990

Subject to approval by the EIB Board of Governors

215

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			945 957
less:	exchange adjustments	45 803	
	cancellations	95 720	
	repayments	326 996	
			- 468 519
			477 438

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 839	
			11 017
less:	cancellations	1 758	
	repayments	137 996	
			- 139 754
			13 249

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interests		9 548
less:	cancellations	670 064	
	repayments	1 800 037	
	exchange adjustments	57 165	
			- 2 527 266
			719 381
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		68
less:	cancellations	8 264	
	repayments	5 971	
			- 14 235
			2 333
			721 714

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2010.

Subject to approval by the EIB Board of Governors 216

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE RÉVISEUR D’ENTREPRISES AGRÉÉ We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2010 and the consolidated statements of income and comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2010, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 10 March 2011 KPMG Audit S.à r.l. Cabinet de révision agréé E. Dollé

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the International Financial Reporting Standards as adopted by the EU (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having - designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, - noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2010 is unqualified, - convened on a regular basis with the Heads of Directorates and relevant services, met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, - received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering - the consolidated financial statements for the financial year ending on 31 December 2010 as drawn up by the Board of Directors at its meeting on 10 March 2011, - that the foregoing provides a reasonable basis for its statement and, - Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statements of income and comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2010 in respect of its assets and liabilities, and of its consolidated financial performance and its consolidated cash flows for the year then ended, in accordance with IFRS. Luxembourg, 10 March 2011 The Audit Committee G. SMYTH E. MATHAY J. RODRIGUES DE JESUS D. NOUY J. GALEA M. ÜÜRIKE